Exhibit 1

RESCUE

Left to right:
Herb Smith, founder of Dreamtime Tuka and Westpac customer;
Westpac Rescue Helicopter; and
Kate Holloway, Westpac employee.

2016
Pillar 3 Report

Incorporating the requirements of APS330

WESTPAC BANKING CORPORATION
ABN 33 007 457 141

200 | Westpac GROUP

200 years proudly supporting Australia

Pillar 3 report Table of contents

Structure of Pillar 3 report

Executive summary	3
Introduction	6
Risk appetite and risk types	7
Controlling and managing risk	8
Group structure	13
Capital overview	15
Leverage ratio disclosure	19
Credit risk management	21
Credit risk exposures	29
Credit risk mitigation	54
Counterparty credit risk	57
Securitisation	60
Market risk	71
Liquidity risk management	75
Liquidity coverage ratio disclosure	76
Operational risk	77
Equity risk	79
Interest Rate Risk in the Banking Book	81
Remuneration disclosures	83
Appendices
Appendix I – Regulatory capital reconciliation	89
Appendix II – Entities included in regulatory consolidation	95
Appendix III – Level 3 entities’ asset and liabilities	98
Appendix IV – Regulatory expected loss	100
Appendix V – APS330 quantitative requirements	101
Glossary	104
Disclosure regarding forward-looking statements	109

In this report references to ‘Westpac’, ‘Westpac Group’, ‘the Group’, ‘we’, ‘us’ and ‘our’ are to Westpac Banking Corporation and its controlled entities (unless the context indicates otherwise).

In this report, unless otherwise stated or the context otherwise requires, references to ‘$’, ‘AUD’ or ‘A$’ are to Australian dollars.

Any discrepancies between totals and sums of components in tables contained in this report are due to rounding.

In this report, unless otherwise stated, disclosures reflect the Australian Prudential Regulation Authority’s (APRA) implementation of Basel III.

Information contained in or accessible through the websites mentioned in this report does not form part of this report unless we specifically state that it is incorporated by reference and forms part of this report.  All references in this report to websites are inactive textual references and are for information only.

2 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Executive summary

	30 September 2016	31 March 2016	30 September 2015
The Westpac Group at Level 2
Common equity Tier 1 (CET1) capital after deductions $m	38,875	38,041	34,069
Risk weighted assets (RWA) $m	410,053	363,248	358,580
Common equity Tier 1 capital ratio %	9.5	10.5	9.5
Additional Tier 1 capital %	1.7	1.6	1.9
Tier 1 capital ratio %	11.2	12.1	11.4
Tier 2 capital %	1.9	1.9	1.9
Total regulatory capital ratio %	13.1	14.0	13.3
APRA leverage ratio %	5.2	5.0	4.8

Following APRA’s announcement that mortgage RWA methodology would change in 2016, WBC raised $3.5 billion of capital in First Half 2016. This saw the CET1 capital ratio increase from 9.5% to 10.5% at 31 March 2016. Following APRA’s revision to mortgage RWA calculations on 1 July 2016, the CET1 capital ratio reduced 110 basis points. This change combined with other movements saw the CET1 capital ratio reduce by 99 basis points to 9.5% in Second Half 2016.

Organic capital generation of 15 basis points included:

•      Second Half 2016 cash earnings of $3.9 billion (96 basis point increase);

•      The 2016 interim dividend payment net of shares issued to satisfy the DRP (69 basis point decrease);

•      An increase in RWA (excluding foreign currency translation impacts, RWA efficiency initiatives and regulatory modelling changes) (6 basis point decrease); and

•      Other movements reduced the CET1 capital ratio by 6 basis points and included higher capitalised expenditure (3 basis points decrease), higher capitalised software (2 basis points decrease), increased capital retained in non-consolidated subsidiaries (5 basis points decrease) and other movements (4 basis points increase).

Other items impacted the CET1 capital ratio by 4 basis points including:

•      RWA efficiency  initiatives decreased RWA by $5.7 billion (14 basis points increase) (discussed further below);

•      Regulatory modelling changes increased RWA by $4.6 billion (12 basis points decrease), including a new requirement to hold capital for credit spread risk for liquid assets in the banking book which came into effect on 1 July 2016 (9 basis points decrease), and other minor changes to credit RWA (3 basis points decrease); and

•      The impact of foreign currency translation, mostly related to NZ$ lending, increased credit RWA by $2.3 billion (6 basis points decrease).

Westpac Group September 2016 Pillar 3 report | 3

Pillar 3 report Executive summary

Risk weighted assets
$m	30 September 2016	31 March 2016	30 September 2015
Credit risk	358,812	313,048	310,342
Market risk	7,861	9,024	10,074
Operational risk	33,363	32,329	31,010
Interest rate risk in the banking book	5,373	4,678	2,951
Other	4,644	4,169	4,203
Total	410,053	363,248	358,580

Second Half 2016 – First Half 2016

Movements in RWA for the Second Half 2016 were as follows:

•     Credit risk RWA increased $45.8 billion or 14.6% which included:

-       APRA’s revision to the calculation of RWA for Australian residential mortgages, which came into effect on 1 July 2016 ($43 billion increase);

-       Growth in the portfolio added $7.0 billion to credit RWA;

-        RWA efficiency initiatives decreased RWA by $5.7 billion and included:

o     Management of unutilised limits and derivative exposures ($3.0 billion decrease); and

o     Data improvements and refinements to parameters for certain derivative, corporate and mortgage exposures ($2.7 billion decrease).

-       Foreign currency translation impacts, mostly related to NZ$ lending, increased RWA by $2.3 billion;

-       Improved credit quality decreased RWA by $1.2 billion;

-       RWA measurement changes increased RWA by $1.0 billion and included:

o     Reclassification of exposures to the small business and business lending categories ($0.6 billion increase); and

o     Updates to Loss Given Default (LGD) parameters for corporate exposures  ($0.4 billion increase); and

-       Reduction in mark-to-market related credit risk of $0.6 billion.

•       Non-credit RWA increased $1.0 billion primarily due to:

-        Interest rate risk in the banking book (IRRBB) RWA increased $0.7 billion. The requirement to hold capital for credit spread risk for liquid assets in the banking book, which came into effect on 1 July 2016, increased RWA by $3.6 billion. This was partially offset by a higher embedded gain in the portfolio from falling market interest rates over the period and lower RWA for repricing and yield curve risk ($2.9 billion decrease);

-       Market risk RWA decreased $1.2 billion mainly from a reduction in the level of interest rate risk exposure in the trading book;

-      Operational risk RWA increased $1.0 billion; and

-      Other increased $0.5 billion.

Exposure at Default

Over the half, exposure at default (EAD) increased $18.1 billion (up 1.9%), mainly reflecting growth in residential mortgage exposures of $20.4 billion.

Leverage Ratio

The leverage ratio represents the amount of Tier 1 capital relative to exposure. At 30 September 2016, Westpac’s leverage ratio1 was 5.2%, up 19 basis points since 31 March 2016. The increase is primarily due to higher retained earnings and a net increase in Additional Tier 1 capital, partly offset by growth in exposures.

APRA has yet to prescribe any minimum leverage ratio requirements.

[1]  Refer to Glossary. The leverage ratio is based on the same definition of Tier 1 capital as used by APRA capital requirements and is not comparable to the Basel Committee for Banking Supervision leverage ratio calculation.

4 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Executive summary

Liquidity Coverage Ratio (LCR)

The LCR requires banks to hold sufficient high-quality liquid assets, as defined, to withstand 30 days under a regulator-defined acute stress scenario.

Westpac maintains a buffer over the regulatory minimum of 100%. The Group’s LCR as at 30 September 2016, including the committed liquidity facility of $58.6 billion, was 134% (30 September 2015: 121%) and the average LCR for the quarter ending 30 September 2016 was 129%1.

[1] Calculated as a simple average of the LCR liquid assets and cash flows for 31 July 2016, 31 August 2016 and 30 September 2016.

Westpac Group September 2016 Pillar 3 report | 5

Pillar 3 report Introduction

Westpac Banking Corporation is an Authorised Deposit-taking Institution (ADI) subject to regulation by APRA. APRA has accredited Westpac to apply advanced models permitted by the Basel III global capital adequacy regime to the measurement of its regulatory capital requirements. Westpac uses the Advanced Internal Ratings-Based approach (Advanced IRB) for credit risk and the Advanced Measurement Approach (AMA) for operational risk.

In accordance with APS330 Public Disclosure, financial institutions that have received this accreditation, such as Westpac, are required to disclose prudential information about their risk management practices on a semi-annual basis. A subset of this information must be disclosed quarterly.

This report describes Westpac’s risk management practices and presents the prudential assessment of Westpac’s  capital adequacy as at 30 September 2016.

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

•      Capital instruments under Attachment B of APS330; and

•      The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

Capital instruments disclosures are updated when:

•      A new capital instrument is issued that will form part of regulatory capital; or

•      A capital instrument is redeemed, converted into CET1, written off, or its terms and conditions are changed.

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

6 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Risk appetite and risk types

Westpac’s vision is to be one of the world’s great service companies, helping our customers, communities and people to prosper and grow.

Westpac’s appetite for risk is informed by our planned business strategy, regulatory rules and ratios, and the potential for adverse outcomes to result in material impacts on our customers, our staff, our reputation, our regulatory relationships and our financial position.

Westpac distinguishes between different types of risk and takes an integrated approach toward identifying, assessing and managing all material risks including through the annual review of the Westpac Group Risk Management Strategy and the establishment of additional controls through supporting frameworks and policies.

Overview of key risk types

•      credit risk - the risk of financial loss where a customer or counterparty fails to meet their financial obligations to Westpac;

•      liquidity risk - the risk that the Group will be unable to fund assets and meet obligations as they become due;

•      market risk - the risk of an adverse impact on earnings resulting from changes in market factors, such as foreign exchange rates, interest rates, commodity prices and equity prices. This includes interest rate risk in the banking book - the risk to interest income from a mismatch between the duration of assets and liabilities that arises in the normal course of business activities;

•      operational risk - the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition is aligned to the regulatory (Basel II) definition, including legal and regulatory risk but excluding strategic and reputation risk;

•      conduct risk - the risk that our provision of services and products results in unsuitable or unfair outcomes for our stakeholders or undermines market integrity;

•      compliance risk - the risk of legal or regulatory sanction, financial or reputational loss, arising from our failure to abide by the compliance obligations required of us;

•      business risk - the risk associated with the vulnerability of a line of business to changes in the business environment;

•      sustainability risk - the risk of reputational or financial loss due to failure to recognise or address material existing or emerging sustainability related environmental, social or governance issues;

•      equity risk - the potential for financial loss arising from movements in equity values. Equity risk may be direct, indirect or contingent;

•      insurance risk - the risk of mis-estimation of the expected cost of insured events, volatility in the number or severity of insured events, and mis-estimation of the cost of incurred claims;

•      related entity (contagion) risk - the risk that problems arising in other Westpac Group members compromise the financial and operational position of the authorised deposit-taking institution in the Westpac Group; and

•      reputation risk - the risk of the loss of reputation, stakeholder confidence, or public trust and standing.

Westpac Group September 2016 Pillar 3 report | 7

Pillar 3 report Controlling and managing risk

We adopt a Three Lines of Defence approach to risk management which reflects our culture of ‘risk is everyone’s business’ in which all employees are responsible for identifying and managing risk and operating within the Group’s desired risk profile. Effective risk management enables us to:

●     accurately measure our risk profile and balance risk and reward within our risk appetite, optimising financial growth opportunities and mitigating potential loss or damage;

●     protect Westpac’s depositors, policyholders and investors by maintaining a strong balance sheet;

●     embed adequate controls to guard against excessive risk or undue risk concentration; and

●     meet our regulatory and compliance obligations.

The Board is responsible for approving the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement and monitoring the effectiveness of risk management by the Westpac Group, including satisfying itself through appropriate reporting and oversight that appropriate internal control mechanisms are in place and are being implemented in accordance with regulatory requirements.

The Board has delegated to the Board Risk & Compliance Committee responsibility to review and recommend the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement to the Board for approval; set risk appetite consistent with the Group Risk Appetite Statement; approve frameworks; policies and processes for managing risk (consistent with the Westpac Group Risk Management Strategy and Westpac Group Risk Appetite Statement); and review and, where appropriate, approve risks beyond the approval discretion provided to management.

Risk management governance structure

Board	● approves our overall Westpac Group Risk Management Strategy and the Westpac Group Risk Appetite Statement.
Board Risk & Compliance Committee (BRCC)

●     review and recommend the Risk Management Strategy and Group Risk Appetite Statement to the Board for approval;

●     sets risk appetite consistent with the Westpac Group Risk Appetite Statement;

●     approves the frameworks, policies and processes for managing risk;

●     reviews and approves the limits and conditions that apply to credit risk approval authority delegated to the CEO, CFO and CRO and any other officers of the Westpac Group to whom the Board has delegated credit approval authority;

●     monitors the alignment of the Westpac Group’s risk profile and controls with risk appetite, and oversees the identification, management and reporting of risks inherent in the Westpac Group’s operations;

●      monitors changes anticipated for the economic and business environment and other factors relevant to our risk profile and risk appetite; and

●     may approve risks beyond the approval discretion provided to management.

From the perspective of specific types of risk, the Board Risk & Compliance  Committee’s role includes:

●     credit risk – approving key policies and limits supporting the Credit Risk Management Framework, and monitoring the risk profile, performance and management of our credit portfolio;

●     liquidity risk – approving key policies and limits supporting the Liquidity Risk Management Framework, including our annual funding strategy, recovery and resolution plans and monitoring the liquidity position and requirements;

●     market risk – approving key policies and limits supporting the Market Risk Management Framework, including, but not limited to, the Value at Risk and Net Interest Income at Risk limits, and monitoring the market risk profile;

●     operational risk – approving key policies supporting the Operational Risk Management Framework and monitoring the performance of operational risk management and controls;

8 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

●     conduct risk – reviewing and approving the Group’s approach to the management and monitoring of conduct risk and controls;

●     reputation risk – reviewing and approving the Reputation Risk Management Framework and reviewing the monitoring of the performance of reputation risk management and controls; and

●     compliance risk – reviewing and approving the Compliance Risk Management Framework and reviewing compliance risk processes and our compliance with applicable laws, regulations and regulatory requirements, discussing with management and the external auditor any material correspondence with regulators or government agencies and any published reports that raise material issues, and reviewing policies and procedures relating to complaints and whistleblower concerns.

The Board Risk & Compliance Committee also:

●     approves the Internal Capital Adequacy Assessment Process and in doing so reviews the outcomes of enterprise wide stress testing, sets the preferred capital ranges for regulatory capital and reviews and monitors capital levels for consistency with the Westpac Group’s risk appetite;

●     provides relevant periodic assurances to the Board Audit Committee;

●     refers to other Board Committees any matters that come to the attention of the Board Risk & Compliance Committee that are relevant for those respective Board Committees; and

●     in its capacity as the Westpac Group’s US Risk Committee, oversees the key risks, risk management framework and policies of Westpac Group’s US operations.

Board Committees with a Risk Focus

Board Audit Committee  (BAC)

●     oversees the integrity of financial statements and financial reporting systems, and matters relating to taxation risks.

Board Remuneration Committee (BRC)

●     oversees remuneration policies and practices of the Westpac Group.

Board Technology Committee

●     oversees the implementation of the Westpac Group’s technology strategy, including updates on major programs.

Executive Team

Westpac Executive Team (ET)

●     executes the Board-approved strategy;

●     delivers the Group’s various strategic and performance goals within the approved risk appetite; and

●     monitors key risks within each business unit, and the Group’s reputation.

Executive risk committees

Westpac Group Executive Risk Committee (RISKCO)

●     leads the management and oversight of material risks across the Westpac Group within the context of the risk appetite determined by the BRCC;

●     oversees the embedding of the Westpac Group Risk Management Strategy in the Group’s approach to risk governance;

●     oversees risk-related management frameworks and key supporting policies;

●     oversees the Group’s material risks;

●     oversees reputation risk and sustainability risk management frameworks and key supporting policies; and

●     identifies emerging risks and allocates responsibility for assessing impacts and implementing appropriate actions to address these.

Westpac Group September 2016 Pillar 3 report | 9

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Westpac Group Asset & Liability Committee (ALCO)

●     leads the optimisation of funding and liquidity risk-reward across the Group;

●     reviews the level and quality of capital to ensure that it is commensurate with the Group’s risk profile, business strategy and risk appetite;

●     oversees the Liquidity Risk Management Framework and key policies;

●     oversees the funding and liquidity risk profile and balance sheet risk profile; and

●     identifies emerging funding and liquidity risks and appropriate actions to address these.

Westpac Group Credit Risk Committee (CREDCO)

●     leads the optimisation of credit risk-reward across the Group;

●     reviews and oversees the Credit risk-related Risk Management Frameworks and key supporting policies;

●     oversees Westpac’s credit risk profile;

●     identifies emerging credit risks, allocates responsibility for assessing impacts, and responds as appropriate; and

●     facilitates continuous improvement in credit risk management by providing a forum for testing risk tolerances and debating alternate approaches.

Westpac Operational Risk Committee (OPCO)

●     leads the optimisation of operational risk-reward across the Group;

●     reviews and oversees the Operational Risk Management Frameworks and key supporting policies;

●     oversees Westpac’s operational risk profile; and

●     identifies emerging operational risks, and appropriate actions to address these.

Westpac Group Remuneration Oversight Committee (ROC)

●     provides assurance to the Chief Executive Officer (CEO) and the Board Remuneration Committee (BRC) that remuneration arrangements across Westpac Group are considered from a Human Resources, Risk and Finance perspective in line with regulatory and legislative requirements;

●     reviews and makes recommendations to the CEO for recommendation to the BRC on the Westpac Group Remuneration Policy and provides assurance that Westpac operates appropriate remuneration arrangements that fairly and responsibly reward individuals having regard to customer interests, long term financial soundness and prudent risk management;

●     reviews and monitors remuneration outcomes (other than for Group Executives) for Responsible Persons (as defined in the Group Fit and Proper Policy), risk and financial control employees, and all other employees for whom a significant portion of total remuneration is based on performance and whose activities, either individually or collectively, may impact the financial soundness of Westpac;

●     reviews and makes recommendations to the CEO for recommendation to the BRC on the criteria and rationale for determining the total quantum of the Group variable reward pool; and

●     reviews and monitors risk adjustments to remuneration across the Group, including the consideration of malus.

10 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Controlling and managing risk

Risk management governance structure (continued)

Risk and Compliance functions

Risk Function

●     develops Group-wide risk management frameworks for approval by the BRCC;

●     directs the review and development of key policies supporting the risk management frameworks;

●     develops division-specific policies, risk appetite statements, controls, procedures, and monitoring and reporting capability that align to the frameworks approved by the BRCC;

●     establishes risk concentration limits and monitors risk concentrations; and

●     monitors emerging risk issues.

Compliance Function

●     develops the Group-level compliance framework for approval by the BRCC;

●     directs the review and development of compliance policies, compliance plans, controls and procedures;

●     monitors compliance and regulatory obligations and emerging regulatory developments; and

●     reports on compliance standards.

Independent internal review	Group Audit ● reviews the adequacy and effectiveness of management controls over risk.
Divisional business units

Business Units

●     responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies; and

●     establish and maintain appropriate risk management and compliance controls, resources and self-assurance processes.

Westpac Group September 2016 Pillar 3 report | 11

Pillar 3 report Controlling and managing risk

Roles and responsibilities

Our approach to risk management is that ‘risk is everyone’s business’ and that responsibility and accountability for risk begins with the business units that originate the risk.

The 1st Line of Defence – Risk identification, risk management and self-assurance

Divisional business units are responsible for identifying, evaluating and managing the risks that they originate within approved risk appetite and policies. They are required to establish and maintain appropriate risk management controls, resources and self-assurance processes.

The 2nd Line of Defence – Establishment of risk management frameworks and policies and risk management oversight

Our 2nd Line of Defence is a separate risk and compliance advisory, control, assurance and monitoring function which establishes frameworks, policies, limits and processes for the management, monitoring and reporting of risk. The 2nd Line of Defence may approve risks outside the authorities granted to the 1st Line, and evaluates and opines on the adequacy and effectiveness of 1st Line controls and application of frameworks and policies and, where necessary, requires improvement and monitors the 1st Line’s progress toward remediation of identified deficiencies.

The 3rd Line of Defence – Independent internal review

Group Audit is an independent assurance function that evaluates and opines on the adequacy and effectiveness of both 1st and 2nd Line risk management approaches and tracks remediation progress, with the aim of providing the Board, and senior executives, with comfort that the Group’s governance, risk management and internal controls are operating effectively.

Our overall risk management approach is summarised in the following diagram:

12 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Group Structure

Westpac seeks to ensure that it is adequately capitalised at all times. APRA applies a tiered approach to measuring Westpac’s capital adequacy1 by assessing financial strength at three levels:

●                  Level 1, comprising Westpac Banking Corporation and its subsidiary entities that have been approved by APRA as being part of a single ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy;

●                  Level 2, the consolidation of Westpac Banking Corporation and all its subsidiary entities except those entities specifically excluded by APRA regulations. The head of the Level 2 group is Westpac Banking Corporation; and

●                  Level 3, the consolidation of Westpac Banking Corporation and all its subsidiary entities.

Unless otherwise specified, all quantitative disclosures in this report refer to the prudential assessment of Westpac’s financial strength on a Level 2 basis2.

The Westpac Group

The following diagram shows the Level 3 conglomerate group and illustrates the different tiers of regulatory consolidation.

Accounting consolidation3

The consolidated financial statements incorporate the assets and liabilities of all subsidiaries (including structured entities) controlled by Westpac. Westpac and its subsidiaries are referred to collectively as the ‘Group’. The effects of all transactions between entities in the Group are eliminated. Control exists when the parent entity is exposed to, or has rights to, variable returns from its involvement with an entity, and has the ability to affect those returns through its power over that entity. Subsidiaries are fully consolidated from the date on which control commences and they are no longer consolidated from the date that control ceases.

Group entities excluded from the regulatory consolidation at Level 2

Regulatory consolidation at Level 2 covers the global operations of Westpac and its subsidiary entities, including other controlled banking, securities and financial entities, except for those entities involved in the following business activities:

●      insurance;

●      acting as manager, responsible entity, approved trustee, trustee or similar role in relation to funds management;

●      non-financial (commercial) operations; or

●      special purpose entities to which assets have been transferred in accordance with the requirements of APS120 Securitisation.

Retained earnings and equity investments in subsidiary entities excluded from the consolidation at Level 2 are deducted from capital, with the exception of securitisation special purpose entities.

1      APS110 Capital Adequacy outlines the overall framework adopted by APRA for the purpose of assessing the capital adequacy of an ADI.

[2]      Impaired assets and provisions held in Level 3 entities are excluded from the tables in this report.

[3]      Refer to Note 1 of Westpac’s 2016 Annual Financial Report for further details.

Westpac Group September 2016 Pillar 3 report | 13

Pillar 3 report Group structure

Westpac New Zealand Limited

Westpac New Zealand Limited (WNZL), a wholly owned subsidiary entity, is a registered bank incorporated in New Zealand and regulated by the Reserve Bank of New Zealand1. WNZL uses the Advanced IRB approach for credit risk and the AMA for operational risk. For the purposes of determining Westpac’s capital adequacy, Westpac New Zealand Limited is consolidated at Level 2.

Restrictions and major impediments on the transfer of funds or regulatory capital within the Group

Minimum capital (‘thin capitalisation’) rules

Tax legislation in most jurisdictions in which the Group operates prescribes minimum levels of capital that must be retained in that jurisdiction to avoid a portion of the interest costs incurred in the jurisdiction ceasing to be tax deductible. Capital for these purposes includes both contributed capital and non-distributed retained earnings. Westpac seeks to maintain sufficient capital/retained earnings to comply with these rules.

Tax costs associated with repatriation

Repatriation of retained earnings (and capital) may result in tax being payable in either the jurisdiction from which the repatriation occurs or Australia on receipt of the relevant amounts. This cost would reduce the amount actually repatriated.

Intra-group exposure limits

Exposures to related entities are managed within the prudential limits prescribed by APRA in APS222 Associations with Related Entities2. Westpac has an internal limit structure and approval process governing credit exposures to related entities. This structure and approval process, combined with APRA’s prudential limits, is designed to reduce the potential for unacceptable contagion risk.

Prudential regulation of subsidiary entities

Certain subsidiary banking, insurance and trustee entities are subject to local prudential regulation in their own right, including capital adequacy requirements and investment or intra-group exposure limits. Westpac seeks to ensure that its subsidiary entities are adequately capitalised and adhere to regulatory requirements at all times. There are no capital deficiencies in subsidiary entities excluded from the regulatory consolidation at Level 2.

[1]  Other subsidiary banking entities in the Group include Westpac Bank-PNG-Limited and Westpac Europe Limited.

[2]  For the purposes of APS222, subsidiaries controlled by Westpac, other than subsidiaries that form part of the ELE, represent ‘related entities’. Prudential and internal limits apply to intra-group exposures between the ELE and related entities, both on an individual and aggregate basis.

14 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Capital overview

Capital Structure

This table shows Westpac’s capital resources under APS111 Capital Adequacy: Measurement of Capital.

	30 September	31 March	30 September
$m	2016	2016	2015

Common equity Tier 1 capital
Paid up ordinary capital	33,469	33,155	29,280
Treasury shares	(367)	(369)	(308)
Equity based remuneration	1,156	1,133	1,055
Foreign currency translation reserve	(447)	(438)	(217)
Accumulated other comprehensive income	17	(48)	(18)
Non-controlling interests - other	60	55	62
Retained earnings	24,379	23,756	23,172
Less retained earnings in life and general insurance, funds management and securitisation entities	(1,290)	(1,156)	(1,189)
Deferred fees	258	98	135
Total common equity Tier 1 capital	57,235	56,186	51,972
Deductions from common equity Tier 1 capital
Goodwill (excluding funds management entities)	(8,670)	(8,745)	(8,871)
Deferred tax assets	(1,544)	(1,499)	(1,363)
Goodwill in life and general insurance, funds management and securitisation entities	(1,069)	(1,069)	(1,049)
Capitalised expenditure	(1,859)	(1,749)	(1,576)
Capitalised software	(1,521)	(1,430)	(1,461)
Investments in subsidiaries not consolidated for regulatory purposes	(1,533)	(1,425)	(1,411)
Regulatory expected loss in excess of eligible provisions[1,2]	(737)	(730)	(696)
General reserve for credit losses adjustment[2]	(299)	(208)	(112)
Securitisation	-	(3)	(5)
Equity investments	(935)	(1,045)	(1,076)
Regulatory adjustments to fair value positions	(192)	(238)	(281)
Other Tier 1 deductions	(1)	(4)	(2)
Total deductions from common equity Tier 1 capital	(18,360)	(18,145)	(17,903)
Total common equity Tier 1 capital after deductions	38,875	38,041	34,069
Additional Tier 1 capital
Basel III complying instruments	5,720	4,019	4,019
Basel III non complying instruments	1,190	1,945	2,710
Total Additional Tier 1 capital	6,910	5,964	6,729
Net Tier 1 regulatory capital	45,785	44,005	40,798

Tier 2 capital
Basel III complying instruments	4,742	3,672	2,882
Basel III non complying instruments	3,840	3,878	4,098
Eligible general reserve for credit loss	48	48	80
Basel III transitional adjustment	(429)	(467)	(118)
Total Tier 2 capital	8,201	7,131	6,942
Deductions from Tier 2 capital
Investments in subsidiaries not consolidated for regulatory purposes	(140)	(140)	(140)
Holdings of own and other financial institutions Tier 2 capital instruments	(78)	(66)	(66)
Total deductions from Tier 2 capital	(218)	(206)	(206)
Net Tier 2 regulatory capital	7,983	6,925	6,736
Total regulatory capital	53,768	50,930	47,534

1   An explanation of the relationship between this deduction, regulatory expected loss and provisions for impairment charges is contained in Appendix IV.

[2]   During 1H16 the general reserve for credit losses (GRCL) adjustment increased following changes to factors used in its calculation. However these changes in and of themselves did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

Westpac Group September 2016 Pillar 3 report | 15

Pillar 3 report Capital overview

Capital management strategy

Westpac’s approach seeks to balance the fact that capital is an expensive form of funding with the need to be adequately capitalised. Westpac considers the need to balance efficiency, flexibility and adequacy when determining sufficiency of capital and when developing capital management plans.

Westpac evaluates these considerations through an Internal Capital Adequacy Assessment Process (ICAAP), the key features of which include:

●                  the development of a capital management strategy, including preferred capital range, capital buffers and contingency plans;

●                  consideration of both economic and regulatory capital requirements;

●                  a process that challenges the capital measures, coverage and requirements which incorporates amongst other things, the impact of adverse economic scenarios; and

●                  consideration of the perspectives of external stakeholders including rating agencies, equity investors and debt investors.

Westpac’s preferred capital range

Westpac’s preferred range for its common equity Tier 1 (CET1) capital ratio is 8.75% - 9.25%. The CET1 preferred range takes into consideration:

●                  Current regulatory minimums;

●                  The capital conservation buffer (CCB) (including Westpac’s D-SIB surcharge), which came into effect on 1 January 2016;

●                  Stress testing to calibrate an appropriate buffer against a downturn; and

●                  Quarterly volatility of capital ratios under Basel III due to the half yearly cycle of ordinary dividend payments.

The CCB applicable to Westpac as at 30 September 2016 totals 3.5% and includes a base requirement of 2.5% and Westpac’s D-SIB surcharge of 1%. Should the CET1 capital ratio fall within the CCB (currently between 4.5% and 8.0%) restrictions on distributions apply. Distributions for this purpose are defined as payment of dividends, discretionary bonuses and Additional Tier 1 capital distributions.

The preferred capital range is not currently impacted by the countercyclical buffer requirement, which also came into effect on 1 January 2016, as it is currently set to zero for Australia and New Zealand1.

Westpac’s capital adequacy ratios

	30 September	31 March	30 September
%	2016	2016	2015
The Westpac Group at Level 2
Common equity Tier 1 capital ratio	9.5	10.5	9.5
Additional Tier 1 capital	1.7	1.6	1.9
Tier 1 capital ratio	11.2	12.1	11.4
Tier 2 capital	1.9	1.9	1.9
Total regulatory capital ratio	13.1	14.0	13.3

The Westpac Group at Level 1
Common equity Tier 1 capital ratio	9.7	10.8	9.7
Additional Tier 1 capital	1.9	1.8	2.1
Tier 1 capital ratio	11.6	12.6	11.8
Tier 2 capital	2.1	2.2	2.1
Total regulatory capital ratio	13.7	14.8	13.9

Westpac New Zealand Limited’s capital adequacy ratios

	30 September	31 March	30 September
%	2016	2016	2015
Westpac New Zealand Limited
Common equity Tier 1 capital ratio	10.5	10.8	11.1
Additional Tier 1 capital	-	-	-
Tier 1 capital ratio	10.5	10.8	11.1
Tier 2 capital	2.0	2.3	2.3
Total regulatory capital ratio	12.5	13.1	13.4

[1]  The countercyclical buffer has been activated in other jurisdictions where Westpac has exposure. Westpac’s countercyclical buffer requirement resulting from these exposures is less than 1 basis point at 30 September 2016. Refer to Appendix I Regulatory capital reconciliation.

16 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Capital overview

Capital requirements

This table shows risk weighted assets and associated capital requirements1 for each risk type included in the regulatory assessment of Westpac’s capital adequacy. Westpac’s approach to managing these risks, and more detailed disclosures on the prudential assessment of capital requirements, are presented in the following sections of this report.

30 September 2016	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	81,550	1,312	82,862	6,629
Business lending	32,871	1,121	33,992	2,719
Sovereign	1,669	952	2,621	210
Bank	6,815	67	6,882	551
Residential mortgages	123,966	4,352	128,318	10,265
Australian credit cards	5,904	-	5,904	472
Other retail	13,805	1,075	14,880	1,190
Small business	11,930	-	11,930	954
Specialised lending	57,961	349	58,310	4,665
Securitisation	4,067	-	4,067	325
Mark-to-market related credit risk[3]	-	9,046	9,046	724
Total	340,538	18,274	358,812	28,704
Market risk			7,861	629
Operational risk			33,363	2,669
Interest rate risk in the banking book			5,373	430
Other assets[4]			4,644	372
Total			410,053	32,804

31 March 2016	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	83,706	1,257	84,963	6,797
Business lending	31,082	1,131	32,213	2,577
Sovereign	1,434	998	2,432	195
Bank	7,884	72	7,956	636
Residential mortgages	77,804	3,994	81,798	6,544
Australian credit cards	6,617	-	6,617	529
Other retail	13,893	1,119	15,012	1,201
Small business	11,150	-	11,150	892
Specialised lending	56,443	352	56,795	4,544
Securitisation	4,424	-	4,424	354
Mark-to-market related credit risk[3]	-	9,688	9,688	775
Total	294,437	18,611	313,048	25,044
Market risk			9,024	722
Operational risk			32,329	2,586
Interest rate risk in the banking book			4,678	374
Other assets[4]			4,169	334
Total			363,248	29,060

[1]      Capital requirements are expressed as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

Westpac Group September 2016 Pillar 3 report | 17

Pillar 3 report Capital overview

30 September 2015	IRB	Standardised	Total Risk	Total Capital
$m	Approach	Approach[2]	Weighted Assets	Required[1]
Credit risk
Corporate	80,998	4,933	85,931	6,874
Business lending	32,283	1,294	33,577	2,686
Sovereign	1,775	1,134	2,909	233
Bank	8,401	109	8,510	681
Residential mortgages	73,295	3,686	76,981	6,158
Australian credit cards	6,218	-	6,218	497
Other retail	12,926	4,619	17,545	1,404
Small business	7,794	-	7,794	624
Specialised lending	55,752	373	56,125	4,490
Securitisation	4,109	-	4,109	329
Mark-to-market related credit risk[3]	-	10,643	10,643	851
Total	283,551	26,791	310,342	24,827
Market risk			10,074	806
Operational risk			31,010	2,481
Interest rate risk in the banking book			2,951	236
Other assets[4]			4,203	336
Total			358,580	28,686

[1]      Capital requirements are expressed as 8% of total risk weighted assets.

[2]      Westpac’s Standardised risk weighted assets are categorised based on their equivalent IRB categories.

[3]      Mark-to-market related credit risk and is measured under the standardised approach. It is also known as Credit Valuation Adjustment (CVA) risk.

[4]      Other assets include cash items, unsettled transactions, fixed assets and other non-interest earning assets.

18 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Leverage ratio disclosure

Summary leverage ratio

The following table summarises Westpac’s leverage ratio at 30 September 2016. This has been determined using APRA’s definition of the leverage ratio as specified in Attachment D of APS110: Capital Adequacy.

$ billion	30 September 2016	30 June 2016	31 March 2016	31 December 2015
Tier 1 Capital	45.8	43.8	44.0	43.4
Total Exposures	881.2	889.0	877.8	878.2
Leverage ratio %	5.2%	4.9%	5.0%	4.9%

Leverage ratio disclosure

$m		30 September 2016
On-balance sheet exposures
1	On-balance sheet items (excluding derivatives and securities financing transactions (SFTs), but including collateral)	790,243
2	(Asset amounts deducted in determining Tier 1 capital)	(18,360)

3	Total on-balance sheet exposures (excluding derivatives and SFTs) (sum of rows 1 and 2)	771,883

Derivative exposures
4	Replacement cost associated with all derivatives transactions (i.e. net of eligible cash variation margin)	11,176
5	Add-on amounts for potential future credit exposure (PFCE) associated with all derivatives transactions	14,413
6	Gross-up for derivatives collateral provided where deducted from the balance sheet assets pursuant to the Australian Accounting Standards	-
7	(Deductions of receivables assets for cash variation margin provided in derivatives transactions)	(558)
8	(Exempted central counterparty (CCP) leg of client-cleared trade exposures)
9	Adjusted effective notional amount of written credit derivatives	7,805
10	(Adjusted effective notional offsets and add-on deductions for written credit derivatives)	(6,946)
11	Total derivative exposures (sum of rows 4 to 10)	25,890
SFT exposures
12	Gross SFT assets (with no recognition of netting), after adjusting for sales accounting transactions	3,260
13	(Netted amounts of cash payables and cash receivables of gross SFT assets)	-
14	Counterparty credit risk exposure for SFT assets	446
15	Agent transaction exposures	-
16	Total SFT exposures (sum of rows 12 to 15)	3,706
Other off-balance sheet exposures
17	Off-balance sheet exposure at gross notional amount	208,207
18	(Adjustments for conversion to credit equivalent amounts)	(128,483)
19	Other off-balance sheet exposures (sum of rows 17 and 18)	79,724
Capital and total exposures
20	Tier 1 Capital	45,785
21	Total exposures (sum of rows 3, 11, 16 and 19)	881,203

Leverage ratio %
22	Leverage ratio	5.2%

Westpac Group September 2016 Pillar 3 report | 19

Pillar 3 report Leverage ratio disclosure

Summary comparison of accounting assets versus leverage ratio exposure measure

$m		30 September 2016
1	Total consolidated assets as per published financial statements	839,202
2	Adjustment for investments in banking, financial, insurance or commercial entities that are consolidated for accounting purposes but outside the scope of regulatory consolidation	(13,452)
3	Adjustment for assets held on the balance sheet in a fiduciary capacity pursuant to the Australian Accounting Standards but excluded from the leverage ratio exposure measure	-
4	Adjustments for derivative financial instruments	(6,357)
5	Adjustment for SFTs (i.e. repos and similar secured lending)	446
6	Adjustment for off-balance sheet exposures (i.e. conversion to credit equivalent amounts of off-balance sheet exposures)	79,724
7	Other adjustments	(18,360)
8	Leverage ratio exposure	881,203

20 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk management

Credit risk is the potential for financial loss where a customer or counterparty fails to meet their financial obligations to Westpac. Westpac maintains a credit risk management framework and a number of supporting policies, processes and controls governing the assessment, approval and management of customer and counterparty credit risk. These incorporate the assignment of risk grades, the quantification of loss estimates in the event of default, and the segmentation of credit exposures.

Structure and organisation

The Chief Risk Officer (CRO) is responsible for the effectiveness of overall risk management throughout Westpac, including credit risk. Authorised officers have delegated authority to approve credit risk exposures, including customer risk grades, other credit parameters and their ongoing review. A portion of consumer lending is subject to automated scorecard-based approval. Our largest exposures are approved by our most experienced credit officers. Line business management is responsible for managing credit risks accepted in their business and for maximising risk-adjusted returns from their business credit portfolios, within the approved risk appetite, risk management framework and policies.

Credit risk management framework and policies

Westpac maintains a credit risk management framework and supporting policies that are designed to clearly define roles and responsibilities, acceptable practices, limits and key controls.

The Credit Risk Management Framework describes the principles, methodologies, systems, roles and responsibilities, reports and controls that exist for managing credit risk in Westpac. The Credit Risk Rating System policy describes the credit risk rating system philosophy, design, key features and uses of rating outcomes.

Concentration risk policies cover individual counterparties, specific industries (e.g. property) and individual countries. In addition, there are policies covering risk appetite statements, environmental, social and governance risk (ESG) credit risks and the delegation of credit approval authorities.

At the divisional level, credit manuals embed the Group’s framework requirements for application in line businesses. These manuals include policies covering the origination, evaluation, approval, documentation, settlement and on-going management of credit risks, and sector policies to guide the extension of credit where industry-specific guidelines are considered necessary.

Credit approval limits govern the extension of credit and represent the formal delegation of credit approval authority to responsible individuals throughout the organisation.

Westpac Group September 2016 Pillar 3 report | 21

Pillar 3 report Credit risk management

Approach

Westpac adopts two approaches to managing credit risk depending upon the nature of the customer and the product.

Transaction-managed approach

For larger customers, Westpac evaluates credit requests by undertaking detailed individual customer and transaction risk analysis (the ‘transaction-managed’ approach). Such customers are assigned a customer risk grade (CRG) representing Westpac’s estimate of their probability of default (PD). Each facility is assigned a loss given default (LGD). The Westpac credit risk rating system has 20 risk grades for non-defaulted customers and 10 risk grades for defaulted customers. Non-defaulted CRGs down to the level of normally acceptable risk (i.e. D grade – see table below) are mapped to Moody’s and Standard & Poor’s (S&P) external senior ranking unsecured ratings. This mapping is reviewed annually and allows Westpac to integrate the rating agencies’ default history with internal historical data when calculating PDs.

The final assignment of CRGs and LGDs is approved by authorised credit approvers with appropriate delegated approval authority. All material credit exposures are approved by authorised Credit Officers who are part of the risk management stream and operate independently of the areas originating the credit risk proposals. Credit Officer decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority. Divisional operational units are responsible for maintaining accurate and timely recording of all credit risk approvals and changes to customer and facility data. These units also operate independently of both the areas originating the credit risk proposals and the credit risk approvers. Appropriate segregation of functions is one of the key requirements of our credit risk management framework.

Program-managed approach

High-volume retail customer credit portfolios with homogenous credit risk characteristics are managed on a statistical basis according to pre-determined objective criteria (the ‘program-managed’ approach). Program-managed exposure to a consumer customer may exceed $1 million. Business customer exposures may be program managed for exposure up to $3 million. Quantitative scorecards are used to assign application and behavioural scores to enable risk-based decision making within these portfolios. The scorecard outcomes and decisions are regularly monitored and validated against subsequent customer performance and scorecards are recalibrated or rebuilt when required. For capital estimation and other purposes, risk-based customer segments are created based upon modelled expected PD, EAD and LGD. Accounts are then assigned to respective segments based on customer and account characteristics. Each segment is assigned a quantified measure of its PD, LGD and EAD.

For both transaction-managed and program-managed approaches, CRGs, PDs and LGDs are reviewed at least annually.

Mapping of Westpac risk grades

The table below shows the current alignment between Westpac’s CRGs and the corresponding external rating. Note that only high-level CRG groupings are shown.

Westpac customer risk grade	Standard & Poor’s rating	Moody’s rating

A	AAA to AA–	Aaa to Aa3
B	A+ to A–	A1 to A3
C	BBB+ to BBB–	Baa1 to Baa3
D	BB+ to B+	Ba1 to B1
Westpac Rating
E	Watchlist
F	Special mention
G	Substandard/default
H	Default

For Specialised Lending Westpac maps exposures to the appropriate supervisory slot based on an assessment that takes into account borrower strength and security quality, as required by APS 113.

22 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report

Credit risk management

Mapping of Basel categories to Westpac portfolios

APS113 Capital Adequacy: Internal Ratings-Based Approach to Credit Risk, states that under the Advanced IRB approach to credit risk, an ADI must categorise banking book exposures into six broad IRB asset classes and apply the prescribed treatment for those classes to each credit exposure within them for the purposes of deriving its regulatory capital requirement. Standardised and Securitised portfolios are subject to treatment under APS112 Capital Adequacy: Standardised Approach to Credit Risk and APS120 Securitisation respectively.

APS Asset Class	Sub-asset class	Westpac category	Segmentation criteria
Corporate	Corporate	Corporate	All transaction-managed customers not elsewhere classified where annual turnover exceeds $50 million[1].

	SME Corporate	Business Lending	All transaction-managed customers not elsewhere classified where annual turnover is $50 million or less.

	Project Finance	Specialised Lending-Project Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from the revenue generated by a completed project (e.g. infrastructure such as toll roads or railways).

	Income-producing Real Estate	Specialised Lending- Property Finance

Applied to transaction-managed customers where the primary source of debt service, security and repayment is derived from either the sale of a property development or income produced by one or more investment properties[2].

Sovereign		Sovereign	Applied to transaction-managed exposures backed by governments.

Bank		Bank	Applied to transaction-managed exposures to deposit-taking institutions and foreign equivalents.

Residential Mortgage		Residential Mortgages	Exposures secured by residential mortgages not elsewhere classified.

Qualifying Revolving Retail		Australian Credit Cards	Program-managed credit cards with low volatility in loss rates. The New Zealand cards portfolio does not currently meet the criteria for Qualifying Revolving Retail and is classified in Other Retail.

Other Retail		Small Business	Program-managed business lending exposures excluding complex products.

		Other Retail	All other program-managed lending to retail customers, including New Zealand credit cards.

[1] Includes all NZ agribusiness loans, regardless of turnover.
[2] Excludes large diversified property groups and property trusts, which appear in the Corporate asset class.

Westpac Group September 2016 Pillar 3 report | 23

Pillar 3 report

Credit risk management

Mapping of Credit risk approach to Basel categories and exposure types

Approach	APS asset class	Types of exposures
Transaction-Managed Portfolios	Corporate Sovereign Bank	Direct lending Contingent lending Derivative counterparty Asset warehousing Underwriting Secondary market trading Foreign exchange settlement Other intra-day settlement obligations

Program-Managed Portfolios
	Residential mortgage	Mortgages Equity access loans

	Qualifying revolving retail	Australian credit cards

	Other retail	Personal loans Overdrafts New Zealand credit cards Auto and equipment finance Business development loans Business overdrafts Other term products

Internal ratings process for transaction-managed portfolios

The process for assigning and approving individual customer PDs and facility LGDs involves:

●     Business unit representatives recommend the CRG and facility LGDs under the guidance of criteria set out in established credit policies. Each CRG is associated with an estimated PD;

●     Authorised officers evaluate the recommendations and approve the final CRG and facility LGDs. Credit officers may override line business unit recommendations;

●     An expert judgement decisioning process is employed to evaluate CRG and the outputs of various risk grading models are used as one of several inputs into that process; and

●     Authorised officers’  decisions are subject to reviews to ensure consistent quality and confirm compliance with approval authority.

For on-going exposures to transaction-managed customers, risk grades and facility LGDs are required to be reviewed at least annually, but also whenever material changes occur.

No material deviations from the reference definition of default are permitted.

Internal ratings process for program-managed portfolios

The process for assigning PDs, LGDs and EADs to the program-managed portfolio involves dividing the portfolio into a number of pools per product. These pools are created by analysing the homogeneity of risk characteristics that have historically proven predictive in determining whether an account is likely to go into default.

No material deviations from the reference definition of default are permitted.

Internal credit risk ratings system

In addition to using the credit risk estimates as the basis for regulatory capital purposes, they are also used for the purposes described below:

Economic capital - Westpac allocates economic capital to all exposures. Economic capital includes both credit and non-credit components. Economic credit capital is allocated using a framework that considers estimates of PD, LGD, EAD, total committed exposure and loan tenor, as well as measures of portfolio composition not reflected in regulatory capital formulae.

Provisioning - Impairment provisions are held by Westpac to cover credit losses that are incurred in the loan portfolio. Provisioning includes both individual and collective components. Individual provisions are calculated on impaired loans taking into account management’s best estimate of the present value of future cashflows.

24 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report

Credit risk management

Collective provisions are established on a portfolio basis using a framework that considers PD, LGD, EAD, total committed exposure, emergence periods, level of arrears and recent past experience.

Risk-adjusted performance measurement - Business performance is measured using allocated capital, which incorporates charges for economic capital and regulatory capital, including credit capital and capital for other risk types.

Pricing - Westpac prices loans to produce an acceptable return on the capital allocated to the loan. Returns include interest income and fees after expected credit losses and other costs.

Credit approval - For transaction-managed facilities, approval authorities are tiered based on the CRG, with lower limits applicable for customers with a higher PD. Program-managed facilities are approved on the basis of application scorecard outcomes and product based approval authorities.

Control mechanisms for the credit risk rating system include:

●     Westpac’s credit risk rating system is reviewed annually to confirm that the rating criteria and procedures are appropriate given the current portfolio and external conditions;

●     All models materially impacting the risk rating process are periodically reviewed in accordance with Westpac’s model risk policy;

●     Specific credit risk estimates (including PD, LGD and EAD levels) are overseen, reviewed annually and approved by the Credit Risk Estimates Committee (a sub-committee of CREDCO);

●     Credit Risk Assurance undertake an independent annual end-to-end technical and operational review of the overall process; and

●     RISKCO and BRCC monitor the risk profile, performance and management of Westpac’s credit portfolio and the development and review of key credit risk policies.

Risk reporting

A comprehensive report on Westpac’s credit risk portfolio is provided to CREDCO, RISKCO and BRCC quarterly. It details the current level of impairment losses, stressed exposures, delinquency trends, provisions, impaired assets and key performance metrics. It reports on portfolio concentrations and large exposures.

Credit risk and asset quality are also reported to the Board each month, including details of impairment losses, stressed exposures, delinquency trends and key performance metrics.

Westpac Group September 2016 Pillar 3 report | 25

Pillar 3 report Credit risk management

Summary credit risk disclosure

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2016	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	132,535	81,550	1,026	584	849	412	34
Business lending	48,862	32,871	662	411	316	197	120
Sovereign	70,920	1,669	2	2	-	-	-
Bank	21,454	6,815	15	8	38	7	5
Residential mortgages	519,560	123,966	951	786	228	79	74
Australian credit cards	20,143	5,904	324	263	83	54	304
Other retail	18,743	13,805	558	446	197	111	370
Small business[2]	28,608	11,930	329	206	106	48	91
Specialised Lending	68,001	57,961	911	615	322	149	53
Securitisation	23,224	4,067	-	-	-	-	-
Standardised[3,4]	15,527	18,274	-	-	20	10	1
Total	967,577	358,812	4,778	3,321	2,159	1,067	1,052

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
31 March 2016	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 6 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	136,867	83,706	991	478	1,036	468	(4)
Business lending	46,793	31,082	659	371	403	220	50
Sovereign	69,013	1,434	2	2	-	-	-
Bank	25,486	7,884	22	9	43	14	-
Residential mortgages	499,688	77,804	940	788	199	78	40
Australian credit cards	21,178	6,617	367	302	95	57	147
Other retail	18,401	13,893	601	472	255	137	145
Small business[2]	27,447	11,150	339	195	120	58	32
Specialised Lending	66,011	56,443	902	602	306	137	15
Securitisation	23,713	4,424	-	-	3	-	-
Standardised[3,5]	14,830	18,611	-	-	27	16	-
Total	949,427	313,048	4,823	3,219	2,487	1,185	425

				Regulatory
				Expected		Specific	Actual
		Risk	Regulatory	Loss for		Provisions	Losses for
30 September 2015	Exposure	Weighted	Expected	non-defaulted	Impaired	for Impaired	the 12 months
$m	at Default	Assets	Loss[1]	exposures	Loans	Loans	ended
Corporate	139,810	80,998	754	530	500	187	81
Business lending	48,178	32,283	700	386	363	202	189
Sovereign	65,286	1,775	3	3	-	-	-
Bank	27,974	8,401	16	10	6	7	-
Residential mortgages	486,210	73,295	890	755	228	87	86
Australian credit cards	20,926	6,218	311	249	77	59	286
Other retail	15,545	12,926	458	371	141	94	222
Small business	20,086	7,794	213	127	87	39	71
Specialised Lending	64,473	55,752	1,006	626	400	156	100
Securitisation	23,258	4,109	-	-	3	-	-
Standardised[3]	21,997	26,791	-	-	90	46	72
Total	933,743	310,342	4,351	3,057	1,895	877	1,107

[1]   Includes regulatory expected losses for defaulted and non-defaulted exposures.

[2]   Following a review of segmentation criteria, some exposures have been reclassified into the small business asset class from business lending, specialised lending and residential mortgages asset classes.

[3]   Includes mark-to-market related credit risk.

[4]   Impaired loans and actual losses for the 12 months ended 30 September 2016 for the Lloyds portfolio have been included in the relevant Basel asset classes.

[5]   Impaired loans and actual losses for the 6 months ended 31 March 2016 for the Lloyds portfolio have been included in the relevant Basel asset classes.

26 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk management

Loan impairment provisions

Provisions for loan impairment losses represent management’s best estimate of the losses incurred in the loan portfolios as at the balance date. There are two components of Westpac’s loan impairment provisions: individually assessed provisions (IAPs) and collectively assessed provisions (CAPs).

In determining IAPs, relevant considerations that have a bearing on the expected future cash flows are taken into account, for example:

●                  the business prospects of the customer;

●                  the realisable value of collateral;

●                  Westpac’s position relative to other claimants;

●                  the reliability of customer information; and

●                  the likely cost and duration of the work-out process.

These judgements and estimates can change with time as new information becomes available or as work-out strategies evolve, resulting in revisions to the impairment provision as individual decisions are made.

CAPs are established on a portfolio basis taking into account:

●                  the level of arrears;

●                  collateral;

●                  past loss experience;

●                  expected defaults based on portfolio trends; and

●                  the economic environment.

The most significant factors in establishing these provisions are estimated loss rates and the related emergence periods. The future credit quality of these portfolios is subject to uncertainties that could cause actual credit losses to differ from reported loan impairment provisions. These uncertainties include:

●                  differences between the expected and actual economic environment;

●                  interest rates and unemployment levels;

●                  repayment behaviour; and

●                  bankruptcy rates.

Regulatory classification of loan impairment provisions

APS220 Credit Quality requires that Westpac report specific provisions and a General Reserve for Credit Loss (GRCL). All IAPs raised under AAS are classified as specific provisions. All CAPs raised under AAS are either classified into specific provisions or a GRCL.

A GRCL adjustment is made for the amount of GRCL that Westpac reports for regulatory purposes under APS220 in addition to provisions reported by Westpac under AAS. For capital adequacy purposes the GRCL adjustment is deducted from CET1. Eligible GRCL is included in Tier 2 capital.

Westpac Group September 2016 Pillar 3 report | 27

Pillar 3 report Credit risk management

Loan impairment provisions

30 September 2016	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	869	198	1,067	NA	1,067
for defaulted but not impaired loans	NA	146	146	NA	146
General Reserve for Credit Loss	NA	2,389	2,389	299	2,688
Total provisions for impairment charges	869	2,733	3,602	299	3,901

31 March 2016	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment[1]	Provisions
Specific Provisions
for impaired loans	952	233	1,185	NA	1,185
for defaulted but not impaired loans	NA	133	133	NA	133
General Reserve for Credit Loss	NA	2,351	2,351	208	2,559
Total provisions for impairment charges	952	2,717	3,669	208	3,877

30 September 2015	AAS Provisions			GRCL	Total Regulatory
$m	IAPs	CAPs	Total	Adjustment	Provisions
Specific Provisions
for impaired loans	669	208	877	NA	877
for defaulted but not impaired loans	NA	121	121	NA	121
General Reserve for Credit Loss	NA	2,334	2,334	112	2,446
Total provisions for impairment charges	669	2,663	3,332	112	3,444

[1]   During 1H16 the general reserve for credit losses (GRCL) adjustment increased following changes to factors used in its calculation. However these changes in and of themselves did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

28 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report

Credit risk exposures

The following tables segment the portfolio by characteristics that provide an insight into the assessment of credit risk concentration.

Exposure at Default by major type

30 September 2016	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[1]
Corporate	63,209	57,928	11,398	132,535	136,839
Business lending	36,394	12,468	-	48,862	47,713
Sovereign	64,879	2,088	3,953	70,920	69,482
Bank	13,592	1,630	6,232	21,454	24,527
Residential mortgages	440,537	79,023	-	519,560	502,597
Australian credit cards	10,033	10,110	-	20,143	20,715
Other retail	14,987	3,756	-	18,743	17,406
Small business	22,599	6,009	-	28,608	25,782
Specialised lending	52,269	14,258	1,474	68,001	66,231
Securitisation[2]	18,830	4,222	172	23,224	23,421
Standardised	12,644	1,417	1,466	15,527	17,950
Total	749,973	192,909	24,695	967,577	952,663

31 March 2016	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	6 months ended[3]
Corporate	62,406	62,493	11,968	136,867	138,170
Business lending	34,915	11,878	-	46,793	47,128
Sovereign	62,602	1,934	4,477	69,013	68,847
Bank	13,661	1,539	10,286	25,486	26,564
Residential mortgages	423,467	76,221	-	499,688	494,330
Australian credit cards	10,467	10,711	-	21,178	21,087
Other retail	14,808	3,593	-	18,401	16,492
Small business	21,725	5,722	-	27,447	23,922
Specialised lending	50,067	14,709	1,235	66,011	65,161
Securitisation[2]	18,550	5,048	115	23,713	23,582
Standardised	11,915	1,343	1,572	14,830	19,637
Total	724,583	195,191	29,653	949,427	944,920

30 September 2015	On balance	Off-balance sheet		Total Exposure	Average
$m	sheet	Non-market related	Market related	at Default	12 months ended[4]
Corporate	61,215	63,403	15,192	139,810	130,953
Business lending	36,321	11,857	-	48,178	48,422
Sovereign	59,223	1,842	4,221	65,286	57,732
Bank	14,638	1,908	11,428	27,974	30,155
Residential mortgages	408,365	77,845	-	486,210	471,127
Australian credit cards	10,209	10,717	-	20,926	20,719
Other retail	11,584	3,961	-	15,545	14,314
Small business	15,451	4,635	-	20,086	18,553
Specialised lending	50,256	13,171	1,046	64,473	61,900
Securitisation[2]	17,684	5,504	70	23,258	22,740
Standardised	18,831	1,586	1,580	21,997	20,381
Total	703,777	196,429	33,537	933,743	896,996

[1] Average is based on exposures as at 30 September 2016, 30 June 2016, 31 March 2016, 31 December 2015, and 30 September 2015.
2 EAD associated with securitisations is for the banking book only.
[3] Average is based on exposures as at 31 March 2016, 31 December 2015, and 30 September 2015.
[4] Average is based on exposures as at 30 September 2015, 30 June 2015, 31 March 2015, 31 December 2014, and 30 September 2014.

Westpac Group September 2016 Pillar 3 report | 29

Pillar 3 report

Credit risk exposures

Exposure at Default by measurement method

30 September 2016	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	132,535	3,202	135,737
Business lending	48,862	1,113	49,975
Sovereign	70,920	952	71,872
Bank	21,454	67	21,521
Residential mortgages	519,560	7,232	526,792
Australian credit cards	20,143	-	20,143
Other retail	18,743	2,613	21,356
Small business	28,608	-	28,608
Specialised lending	68,001	348	68,349
Securitisation	23,224	-	23,224
Total	952,050	15,527	967,577

31 March 2016	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	136,867	2,963	139,830
Business lending	46,793	1,130	47,923
Sovereign	69,013	987	70,000
Bank	25,486	72	25,558
Residential mortgages	499,688	6,670	506,358
Australian credit cards	21,178	-	21,178
Other retail	18,401	2,658	21,059
Small business	27,447	-	27,447
Specialised lending	66,011	350	66,361
Securitisation	23,713	-	23,713
Total	934,597	14,830	949,427

30 September 2015	IRB	Standardised	Total Exposure
$m	Approach	Approach	at Default
Corporate	139,810	6,585	146,395
Business lending	48,178	1,288	49,466
Sovereign	65,286	1,134	66,420
Bank	27,974	109	28,083
Residential mortgages	486,210	6,305	492,515
Australian credit cards	20,926	-	20,926
Other retail	15,545	6,204	21,749
Small business	20,086	-	20,086
Specialised lending	64,473	372	64,845
Securitisation	23,258	-	23,258
Total	911,746	21,997	933,743

30 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report

Credit risk exposures

Exposure at Default by industry classification

30 September 2016 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,423	9,291	3,597	14,552	79	21,440	8,853	7,427	8,803	10,470	22,590	10,670	11,292	-	1,048	132,535
Business lending	5,453	6,592	3,471	2,363	9	4,465	669	319	5,969	5,584	9,143	2,659	462	-	1,704	48,862
Sovereign	-	-	-	15,959	53,184	149	125	-	8	593	-	127	775	-	-	70,920
Bank	-	-	-	21,299	155	-	-	-	-	-	-	-	-	-	-	21,454
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	519,560	-	519,560
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	20,143	-	20,143
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	18,743	-	18,743
Small business	887	2,433	3,692	1,747	211	1,560	239	2,144	4,143	2,661	3,493	1,815	285	-	3,298	28,608
Specialised lending	351	2	6	123	-	28	1,362	58,305	134	2,324	14	3,425	1,731	-	196	68,001
Securitisation	-	-	-	22,568	-	173	-	-	473	-	-	-	10	-	-	23,224
Standardised	110	7	160	2,458	953	232	26	352	129	80	869	212	40	9,842	57	15,527
Total	9,224	18,325	10,926	81,069	54,591	28,047	11,274	68,547	19,659	21,712	36,109	18,908	14,595	568,288	6,303	967,577

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

Westpac Group September 2016 Pillar 3 report | 31

Pillar 3 report

Credit risk exposures

31 March 2016 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining	Property	Property services & business services	Services[1]	Trade[2]	Transport & storage	Utilities[3]	Retail lending	Other	Total Exposure at Default
Corporate	2,459	8,418	3,685	17,091	51	23,107	9,165	8,186	8,647	10,175	22,827	10,636	11,339	-	1,081	136,867
Business lending	5,792	6,361	3,208	2,159	5	4,150	593	306	5,594	5,357	8,807	2,528	395	-	1,538	46,793
Sovereign	-	-	-	18,060	49,460	188	260	-	4	515	5	29	492	-	-	69,013
Bank	-	-	-	25,392	24	-	-	-	-	-	-	-	-	-	70	25,486
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	499,688	-	499,688
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	21,178	-	21,178
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	18,401	-	18,401
Small business	862	2,495	3,622	1,718	161	1,572	247	2,252	4,064	2,573	3,697	1,789	278	-	2,117	27,447
Specialised lending	330	2	8	116	-	27	1,240	56,804	149	2,138	14	3,432	1,555	-	196	66,011
Securitisation	-	-	-	23,163	-	173	-	15	353	-	-	-	9	-	-	23,713
Standardised	109	12	154	2,245	987	221	32	355	133	85	808	264	39	9,326	60	14,830
Total	9,552	17,288	10,677	89,944	50,688	29,438	11,537	67,918	18,944	20,843	36,158	18,678	14,107	548,593	5,062	949,427

[1] Includes education, health & community services, cultural & recreational services and personal & other services.
[2] Includes wholesale trade and retail trade.
[3] Includes electricity, gas & water, and communication services.

32 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report

Credit risk exposures

30 September 2015 $m	Accommodation, cafes & restaurants	Agriculture, forestry & fishing	Construction	Finance & insurance	Government administration & defence	Manufacturing	Mining[1]	Property	Property services & business services	Services[2]	Trade[3]	Transport & storage	Utilities[4]	Retail lending	Other	Total Exposure at Default
Corporate	2,360	9,319	3,505	19,063	117	25,196	11,264	8,465	9,203	9,874	18,721	10,386	11,273	-	1,064	139,810
Business lending	5,992	6,797	3,342	2,388	1	4,404	623	220	5,629	5,277	9,139	2,595	374	-	1,397	48,178
Sovereign	-	-	-	14,985	49,023	71	289	-	43	527	36	57	255	-	-	65,286
Bank	-	-	-	27,748	71	-	-	-	-	-	-	-	-	-	155	27,974
Residential mortgages	-	-	-	-	-	-	-	-	-	-	-	-	-	486,210	-	486,210
Australian credit cards	-	-	-	-	-	-	-	-	-	-	-	-	-	20,926	-	20,926
Other retail	-	-	-	-	-	-	-	-	-	-	-	-	-	15,545	-	15,545
Small business	645	1,899	2,753	1,488	121	1,108	191	1,540	2,853	1,942	2,814	1,567	220	-	945	20,086
Specialised lending	160	2	241	300	211	31	1,382	55,263	149	1,835	43	2,796	1,863	-	197	64,473
Securitisation	-	-	-	22,758	-	150	-	15	317	-	-	-	18	-	-	23,258
Standardised	167	76	580	2,278	1,151	466	106	386	819	355	1,824	552	77	12,507	653	21,997
Total	9,324	18,093	10,421	91,008	50,695	31,426	13,855	65,889	19,013	19,810	32,577	17,953	14,080	535,188	4,411	933,743

[1]  Increase in exposure partly due to reclassification of certain conglomerate customers to mining. A review of the industry classification of entities has resulted in the reclassification of the industry code for a number of customers both into and out of the Mining classification as at 30 September 2015. This has increased the exposure for Mining by $1.3 billion.

[2] Includes education, health & community services, cultural & recreational services and personal & other services.
[3] Includes wholesale trade and retail trade.
[4] Includes electricity, gas & water, and communication services.

Westpac Group September 2016 Pillar 3 report | 33

Pillar 3 report

Credit risk exposures

Exposure at Default by geography1

30 September 2016							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	87,627	21,439	5,519	14,179	3,771	-	132,535
Business lending	44,317	4,545	-	-	-	-	48,862
Sovereign	57,518	6,612	6,734	56	-	-	70,920
Bank	17,383	1,305	105	2,657	4	-	21,454
Residential mortgages	469,999	49,150	-	411	-	-	519,560
Australian credit cards	20,143	-	-	-	-	-	20,143
Other retail	14,902	3,841	-	-	-	-	18,743
Small business	26,186	2,422	-	-	-	-	28,608
Specialised lending	61,067	6,934	-	-	-	-	68,001
Securitisation	19,963	2,921	-	340	-	-	23,224
Standardised	11,845	-	-	781	-	2,901	15,527
Total	830,950	99,169	12,358	18,424	3,775	2,901	967,577

31 March 2016							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	91,682	19,971	5,810	16,208	3,196	-	136,867
Business lending	42,847	3,946	-	-	-	-	46,793
Sovereign	54,682	5,736	8,251	344	-	-	69,013
Bank	20,052	1,516	105	3,785	28	-	25,486
Residential mortgages	454,526	44,731	-	431	-	-	499,688
Australian credit cards	21,178	-	-	-	-	-	21,178
Other retail	14,715	3,686	-	-	-	-	18,401
Small business	25,079	2,368	-	-	-	-	27,447
Specialised lending	59,294	6,717	-	-	-	-	66,011
Securitisation	20,717	2,657	-	339	-	-	23,713
Standardised	11,065	-	-	787	-	2,978	14,830
Total	815,837	91,328	14,166	21,894	3,224	2,978	949,427

30 September 2015							Total Exposure
$m	Australia	New Zealand	Americas	Asia	Europe	Pacific	at Default
Corporate	93,975	19,109	5,201	17,989	3,536	-	139,810
Business lending	44,314	3,864	-	-	-	-	48,178
Sovereign	53,901	5,412	5,490	483	-	-	65,286
Bank	21,549	1,193	-	5,222	10	-	27,974
Residential mortgages	441,816	43,922	-	472	-	-	486,210
Australian credit cards	20,926	-	-	-	-	-	20,926
Other retail	11,408	4,137	-	-	-	-	15,545
Small business	17,759	2,327	-	-	-	-	20,086
Specialised lending	58,665	5,808	-	-	-	-	64,473
Securitisation	20,467	2,434	-	357	-	-	23,258
Standardised	17,730	-	-	899	-	3,368	21,997
Total	802,510	88,206	10,691	25,422	3,546	3,368	933,743

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

34 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report

Credit risk exposures

Exposure at Default by residual contractual maturity

30 September 2016						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	16,033	26,400	54,853	29,182	6,067	132,535
Business lending	2,870	11,108	23,665	6,817	4,402	48,862
Sovereign	808	28,754	11,200	16,547	13,611	70,920
Bank	2,274	6,260	8,342	3,929	649	21,454
Residential mortgages	37,759	5,616	31,490	12,105	432,590	519,560
Australian credit cards	20,143	-	-	-	-	20,143
Other retail	3,491	277	6,421	5,245	3,309	18,743
Small business	2,833	2,326	9,251	8,026	6,172	28,608
Specialised lending	631	20,737	31,248	10,109	5,276	68,001
Securitisation	1,204	7,154	5,183	2,402	7,281	23,224
Standardised	1,456	554	5,302	554	7,661	15,527
Total	89,502	109,186	186,955	94,916	487,018	967,577

31 March 2016						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	17,161	28,323	51,092	33,181	7,110	136,867
Business lending	2,857	10,236	22,692	6,828	4,180	46,793
Sovereign	700	29,854	10,560	13,093	14,806	69,013
Bank	3,247	7,627	9,591	3,635	1,386	25,486
Residential mortgages	37,059	6,228	28,677	12,569	415,155	499,688
Australian credit cards	21,178	-	-	-	-	21,178
Other retail	3,444	271	6,273	5,138	3,275	18,401
Small business	2,870	2,326	8,440	7,596	6,215	27,447
Specialised lending	560	19,987	29,096	11,634	4,734	66,011
Securitisation	118	9,559	3,965	1,936	8,135	23,713
Standardised	1,462	535	5,053	604	7,176	14,830
Total	90,656	114,946	175,439	96,214	472,172	949,427

30 September 2015						Total Exposure
$m	On demand	< 12 months	1 to < 3 years	3 to < 5 years	> 5 years	at Default
Corporate	16,854	27,771	55,826	32,869	6,490	139,810
Business lending	3,117	10,092	23,170	6,798	5,001	48,178
Sovereign	378	26,526	9,794	14,031	14,557	65,286
Bank	4,850	7,039	10,158	4,480	1,447	27,974
Residential mortgages	36,317	6,572	29,150	12,649	401,522	486,210
Australian credit cards	20,926	-	-	-	-	20,926
Other retail	3,893	229	5,376	3,688	2,359	15,545
Small business	2,442	1,578	5,830	5,135	5,101	20,086
Specialised lending	575	17,438	29,778	11,789	4,893	64,473
Securitisation	86	6,132	6,664	1,923	8,453	23,258
Standardised	1,516	812	8,207	3,789	7,673	21,997
Total	90,954	104,189	183,953	97,151	457,496	933,743

Westpac Group September 2016 Pillar 3 report | 35

Pillar 3 report Credit risk exposures

Impaired and past due loans

The following tables disclose the crystallisation of credit risk as impairment and loss. Analysis of exposures 90 days past due not impaired, impaired loans, related provisions and actual losses are broken down by concentrations reflecting Westpac’s asset categories, industry and geography.

Impaired and past due loans by portfolio12

	Items		Specific	Specific	Actual
30 September 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	59	849	412	49%	34
Business lending	274	316	197	62%	120
Sovereign	-	-	-	-	-
Bank	-	38	7	18%	5
Residential mortgages	2,597	228	79	35%	74
Australian credit cards	-	83	54	65%	304
Other retail	-	197	111	56%	370
Small business	127	106	48	45%	91
Specialised lending	107	322	149	46%	53
Securitisation	-	-	-	-	-
Standardised[1]	17	20	10	50%	1
Total	3,181	2,159	1,067	49%	1,052

	Items		Specific	Specific	Actual
31 March 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Corporate	69	1,036	468	45%	(4)
Business lending	275	403	220	55%	50
Sovereign	-	-	-	-	-
Bank	-	43	14	33%	-
Residential mortgages	2,130	199	78	39%	40
Australian credit cards	-	95	57	60%	147
Other retail	-	255	137	54%	145
Small business	91	120	58	48%	32
Specialised lending	94	306	137	45%	15
Securitisation	-	3	-	-	-
Standardised[2]	10	27	16	59%	-
Total	2,669	2,487	1,185	48%	425

	Items		Specific	Specific	Actual
30 September 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Corporate	107	500	187	37%	81
Business lending	281	363	202	56%	189
Sovereign	-	-	-	-	-
Bank	41	6	7	117%	-
Residential mortgages	1,625	228	87	38%	86
Australian credit cards	-	77	59	77%	286
Other retail	-	141	94	67%	222
Small business	122	87	39	45%	71
Specialised lending	103	400	156	39%	100
Securitisation	-	3	-	-	-
Standardised	13	90	46	51%	72
Total	2,292	1,895	877	46%	1,107

[1]  Impaired loans and actual losses for the 12 months ended 30 September 2016 for the Lloyds portfolio have been included in the relevant Basel asset classes

[2]  Impaired loans and actual losses for the 6 months ended 31 March 2016 for the Lloyds portfolio have been included in the relevant Basel asset classes

36 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Impaired and past due loans by industry classification

	Items		Specific	Specific	Actual
30 September 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	42	62	42	68%	18
Agriculture, forestry & fishing	76	78	32	41%	13
Construction	52	61	27	44%	20
Finance & insurance	32	68	15	22%	(21)
Government administration & defence	-	-	-	-	-
Manufacturing	43	346	155	45%	21
Mining	19	149	71	48%	18
Property	209	358	175	49%	50
Property services & business services	64	355	231	65%	43
Services[1]	21	32	19	59%	34
Trade[2]	86	93	65	70%	29
Transport & storage	19	44	19	43%	47
Utilities[3]	7	3	-	-	1
Retail lending	2,504	440	207	47%	767
Other	7	70	9	13%	12
Total	3,181	2,159	1,067	49%	1,052

	Items		Specific	Specific	Actual
31 March 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Accommodation, cafes & restaurants	44	82	41	50%	22
Agriculture, forestry & fishing	91	83	34	41%	14
Construction	46	54	24	44%	28
Finance & insurance	33	81	28	35%	(18)
Government administration & defence	-	-	-	-	-
Manufacturing	27	455	176	39%	35
Mining	13	149	83	56%	1
Property	141	366	179	49%	29
Property services & business services	70	413	268	65%	51
Services[1]	32	34	19	56%	56
Trade[2]	77	97	61	63%	32
Transport & storage	32	117	62	53%	25
Utilities[3]	2	1	1	100%	1
Retail lending	2,052	500	200	40%	125
Other	9	55	9	16%	24
Total	2,669	2,487	1,185	48%	425

	Items		Specific	Specific	Actual
30 September 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Accommodation, cafes & restaurants	44	86	42	49%	40
Agriculture, forestry & fishing	128	77	31	40%	39
Construction	75	59	24	41%	36
Finance & insurance	75	55	23	42%	16
Government administration & defence	-	-	-	-	-
Manufacturing	33	237	75	32%	17
Mining	23	40	24	60%	45
Property	146	421	223	53%	106
Property services & business services	77	187	142	76%	68
Services[1]	38	46	26	57%	19
Trade[2]	75	66	45	68%	59
Transport & storage	25	139	60	43%	25
Utilities[3]	3	1	-	-	2
Retail lending	1,534	429	157	37%	623
Other	16	52	5	10%	12
Total	2,292	1,895	877	46%	1,107

[1]     Includes education, health & community services, cultural & recreational services and personal & other services.

[2]     Includes wholesale trade and retail trade.

[3]      Includes electricity, gas & water, and communication services.

Westpac Group September 2016 Pillar 3 report | 37

Pillar 3 report Credit risk exposures

Impaired and past due loans by geography1

	Items		Specific	Specific	Actual
30 September 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	3,075	1,869	939	50%	988
New Zealand	89	244	106	43%	61
Americas	-	31	16	52%	-
Asia	-	3	-	-	-
Europe	-	-	-	-	-
Pacific	17	12	6	50%	3
Total	3,181	2,159	1,067	49%	1,052

	Items		Specific	Specific	Actual
31 March 2016	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	6 months ended
Australia	2,529	2,080	1,038	50%	400
New Zealand	130	325	113	35%	25
Americas	-	60	22	37%	-
Asia	-	2	-	-	-
Europe	-	-	-	-	-
Pacific	10	20	12	60%	-
Total	2,669	2,487	1,185	48%	425

	Items		Specific	Specific	Actual
30 September 2015	past 90 days	Impaired	Provisions for	Provisions to	Losses for the
$m	not impaired	Loans	Impaired Loans	Impaired Loans	12 months ended
Australia	2,149	1,494	748	50%	997
New Zealand	130	375	115	31%	92
Americas	-	-	-	-	-
Asia	-	1	-	-	2
Europe	-	-	-	-	12
Pacific	13	25	14	56%	4
Total	2,292	1,895	877	46%	1,107

[1] Geographic segmentation of exposures is based on the location of the office in which these items were booked.

38 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Movement in provisions for impairment

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2016	2016	2015
Individually assessed provisions
Balance at beginning of the period	952	669	806
Provisions raised	256	471	273
Write-backs	(128)	(82)	(142)
Write-offs	(188)	(99)	(241)
Interest adjustment	(9)	(4)	(10)
Exchange rate and other adjustments	(14)	(3)	(17)
Closing balance	869	952	669

Collectively assessed provisions
Balance at beginning of the period	2,717	2,663	2,699
Provisions raised	374	370	349
Write-offs	(484)	(418)	(463)
Interest adjustment	96	97	92
Exchange rate and other adjustments	30	5	(14)
Closing balance	2,733	2,717	2,663

Total provisions for impairment losses on loans and credit commitments	3,602	3,669	3,332
General reserve for credit losses adjustment	299	208	112
Total provisions plus general reserve for credit losses	3,901	3,877	3,444

Westpac Group September 2016 Pillar 3 report | 39

Pillar 3 report Credit risk exposures

Portfolios subject to the standardised approach

This table presents exposures subject to the standardised approach.

As at 30 September 2016, exposures subject to the standardised approach and categorised by risk weight are primarily Westpac Pacific, Asian retail exposures, the margin lending portfolio, self-managed superannuation fund and some other small portfolios. Mark-to-market related credit risk and qualifying central clearing counterparties exposure1 is also included in the standardised approach. During First Half 2016 Westpac was accredited to apply the advanced IRB approach for credit risk for the Lloyds asset finance portfolio.

30 September 2016	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	270	-
2%	2,258	45
20%	1,586	317
35%	1,058	370
50%	3,220	1,610
75%	2,328	1,746
100%	4,709	4,709
150%	18	27
Default fund contributions[1]	80	404
Mark-to-market related credit risk	-	9,046
Total	15,527	18,274

31 March 2016	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	270	-
2%	2,066	41
20%	1,586	317
35%	1,035	362
50%	2,982	1,491
75%	2,044	1,533
100%	4,797	4,797
150%	6	9
Default fund contributions[1]	44	373
Mark-to-market related credit risk	-	9,688
Total	14,830	18,611

30 September 2015	Total Exposure	Risk Weighted
Risk Weight %	at Default $m	Assets $m
0%	300	-
2%	2,000	40
20%	1,610	322
35%	1,128	395
50%	2,842	1,421
75%	1,858	1,394
100%	12,195	12,195
150%	23	35
Default fund contributions[1]	41	346
Mark-to-market related credit risk	-	10,643
Total	21,997	26,791

[1]  Portfolios subject to the standardised approach include exposures to qualifying central clearing counterparties used to clear derivative transactions. Derivative counterparty exposure and initial margin are risk weighted at 2%. Default fund contributions to qualifying central clearing counterparties are shown separately and are subject to higher risk weights.

40 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Portfolios subject to supervisory risk-weights in the IRB approach

Exposures subject to supervisory risk-weights in the IRB approach include assets categorised as specialised lending, where a regulatory capital ‘slotting’ approach applies.

Westpac currently has property finance and project finance credit risk exposures categorised as specialised lending. The ‘Credit Risk Management’ section of this report describes the mapping of Westpac risk grades to both external rating equivalents and regulatory capital ‘slots’.

Property finance

30 September 2016		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	21,309	85	14,916
Good	90%	30,131	241	27,118
Satisfactory	115%	6,555	184	7,538
Weak	250%	368	29	920
Default	NA	556	296	-
Total		58,919	835	50,492

31 March 2016		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	19,554	78	13,688
Good	90%	30,065	241	27,059
Satisfactory	115%	6,830	191	7,855
Weak	250%	419	34	1,048
Default	NA	550	299	-
Total		57,418	843	49,650

30 September 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	17,747	71	12,423
Good	90%	28,903	231	26,013
Satisfactory	115%	7,926	222	9,115
Weak	250%	406	32	1,014
Default	NA	718	381	-
Total		55,700	937	48,565

Westpac Group September 2016 Pillar 3 report | 41

Pillar 3 report Credit risk exposures

Project finance

30 September 2016		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,828	27	4,780
Good	90%	1,756	14	1,580
Satisfactory	115%	101	3	116
Weak	250%	397	32	993
Default	NA	-	-	-
Total		9,082	76	7,469

31 March 2016		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,376	26	4,463
Good	90%	1,967	16	1,770
Satisfactory	115%	48	1	55
Weak	250%	202	16	505
Default	NA	-	-	-
Total		8,593	59	6,793

30 September 2015		Exposure at	Regulatory	Risk Weighted
$m	Risk Weight	Default	Expected Loss	Assets
Strong	70%	6,029	23	4,220
Good	90%	2,326	19	2,093
Satisfactory	115%	127	4	146
Weak	250%	291	23	728
Default	NA	-	-	-
Total		8,773	69	7,187

42 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Portfolios subject to IRB approaches

Westpac has classified its transaction-managed exposures by the external credit rating to which the internally assigned credit risk grade aligns, as outlined in the ‘Credit Risk Management’ section of this report. Westpac’s internal rating system consists of more risk grades than does the range of external grades, and as a result PD will vary from portfolio to portfolio for the same external grade. Westpac’s program-managed exposures are classified by PD band. The average PD within a band likewise varies from portfolio to portfolio.

For non-defaulted exposures, regulatory expected loss is defined as the product of PD, LGD and EAD. For defaulted exposures, regulatory expected loss is based upon best estimates of loss. Regulatory expected loss is calculated at the facility level and then aggregated. However, multiplying the aggregates of the PD, LGD and EAD, as reported in the tables below (e.g. $131,598 million x 1.09% x 48%), does not always equal the aggregate regulatory expected loss ($584 million) because the product of two averages does not equal the average of a product.

Corporate portfolio by external credit rating

							Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	104	-	104	0.01%	41%	-	19	18%
AA	2,493	1,968	4,464	0.03%	53%	1	765	17%
A	16,251	11,077	27,349	0.07%	54%	11	8,517	31%
BBB	33,469	24,995	58,486	0.23%	50%	68	30,531	52%
BB	25,170	10,644	35,726	1.27%	39%	172	29,825	83%
B	1,742	140	1,883	3.70%	41%	29	2,464	131%
Other	3,069	519	3,586	20.92%	40%	303	7,387	206%
Subtotal	82,298	49,343	131,598	1.09%	48%	584	79,508	60%
Default	859	52	937	NA	57%	442	2,042	218%
Total	83,157	49,395	132,535	1.79%	48%	1,026	81,550	62%

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	248	-	248	0.01%	29%	-	28	11%
AA	3,198	2,298	5,498	0.03%	52%	2	848	15%
A	15,618	13,260	28,902	0.07%	51%	12	9,363	32%
BBB	34,646	25,529	60,210	0.23%	49%	71	31,881	53%
BB	25,385	11,782	37,115	1.24%	40%	182	31,976	86%
B	1,356	211	1,567	3.70%	44%	26	2,130	136%
Other	1,628	553	2,177	19.17%	43%	185	4,825	222%
Subtotal	82,079	53,633	135,717	0.81%	47%	478	81,051	60%
Default	1,075	48	1,150	NA	58%	513	2,655	231%
Total	83,154	53,681	136,867	1.64%	47%	991	83,706	61%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	301	-	301	0.01%	27%	-	33	11%
AA	4,886	2,932	7,809	0.03%	41%	2	1,127	14%
A	16,864	14,241	31,124	0.07%	49%	11	8,687	28%
BBB	35,286	24,997	60,312	0.23%	49%	69	31,186	52%
BB	25,032	10,830	35,814	1.27%	40%	176	30,710	86%
B	1,248	291	1,540	3.70%	48%	27	2,401	156%
Other	1,780	501	2,278	22.80%	45%	245	5,526	243%
Subtotal	85,397	53,792	139,178	0.86%	46%	530	79,670	57%
Default	479	127	632	NA	47%	224	1,328	210%
Total	85,876	53,919	139,810	1.31%	46%	754	80,998	58%

[1]      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2016 Pillar 3 report | 43

Pillar 3 report Credit risk exposures

Business lending portfolio by external credit rating

							Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	8	7	15	0.03%	55%	-	1	7%
A	181	75	255	0.08%	51%	-	65	25%
BBB	1,599	593	2,185	0.23%	28%	1	593	27%
BB	32,681	9,938	42,383	1.64%	32%	225	26,988	64%
B	1,479	236	1,714	3.70%	33%	21	1,387	81%
Other	1,519	167	1,685	24.75%	39%	164	2,931	174%
Subtotal	37,467	11,016	48,237	2.45%	32%	411	31,965	66%
Default	578	18	625	NA	44%	251	906	145%
Total	38,045	11,034	48,862	3.70%	32%	662	32,871	67%

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	1	12	13	0.03%	54%	-	1	8%
A	173	67	240	0.09%	51%	-	63	26%
BBB	1,633	620	2,246	0.23%	28%	1	603	27%
BB	31,174	9,496	40,437	1.63%	32%	212	25,511	63%
B	1,623	226	1,848	3.70%	34%	23	1,526	83%
Other	1,211	124	1,333	25.01%	39%	135	2,367	178%
Subtotal	35,815	10,545	46,117	2.31%	32%	371	30,071	65%
Default	590	25	676	NA	46%	288	1,011	150%
Total	36,405	10,570	46,793	3.72%	32%	659	31,082	66%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	-	-	-	-	-	-	-	-
AA	5	11	12	0.03%	55%	-	1	8%
A	202	74	276	0.09%	48%	-	70	25%
BBB	1,596	629	2,219	0.22%	27%	1	557	25%
BB	32,136	9,360	41,316	1.64%	31%	216	26,043	63%
B	1,822	222	2,044	3.70%	32%	25	1,614	79%
Other	1,404	151	1,555	23.24%	40%	144	2,763	178%
Subtotal	37,165	10,447	47,422	2.36%	31%	386	31,048	65%
Default	650	25	756	NA	45%	314	1,235	163%
Total	37,815	10,472	48,178	3.89%	31%	700	32,283	67%

[1]      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

44 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Sovereign portfolio by external credit rating

							Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	24,383	246	26,444	0.01%	10%	-	400	2%
AA	39,080	1,322	42,301	0.02%	8%	2	852	2%
A	1,353	301	1,657	0.05%	41%	-	213	13%
BBB	456	4	463	0.31%	27%	-	146	32%
BB	43	12	55	1.58%	47%	-	58	105%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	65,315	1,885	70,920	0.02%	10%	2	1,669	2%
Default	-	-	-	NA	-	-	-	-
Total	65,315	1,885	70,920	0.02%	10%	2	1,669	2%

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	22,493	221	24,003	0.01%	6%	-	300	1%
AA	40,606	1,092	43,353	0.02%	7%	1	744	2%
A	664	268	936	0.05%	24%	-	101	11%
BBB	555	102	662	0.30%	33%	1	228	34%
BB	41	18	59	1.60%	47%	-	61	103%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	64,359	1,701	69,013	0.02%	7%	2	1,434	2%
Default	-	-	-	NA	-	-	-	-
Total	64,359	1,701	69,013	0.02%	7%	2	1,434	2%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	22,780	62	23,988	0.01%	7%	-	305	1%
AA	36,361	1,023	39,135	0.02%	8%	1	820	2%
A	703	317	1,023	0.05%	20%	-	102	10%
BBB	798	252	1,056	0.29%	40%	1	434	41%
BB	44	40	84	1.56%	52%	1	114	136%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	60,686	1,694	65,286	0.02%	8%	3	1,775	3%
Default	-	-	-	NA	-	-	-	-
Total	60,686	1,694	65,286	0.02%	8%	3	1,775	3%

[1]      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2016 Pillar 3 report | 45

Pillar 3 report Credit risk exposures

Bank portfolio by external credit rating

							Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	265	-	268	0.01%	11%	-	11	4%
AA	9,841	105	9,983	0.03%	59%	2	2,803	28%
A	8,351	245	8,609	0.07%	53%	3	2,433	28%
BBB	2,353	77	2,433	0.20%	53%	3	1,276	52%
BB	108	15	123	0.94%	37%	-	88	72%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	20,918	442	21,416	0.07%	55%	8	6,611	31%
Default	38	-	38	NA	60%	7	204	537%
Total	20,956	442	21,454	0.25%	55%	15	6,815	32%

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	526	-	529	0.01%	11%	-	20	4%
AA	10,467	5	10,493	0.03%	57%	2	2,674	25%
A	10,786	191	10,984	0.07%	54%	4	3,436	31%
BBB	3,297	83	3,382	0.20%	52%	3	1,690	50%
BB	55	-	55	0.59%	21%	-	19	35%
B	-	-	-	-	-	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	25,131	279	25,443	0.07%	54%	9	7,839	31%
Default	43	-	43	NA	39%	13	45	105%
Total	25,174	279	25,486	0.24%	54%	22	7,884	31%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
AAA	743	-	748	0.01%	10%	-	29	4%
AA	10,204	5	10,242	0.03%	56%	2	2,667	26%
A	13,898	588	14,497	0.07%	52%	5	4,480	31%
BBB	2,356	11	2,369	0.24%	48%	3	1,106	47%
BB	70	-	70	0.62%	21%	-	24	34%
B	1	-	1	3.70%	60%	-	-	-
Other	-	-	-	-	-	-	-	-
Subtotal	27,272	604	27,927	0.07%	52%	10	8,306	30%
Default	47	-	47	NA	28%	6	95	202%
Total	27,319	604	27,974	0.24%	52%	16	8,401	30%

[1]      Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]      Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

46 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Residential mortgages portfolio by PD band

							Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	142,508	36,998	179,809	0.04%	20%	14	8,302	5%
0.10 to 0.25	64,966	14,447	79,189	0.17%	20%	27	10,909	14%
0.25 to 1.0	153,855	25,255	178,303	0.47%	20%	171	47,338	27%
1.0 to 2.5	57,369	3,712	60,600	1.41%	20%	175	29,816	49%
2.5 to 10.0	12,908	440	13,312	5.37%	21%	147	13,213	99%
10.0 to 99.99	5,376	13	5,403	23.41%	20%	252	8,036	149%
Subtotal	436,982	80,865	516,616	0.75%	20%	786	117,614	23%
Default	2,936	11	2,944	NA	20%	165	6,352	216%
Total	439,918	80,876	519,560	1.31%	20%	951	123,966	24%

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	138,782	36,416	175,516	0.04%	20%	13	4,169	2%
0.10 to 0.25	62,356	8,108	70,283	0.17%	20%	23	5,211	7%
0.25 to 1.0	143,541	29,309	172,220	0.48%	20%	168	26,766	16%
1.0 to 2.5	56,645	3,524	59,733	1.42%	20%	174	20,157	34%
2.5 to 10.0	13,568	427	13,963	5.34%	21%	153	10,020	72%
10.0 to 99.99	5,546	18	5,579	23.06%	20%	257	6,409	115%
Subtotal	420,438	77,802	497,294	0.78%	20%	788	72,732	15%
Default	2,387	10	2,394	NA	20%	152	5,072	212%
Total	422,825	77,812	499,688	1.26%	20%	940	77,804	16%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	139,169	35,997	175,467	0.04%	20%	13	4,174	2%
0.10 to 0.25	60,416	7,923	68,147	0.17%	20%	23	5,075	7%
0.25 to 1.0	135,999	31,488	166,801	0.48%	20%	163	25,583	15%
1.0 to 2.5	52,094	3,521	55,204	1.42%	20%	161	18,625	34%
2.5 to 10.0	12,666	445	13,081	5.26%	20%	140	9,286	71%
10.0 to 99.99	5,530	37	5,581	22.86%	20%	255	6,433	115%
Subtotal	405,874	79,411	484,281	0.77%	20%	755	69,176	14%
Default	1,922	13	1,929	NA	20%	135	4,119	214%
Total	407,796	79,424	486,210	1.16%	20%	890	73,295	15%

[1] Outstandings are balances that were drawn down as at the reporting date. [2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2016 Pillar 3 report | 47

Pillar 3 report Credit risk exposures

Australian credit cards portfolio by PD band

							Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,235	10,940	7,296	0.04%	74%	2	159	2%
0.10 to 0.25	1,334	5,594	4,062	0.14%	76%	4	262	6%
0.25 to 1.0	1,463	1,313	2,247	0.40%	76%	7	344	15%
1.0 to 2.5	2,882	1,354	3,767	1.53%	77%	44	1,585	42%
2.5 to 10.0	1,368	692	1,975	5.28%	75%	79	1,945	98%
10.0 to 99.99	653	77	698	24.12%	76%	127	1,416	203%
Subtotal	9,935	19,970	20,045	1.74%	75%	263	5,711	28%
Default	98	11	98	NA	76%	61	193	197%
Total	10,033	19,981	20,143	2.22%	75%	324	5,904	29%

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,253	11,117	7,366	0.04%	74%	2	167	2%
0.10 to 0.25	1,334	5,633	4,108	0.14%	76%	4	266	6%
0.25 to 1.0	1,546	1,388	2,373	0.42%	76%	8	376	16%
1.0 to 2.5	3,003	2,073	4,369	1.49%	77%	50	1,822	42%
2.5 to 10.0	1,459	667	2,037	5.37%	75%	83	2,034	100%
10.0 to 99.99	758	86	811	25.26%	76%	155	1,657	204%
Subtotal	10,353	20,964	21,064	1.89%	75%	302	6,322	30%
Default	114	12	114	NA	77%	65	295	259%
Total	10,467	20,976	21,178	2.42%	75%	367	6,617	31%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	2,266	11,676	7,655	0.08%	76%	5	321	4%
0.10 to 0.25	869	2,845	2,347	0.19%	75%	3	188	8%
0.25 to 1.0	2,625	2,640	4,161	0.64%	77%	21	910	22%
1.0 to 2.5	2,377	2,991	4,088	1.56%	76%	49	1,759	43%
2.5 to 10.0	1,357	723	1,917	4.32%	75%	62	1,655	86%
10.0 to 99.99	621	78	664	22.13%	75%	109	1,245	188%
Subtotal	10,115	20,953	20,832	1.59%	76%	249	6,078	29%
Default	94	9	94	NA	77%	62	140	149%
Total	10,209	20,962	20,926	2.03%	76%	311	6,218	30%

[1] Outstandings are balances that were drawn down as at the reporting date. [2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

48 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Other retail portfolio by PD band

							Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	169	261	427	0.07%	75%	-	66	15%
0.10 to 0.25	1,230	1,068	2,071	0.18%	57%	2	464	22%
0.25 to 1.0	3,836	2,264	5,233	0.53%	62%	17	2,499	48%
1.0 to 2.5	5,823	1,115	6,765	1.69%	62%	73	5,365	79%
2.5 to 10.0	2,315	318	2,597	5.56%	68%	98	2,802	108%
10.0 to 99.99	1,351	82	1,437	27.63%	65%	256	2,208	154%
Subtotal	14,724	5,108	18,530	3.71%	63%	446	13,404	72%
Default	209	6	213	NA	66%	112	401	188%
Total	14,933	5,114	18,743	4.80%	63%	558	13,805	74%

							Risk	Average
31 March 2016		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	168	237	402	0.07%	75%	-	61	15%
0.10 to 0.25	1,164	998	1,951	0.18%	57%	2	437	22%
0.25 to 1.0	3,622	2,203	4,930	0.53%	62%	16	2,361	48%
1.0 to 2.5	5,703	1,120	6,648	1.70%	62%	72	5,271	79%
2.5 to 10.0	2,373	312	2,666	5.56%	68%	101	2,864	107%
10.0 to 99.99	1,452	83	1,550	27.93%	65%	281	2,401	155%
Subtotal	14,482	4,953	18,147	3.99%	63%	472	13,395	74%
Default	250	8	254	NA	64%	129	498	196%
Total	14,732	4,961	18,401	5.31%	63%	601	13,893	76%

							Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Regulatory	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Expected Loss	Assets	Weight
0.0 to 0.10	3	2	4	0.09%	76%	-	1	25%
0.10 to 0.25	178	627	617	0.15%	49%	-	107	17%
0.25 to 1.0	2,313	2,277	3,825	0.57%	69%	15	2,073	54%
1.0 to 2.5	5,489	1,358	6,902	1.71%	61%	74	5,431	79%
2.5 to 10.0	2,293	597	2,861	4.54%	74%	96	3,278	115%
10.0 to 99.99	1,077	77	1,179	23.02%	68%	186	1,745	148%
Subtotal	11,353	4,938	15,388	3.52%	65%	371	12,635	82%
Default	151	7	157	NA	68%	87	291	185%
Total	11,504	4,945	15,545	4.50%	65%	458	12,926	83%

[1] Outstandings are balances that were drawn down as at the reporting date. [2] Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

Westpac Group September 2016 Pillar 3 report | 49

Pillar 3 report Credit risk exposures

Small business portfolio by PD band

						Regulatory	Risk	Average
30 September 2016		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	358	836	986	0.07%	45%	-	88	9%
0.10 to 0.25	2,755	1,798	4,543	0.18%	25%	2	459	10%
0.25 to 1.0	5,601	1,641	7,279	0.46%	40%	13	2,043	28%
1.0 to 2.5	10,970	1,107	11,959	1.42%	40%	68	5,996	50%
2.5 to 10.0	2,256	173	2,427	5.12%	33%	42	1,561	64%
10.0 to 99.99	1,044	27	1,073	20.96%	36%	81	1,105	103%
Subtotal	22,984	5,582	28,267	1.99%	37%	206	11,252	40%
Default	279	5	341	NA	42%	123	678	199%
Total	23,263	5,587	28,608	3.15%	37%	329	11,930	42%

						Regulatory	Risk	Average
31 March 2016[3]		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	442	747	1,141	0.07%	32%	-	64	6%
0.10 to 0.25	2,715	1,654	4,385	0.19%	25%	2	449	10%
0.25 to 1.0	5,430	1,596	7,095	0.46%	39%	12	1,973	28%
1.0 to 2.5	10,300	799	11,025	1.43%	38%	60	5,274	48%
2.5 to 10.0	2,136	142	2,280	5.15%	32%	38	1,445	63%
10.0 to 99.99	1,093	32	1,130	21.71%	34%	83	1,163	103%
Subtotal	22,116	4,970	27,056	2.08%	35%	195	10,368	38%
Default	309	7	391	NA	46%	144	782	200%
Total	22,425	4,977	27,447	3.47%	35%	339	11,150	41%

						Regulatory	Risk	Average
30 September 2015		Committed	Exposure	Probability	Loss Given	Expected	Weighted	Risk
$m	Outstandings[1]	Undrawn[2]	at Default	of Default	Default	Loss	Assets	Weight
0.0 to 0.10	294	571	812	0.07%	37%	-	52	6%
0.10 to 0.25	2,024	1,103	3,137	0.19%	24%	2	320	10%
0.25 to 1.0	5,280	1,398	6,738	0.57%	41%	16	2,205	33%
1.0 to 2.5	6,243	786	6,950	1.43%	36%	34	3,100	45%
2.5 to 10.0	1,408	128	1,537	5.35%	27%	23	901	59%
10.0 to 99.99	614	22	639	24.74%	31%	52	639	100%
Subtotal	15,863	4,008	19,813	1.94%	35%	127	7,217	36%
Default	236	7	273	NA	42%	86	577	211%
Total	16,099	4,015	20,086	3.27%	35%	213	7,794	39%

[1]  Outstandings are balances that were drawn down as at the reporting date and include certain off-balance sheet items.

[2]  Committed undrawn balances are committed exposures that were not drawn down as at the reporting date.

[3]  Following a review of segmentation criteria, some exposures have been reclassified into the small business asset class from business lending, specialised lending and residential mortgages asset classes.

50 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

Credit Quality

The credit quality of the portfolio continued to be sound over Full Year 2016. Impaired assets were a little higher mostly due to the downgrade of a small number of larger corporate facilities in the first half of the year.

Through the year however, the level of stress has risen. The rise in stress mostly reflects impacts from the continued slowdown in mining investment along with a weakening of global milk prices impacting the New Zealand Dairy portfolio. Changes in the reporting of hardship in mortgages also contributed to the rise which has increased delinquencies.

Actual losses

30 September 2016	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	-	-	69	(35)	34
Business lending	29	3	95	(7)	120
Sovereign	-	-	-	-	-
Bank	-	-	5	-	5
Residential mortgages	15	-	59	-	74
Australian credit cards	323	-	-	(19)	304
Other retail	426	14	-	(70)	370
Small business	72	1	23	(5)	91
Specialised lending	7	10	36	-	53
Securitisation	-	-	-	-	-
Standardised	2	-	-	(1)	1
Total	874	28	287	(137)	1,052

31 March 2016	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	6 months ended
Corporate	-	-	30	(34)	(4)
Business lending	35	6	20	(11)	50
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	8	-	32	-	40
Australian credit cards	158	1	3	(15)	147
Other retail	172	1	-	(28)	145
Small business	27	-	8	(3)	32
Specialised lending	4	5	6	-	15
Securitisation	-	-	-	-	-
Standardised	1	-	-	(1)	-
Total	405	13	99	(92)	425

30 September 2015	Write-offs	Legal and	Write-offs from		Actual Losses for the
$m	direct	recovery costs	provisions[1]	Recoveries	12 months ended
Corporate	1	-	96	(16)	81
Business lending	74	9	118	(12)	189
Sovereign	-	-	-	-	-
Bank	-	-	-	-	-
Residential mortgages	23	-	66	(3)	86
Australian credit cards	306	-	-	(20)	286
Other retail	276	3	1	(58)	222
Small business	49	3	19	-	71
Specialised lending	4	9	95	(8)	100
Securitisation	-	-	-	-	-
Standardised	31	5	50	(14)	72
Total	764	29	445	(131)	1,107

[1] Write-offs from individually assessed provisions.

Westpac Group September 2016 Pillar 3 report | 51

Pillar 3 report Credit risk exposures

Regulatory loss estimates and actual losses

The table below compares regulatory credit risk estimates used in the calculation of risk weighted assets to the average of actual outcomes observed since the time of Advanced IRB accreditation for each portfolio.

Predicted parameters represent average internally predicted long-run probabilities of default for non-defaulted obligors at the start of each year, as well as downturn estimates of loss (or the regulatory minimum where required). They are averaged using data from the financial years beginning at the time of Advanced IRB accreditation (2008 for most portfolios) and compared to observed outcomes over the same period1.

Predicted parameters are updated annually and utilise observed outcomes from prior periods as a key input.

Default rates

At the start of each year, a predicted default probability is assigned to all non-defaulted obligors. This is averaged over the portfolio and reported as the predicted default rate. This is compared to the actual default rate for the year. Both predicted and observed annual default rates are then averaged over the observation period.

Loss Given Default (LGD)

The LGD analysis excludes recent defaults in order to allow sufficient time for the full workout of the facility and hence an accurate LGD to be determined. The workout period varies by portfolio: a two year workout period is assumed for transaction-managed and residential mortgage lending; and a one year period for other program-managed portfolios.

Exposure at Default (EAD)

The EAD variance compares the observed EAD to the predicted EAD one year prior to default. For transaction-managed portfolios, predicted EAD is currently mandated to be 100% of committed exposures. The observed EAD is averaged for all obligors that defaulted over the observation period.

						Observed EAD
30 September 2016	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[2]	Predicted	Observed	Predicted	Observed	Predicted[3]
Corporate	1,026	2.05%	1.12%	48%	38%	(23%)
Business lending	662	2.09%	1.54%	34%	18%	(12%)
Sovereign	2	0.21%	-	-	-	-
Bank	15	0.52%	0.21%	-	-	-
Residential mortgages	951	0.62%	0.44%	20%	3%	(2%)
Australian credit cards	324	1.78%	1.70%	76%	57%	(2%)
Other retail	558	5.13%	3.76%	71%	54%	(12%)
Small business	329	2.15%	1.61%	40%	15%	(7%)
Specialised lending	911	NA	2.12%	NA	23%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,778

[1]  Predicted parameters are not available for specialised lending, securitisation or standardised exposures because risk weights for these portfolios do not rely on credit estimates and are shown as NA in the tables above.

[2] Includes regulatory expected losses for defaulted and non-defaulted exposures.

3  A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

52 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk exposures

						Observed EAD
31 March 2016	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	991	2.19%	1.07%	51%	41%	(23%)
Business lending	659	2.24%	1.54%	34%	18%	(12%)
Sovereign	2	0.21%	-	-	-	-
Bank	22	0.54%	0.21%	-	-	-
Residential mortgages	940	0.60%	0.44%	20%	4%	(2%)
Australian credit cards	367	1.80%	1.65%	76%	58%	(2%)
Other retail	601	5.11%	3.73%	71%	50%	(13%)
Small business	339	2.08%	1.69%	41%	20%	(9%)
Specialised lending	902	NA	2.12%	NA	23%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,823

						Observed EAD
30 September 2015	Regulatory	Default rate		Loss Given Default		variance to
$m	Expected Loss[1]	Predicted	Observed	Predicted	Observed	Predicted[2]
Corporate	754	2.24%	1.17%	50%	40%	(24%)
Business lending	700	2.25%	1.55%	34%	18%	(12%)
Sovereign	3	0.23%	-	-	-	-
Bank	16	0.61%	0.24%	-	-	-
Residential mortgages	890	0.66%	0.56%	20%	6%	-
Australian credit cards	311	1.48%	1.49%	76%	58%	(4%)
Other retail	458	4.32%	2.71%	71%	54%	(4%)
Small business	213	2.51%	1.62%	34%	21%	(9%)
Specialised lending	1,006	NA	2.29%	NA	23%	(7%)
Securitisation	NA	NA	NA	NA	NA	NA
Standardised	NA	NA	NA	NA	NA	NA
Total	4,588

[1] Includes regulatory expected losses for defaulted and non-defaulted exposures

2   A negative outcome indicates observed EAD was lower than predicted EAD, which can happen because exposures were managed down prior to default or off-balance sheet items or undrawn limits were not fully drawn prior to default.

Westpac Group September 2016 Pillar 3 report | 53

Pillar 3 report Credit risk mitigation

This section describes the way in which Westpac reduces its credit risk by using financial collateral, guarantees or credit derivatives for Corporate, Sovereign and Bank asset classes.

Approach

Westpac recognises credit risk mitigation only when formal legal documentation is held that establishes Westpac’s direct, irrevocable and unconditional recourse to the collateral or to an unrelated credit risk mitigation provider. The minimum standards to be met so that credit risk mitigation can be recognised are embodied in Westpac’s credit rules and policies. All proposals for risk mitigation require a formal submission confirming compliance with these standards, for approval by an authorised credit officer. Authorised credit officer approval is also required for existing risk mitigation to be discontinued or withdrawn.

The amount of credit risk mitigation recognised is the face value of the mitigation instrument, which is adjusted by the application of discounts for any maturity and/or currency mismatch with the underlying obligation, so that a discounted amount is recognised when calculating the residual exposure after mitigation.

For regulatory capital purposes Westpac addresses credit risk mitigation as follows:

●     exposures secured by cash, eligible financial collateral or where protection is bought via credit linked notes, provided the proceeds are invested in either cash or eligible financial collateral, are included at the gross value, with risk weighted assets for the portion thus secured calculated by applying a 5% LGD1;

●     exposures that are mitigated by way of eligible guarantees, standby letters of credit or similar instruments, where Westpac has direct recourse to an unrelated third party on default or non-payment by the customer, or credit protection bought via credit default swaps where Westpac is entitled to recover either full principal or credit losses on occurrence of defined credit events, are treated under double default rules where the protection provider is a financial firm rated A/A2 or better; and

●     exposures that are mitigated by way of guarantees, letters of credit, credit default swaps or similar instruments, where the eligibility criteria for double default treatment are not met, are treated under the substitution approach.

Structure and organisation

Westpac Institutional Bank is responsible for managing the overall risk in Westpac’s corporate, sovereign and bank credit portfolios, and uses a variety of instruments, including securitisation and single name credit default swaps, to manage loan and counterparty risk. Westpac Institutional Bank has a dedicated portfolio trading desk with the specific mandate of actively monitoring the underlying exposure and the offsetting hedge book.

Risk reporting

Monthly reports are issued, which detail risk mitigated facilities where the mitigation instruments mature within 30 to 90 days. Following decisions by the relevant business and credit risk management units, an independent operational unit ensures necessary actions are implemented in a timely fashion.

Specific reporting is maintained and monitored on the matching of hedges with underlying facilities, with any adjustments to hedges (e.g. unwinds or extensions) managed dynamically.

Netting

Risk reduction by way of current account set-offs is recognised for exposures to creditworthy customers domiciled in Australia and New Zealand only. Customers are required to enter into formal agreements giving Westpac the unfettered right to set-off gross credit and debit balances in their nominated accounts to determine Westpac’s net exposure within each of these two jurisdictions. Cross-border set-offs are not permitted.

Close-out netting is undertaken for off-balance sheet financial market transactions with counterparties with whom Westpac has entered into master netting agreements which allow such netting in specified jurisdictions. Close-out netting effectively aggregates pre-settlement risk exposure at time of default, thus reducing overall exposure.

Collateral valuation and management

Westpac revalues financial markets and associated collateral positions on a daily basis to monitor the net risk position, and has formal processes in place so that calls for collateral top-up or exposure reduction are made promptly. An independent operational unit has responsibility for monitoring these positions. The collateralisation arrangements are documented via the Credit Support Annex of the International Swaps and Derivatives Association (ISDA) master agreement for derivatives transactions and Global Master Repurchase Agreement (GMRA) for repurchase transactions and Clearing Agreements for cleared trades.

[1] Excludes collateralised derivative transactions.

54 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Credit risk mitigation

Types of collateral taken

Westpac recognises the following as eligible collateral for credit risk mitigation by way of risk reduction:

●                cash (primarily in Australian dollars (AUD), New Zealand dollars (NZD), US dollars (USD), Canadian dollars (CAD), British pounds (GBP), or Euro (EUR));

●                bonds issued by Australian Commonwealth, State and Territory governments or their Public Sector Enterprises, provided these attract a zero risk-weighting under APS112;

●                securities issued by other specified AA-/Aa3 or better rated sovereign governments; and

●                protection bought via credit-linked notes (provided the proceeds are invested in cash or other eligible collateral described above).

Guarantor/credit derivative counterparties

For mitigation by risk transfer, Westpac only recognises unconditional irrevocable guarantees or standby letters of credit issued by, or eligible credit derivative protection bought from, the following entities provided they are not related to the underlying obligor:

●                sovereign entities;

●                public sector entities in Australia and New Zealand;

●                authorised deposit taking institutions and overseas banks with a minimum risk grade equivalent of A-/A3. The Global Chief Credit Officer (GCCO)  has the authority to approve exceptions to the A-/A3 minimum; and

●                other entities with a minimum risk grade equivalent of A-/A3. The GCCO has the authority to approve exceptions to the A-/A3 minimum.

Market and/or credit risk concentrations

When Westpac uses credit risk mitigation techniques to reduce counterparty exposure, limits are applied to both gross (i.e. pre-mitigation) and net exposure.

Furthermore, exposure is recorded against the provider of any credit risk mitigation and a limit framework prevents excessive concentration to such counterparties.

All exposures to risk transfer counterparties are separately approved under Westpac’s usual credit approval process, with the amount and tenor of mitigation recorded against the counterparty in Westpac’s exposure management systems. The credit quality of mitigation providers is reviewed regularly in accordance with Westpac’s usual periodic review processes.

Market risks arising from credit risk mitigation activities are managed similarly to market risks arising from any other trading activities.

These risks are managed under either the market risk banking book or trading book frameworks as appropriate.

Westpac Group September 2016 Pillar 3 report | 55

Pillar 3 report Credit risk mitigation

Total exposure covered by collateral, credit derivatives and guarantees

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2016	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	132,928	(393)	132,535	2,581	1,262	437	94
Sovereign	71,109	(189)	70,920	480	189	241	-
Bank	22,232	(778)	21,454	1,856	778	-	-
Standardised[2]	16,003	(476)	15,527	1,768	476	-	-
Total	242,272	(1,836)	240,436	6,685	2,705	678	94

		Impact		Total exposure for	Credit Risk Mitigants
31 March 2016	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	137,074	(207)	136,867	2,380	1,160	317	120
Sovereign	69,147	(134)	69,013	420	134	240	-
Bank	26,197	(711)	25,486	2,391	711	-	-
Standardised[2]	15,051	(221)	14,830	1,662	221	-	-
Total	247,469	(1,273)	246,196	6,853	2,226	557	120

		Impact		Total exposure for	Credit Risk Mitigants
30 September 2015	Total before	of credit	Total after	which some credit	Eligible Financial	Covered by	Covered by
$m	mitigation	mitigation[1]	mitigation	risk is mitigated	Collateral	Guarantees	Credit Derivatives
Corporate	140,542	(732)	139,810	3,974	2,183	377	104
Sovereign	65,472	(186)	65,286	355	186	103	-
Bank	30,421	(2,447)	27,974	5,929	2,372	-	-
Standardised[2]	22,102	(105)	21,997	1,561	106	-	-
Total	258,537	(3,470)	255,067	11,819	4,847	480	104

[1] Impact of credit mitigation under the substitution approach.
[2] The portfolio breakdown for prior periods has been enhanced to display separately portfolios subject to the standardised approach which includes central clearing exposure.

56 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Counterparty credit risk

This section describes Westpac’s exposure to credit risk arising from derivative and treasury products.

Approach

Westpac’s process for managing derivatives and counterparty credit risk is based on its assessment of the potential future credit risk Westpac is exposed to when dealing in derivatives products and securities financing transactions. Westpac simulates future market rates by imposing shocks on market prices and rates, and assessing the effect these shocks have on the mark-to-market value of Westpac’s positions. These simulated exposure numbers are then checked against pre-settlement risk limits that are set at the counterparty level.

Structure and organisation

The Financial Markets Credit management team is charged with managing the counterparty credit exposure arising from derivatives and treasury products.

Risk reporting

Westpac actively reassesses and manages the counterparty credit exposure arising from derivatives business. A daily simulation of potential future counterparty credit exposure taking into account movements in market rates is conducted. This simulation quantifies credit exposure using the Derivative Risk Equivalent (DRE) methodology and exposure is loaded into a credit limit management system. Limit excesses are reported to credit managers and actioned within strict timeframes.

Market related credit risk

There are two components to the regulatory capital requirements for credit risk arising from derivative products:

●      capital to absorb losses arising from the default of derivative counterparties; and

●      capital to absorb losses arising from mark-to-market valuation movements resulting from changes in the credit quality of derivative counterparties. These valuation movements are referred to as credit valuation adjustments and this risk is sometimes labelled as credit valuation adjustment (CVA) risk. Westpac refers to this requirement as mark-to-market related credit risk.

Risk mitigation

Mitigation is achieved in a number of ways:

●                  the limit system monitors for excesses of the pre-determined limits, with any excesses being immediately notified to credit officers;

●                  Westpac has collateral agreements with its largest counterparties. The market value of the counterparty’s portfolio is used to recalculate the credit position at each end of day, with collateral being called for when certain pre-set limits are met; and

●                  credit derivatives are used to mitigate credit exposure against certain counterparties.

In addition, the following approaches are also used as appropriate to mitigate credit risk:

●                  incorporating right-to-break in Westpac’s contracts, effectively reducing the tenor of the risk;

●                  signing netting agreements, thus allowing the exposure across a portfolio of trades to be netted;

●                  regular marking to market and settling of the foreign exchange components of foreign exchange reset contracts; and

●                  downgrade triggers in documentation that, if breached, require the counterparty to provide collateral.

Counterparty derivative exposures and limits

The risk management methodology for counterparty derivatives exposures is similar to the credit methodology for transaction-managed loans. The main difference is in the estimation of the exposure for derivatives which is based on the DRE methodology. DRE is a credit exposure measure for derivative trades which is calibrated to a ‘loan-equivalent’ exposure.

Counterparty credit limits are approved on an uncommitted and unadvised basis by authorised credit officers. This follows an evaluation of each counterparty’s credit worthiness and establishing an agreed credit risk appetite for the nature and extent of prospective business.

Westpac Group September 2016 Pillar 3 report | 57

Pillar 3 report Counterparty credit risk

Wrong-way risk exposures

Westpac defines wrong-way risk as exposure to a counterparty which is adversely correlated with the credit quality of that counterparty. With respect to credit derivatives, wrong-way risk refers to credit protection purchased from a counterparty highly correlated to the reference obligation.

Wrong-way risk exposures using credit derivatives are controlled by only buying protection from highly rated counterparties. These transactions are assessed by an authorised credit officer who has the right to decline any transaction where they feel there is an unacceptably high correlation between the ability to perform under the trade and the performance of the underlying counterparty.

Consequences of a downgrade in Westpac’s credit rating1

Where an outright threshold and minimum transfer amount are agreed, there will not be any impact on the amount of collateral posted by Westpac in the event of a credit rating downgrade. Where the threshold and minimum transfer amount are tiered according to credit rating, the impact of Westpac being downgraded below its current credit rating would be: for a one notch downgrade, postings of $106 million; while for a two notch downgrade, postings would be $133 million.

Counterparty credit risk summary

	30 September	31 March	30 September
$m	2016	2016	2015
Gross positive fair value of contracts	74,577	89,320	97,317
Netting benefits	(47,974)	(58,329)	(60,309)
Netted current credit exposure	26,603	30,991	37,008

Collateral held	(1,835)	(1,273)	(3,470)
Mark-to-market credit related risk reduction	(164)	(196)	(205)
Net derivatives credit exposure	24,604	29,522	33,333

Exposure at default
Gross credit exposure amount of credit derivative hedges	-	-	-
Credit exposure	-	-	-
Interest rate contracts	8,939	9,691	10,009
Foreign exchange contracts	9,529	12,388	15,389
Equity contracts	3	4	21
Credit derivatives	194	413	687
Commodity contracts	3,711	4,413	5,448
Other	2,228	2,613	1,779
Total	24,604	29,522	33,333

Credit derivative transactions that create exposures to counterparty credit risk

30 September 2016	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold	Total
Credit Default Swaps	99	85	5	8	196
Total Return Swaps	-	-	-	-	-
Credit options	-	-	-	-	-
Credit linked notes	-	-	-	-	-
Collateralised Loan Obligations	-	-	-	-	-
Other	-	-	-	-	-
Total	99	85	5	8	196

31 March 2016	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold	Total
Credit Default Swaps	199	186	8	23	417
Total Return Swaps	-	-	-	-	-
Credit options	-	-	-	-	-
Credit linked notes	-	-	-	-	-
Collateralised Loan Obligations	-	-	-	-	-
Other	-	-	-	-	-
Total	199	186	8	23	417

[1] Credit rating downgrade postings are cumulative.

58 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Counterparty credit risk

30 September 2015	Westpac Portfolio		Intermediation activities
Credit derivatives products used ($m)	Bought	Sold	Bought	Sold	Total
Credit Default Swaps	373	300	9	13	695
Total Return Swaps	-	-	-	-	-
Credit options	-	-	-	-	-
Credit linked notes	-	-	-	-	-
Collateralised Loan Obligations	-	-	-	-	-
Other	-	-	-	-	-
Total	373	300	9	13	695

Westpac Group September 2016 Pillar 3 report | 59

Pillar 3 report Securitisation

A securitisation is a financial structure where the cash flow from a pool of assets is used to service obligations to at least two different tranches or classes of creditors (typically holders of debt securities), with each class or tranche reflecting a different degree of credit risk (i.e. one class of creditors is entitled to receive payments from the pool before another class of creditors).

Securitisation transactions are generally grouped into two broad categories:

●      traditional or true sale securitisations, which involve the transfer of ownership of the underlying asset pool to a third party; and

●      synthetic transactions, where the ownership of the pool remains with the originator and only the credit risk of the pool is transferred to a third party, using credit derivatives or guarantees.

Covered bond transactions, in which bonds issued by Westpac are guaranteed by assets held in a special purpose vehicle, are not considered to be securitisation transactions.

Approach

Westpac’s involvement in securitisation activities ranges from a seller of its own assets to an investor in third-party transactions and includes the arranging of transactions, the provision of securitisation services and the provision of funding for clients, including clients requiring access to capital markets.

Securitisation of Westpac originated assets - Securitisation is a funding, liquidity and capital management tool. It allows Westpac the ability to liquefy a pool of assets and increase Westpac’s wholesale funding capacity. Westpac may provide arm’s length facilities to the securitisation vehicles. The facilities entered into typically include the provision of liquidity, funding, underwriting and derivative contracts.

Westpac has entered into on balance sheet securitisation transactions whereby loans originated by Westpac are transformed into stocks of saleable mortgage backed securities and held in the originating bank’s liquid asset portfolio. These ‘self securitisations’ do not change risk weighted assets1. No securitisation transactions for Westpac originated assets are classified as a resecuritisation.

Securitisation in the management of Westpac’s credit portfolio - Westpac uses securitisation, including portfolio credit default swaps, to manage its corporate and institutional loan and counterparty credit risk portfolios. Single name credit default swaps are not treated as securitisations but as credit risk mitigation facilities. Transactions are entered into to manage counterparty credit risk or concentration risks.

Provision of securitisation services, including funding and management of conduit vehicles - Westpac provides services to clients wishing to access asset-backed financing through securitisation. Those services include access to the Asset Backed Commercial Paper Market through the Waratah and Crusade conduits, which are the Westpac-sponsored securitisation conduits; the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet; and arranging asset-backed bond issues. Westpac provides facilities to Waratah and the Crusade securitisation conduits including liquidity, funding, underwriting, credit enhancement and derivative contracts. Securitisation facilities provided by Westpac include resecuritisation exposures which are securitisation exposures in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is itself a securitisation exposure. Westpac also buys and sells securitisation exposures in the secondary market to facilitate portfolio management activity by its institutional customers who hold asset backed bonds.

Westpac’s role in the securitisation process

Securitisation activity	Role played by Westpac
Securitisation of Westpac originated assets	● Arranger ● Asset originator ● Bond distributor ● Facility provider	● Note holder ● Trust manager ● Swap provider ● Servicer
Securitisation in the management of Westpac’s credit portfolio	● Hedger - protection purchaser ● Investor - protection seller ● Investor - purchaser of securitisation exposures

[1] The credit exposures of the underlying loans are measured in accordance with APS113.

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Pillar 3 report Securitisation

Provision of securitisation services including funding and management of conduit vehicles	● Arranger ● Bond distributor ● Credit enhancement provider ● Funder	● Liquidity facility provider ● Swap counterparty servicer ● Market maker and broker for distributed bonds

Key Objectives

Securitisation of Westpac originated assets - The securitisation of Westpac’s own assets provides funding diversity, and is a core tool of liquidity management.

Securitisation in the management of Westpac’s credit portfolio - Westpac acts as principal in transactions and will buy and sell protection in order to meet its portfolio management objectives. Westpac also purchases securitisation exposures in order to earn income. All securitisation activity must follow Westpac’s credit policies and approval processes.

Provision of securitisation services including funding and management of conduit vehicles - Westpac receives market-based fees in return for its services as servicer, swap counterparty, arranger and facility provider and program fees, interest margins and bond distribution fees on warehouse and term funding facilities.  Westpac facilitates portfolio management activity by its institutional customers by buying and selling securitisation exposures in the secondary market and is compensated through an interest margin and bid-offer spread on the transactions.

Structure and organisation

Securitisation of Westpac originated assets - Westpac’s Treasury operations are responsible for all Westpac originated securitisation activity including funding, liquidity and capital management.

Securitisation in the management of Westpac’s credit portfolio - Westpac’s exposure arising from securitisation, including portfolio hedging, is managed by Westpac Institutional Bank (WIB) and integrated within Westpac’s standard risk reporting and management systems.

Provision of securitisation services including funding and management of conduit vehicles - These services are provided by WIB and include the provision of liquidity, credit enhancement, funding and derivative facilities, servicer and arranger services, and market-making and broking of asset-backed bonds.

Risk reporting

Credit exposure - Funding, liquidity, credit enhancement and redraw facilities, swap arrangements and counterparty exposures are captured and monitored in key source systems along with other facilities/derivatives entered into by Westpac.

Operational risk exposure - The operational risk review process for Westpac includes the identification of risks, controls and key performance indicators in relation to all securitisation activity and services provided by Westpac or any of its subsidiaries.

Market risk exposure - Exposures arising from transactions with securitisation conduits and other counterparties are captured as part of Westpac’s traded and non-traded market risk reporting and limit management framework.

Liquidity risk exposure - Exposure to, and the impact of, securitisation transactions are managed under the Liquidity Risk Management Framework and are integrated into routine reporting for capital and liquidity positions, net interest margin analysis, balance sheet forecasting and funding scenario testing. The annual funding plan incorporates consideration of overall liquidity risk limits and the securitisation of Westpac originated assets.

Risk mitigation

Securitisation of Westpac originated assets - The interest rate and basis risks generated by Westpac’s hedging arrangements to each securitisation trust are captured and managed within Westpac’s asset and liability management framework. The liquidity risk generated by Westpac’s liquidity and redraw facilities to each securitisation trust is captured and managed in accordance with Westpac’s liquidity management policies along with all other contingent liquidity facilities.

Securitisation in the management of Westpac’s credit portfolio - Transactions are approved in accordance with Westpac’s credit risk mitigation approach (see pages 54 and 55).

Provision of securitisation services including funding and management of conduit vehicles - All securitisation transactions are approved within the context of a securitisation credit policy that sets detailed transaction-specific guidelines that regulate servicer counterparty risk appetite, transaction tenor, asset class, third

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Pillar 3 report Securitisation

party credit support and portfolio quality. This policy is applied in conjunction with other credit and market risk policies that governs the provision of derivative and other services that support securitisation transactions. In particular, credit hedging transactions are subject to Westpac’s credit risk mitigation approach (see pages 54 and 55). Any interest rate or currency hedging is subject to counterparty credit risk management (see pages 57 and 58) and market risk management (see pages 71 and 72) policies and processes.

Regulatory capital approaches

The regulatory capital treatment of all securitisation exposures is undertaken in accordance with APS120. APS120 specifies that securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk.

Consistent with APS120 the approaches employed include the Ratings-Based Approach (RBA), where APRA provides risk-weights that are matched to external credit ratings, and the Internal Assessment Approach (IAA), which largely mirrors the RBA. The Supervisory Formula (SF), which determines a capital charge based on the attributes of the securitisation structure through an industry standard formula with pre-determined parameters, is employed under specific conditions where the RBA and IAA are deemed inappropriate.

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust are excluded from Westpac’s calculation of credit risk weighted assets if capital relief is sought and the requirements of APS120 are satisfied1. Westpac cannot rely on external rating when risk weighting its exposure to these trusts and must use the Supervisory Formula approach instead.

In instances where insufficient risk transfer is achieved by the transaction for regulatory purposes, the capital calculation is performed on the underlying asset pool while the facilities provided to such securitisation vehicles do not attract regulatory capital charges.

Securitisation in the management of Westpac’s credit portfolio - Unless Westpac makes an election under APS120, the underlying assets subject to synthetic securitisation are excluded from Westpac’s calculation of credit risk weighted assets. They are replaced with the credit risk weight of the applicable securitisation instrument, usually credit default swaps or underlying cash collateral. Westpac applies the RBA and the SF when determining regulatory capital treatments for securitisation exposures arising from the management of its credit portfolio.

Provision of securitisation services including funding and management of conduit services - Westpac uses the RBA and the IAA methodology when determining regulatory capital requirements for the facilities associated with the provision of securitisation services to the Waratah securitisation conduit and facilities for the provision of warehouse and term funding of securitised assets on Westpac’s balance sheet. Regulatory capital for the Crusade securitisation conduit is determined in accordance with APS113.

The regulatory capital treatment of derivatives for securitisation exposures is currently undertaken in accordance with APS113.The difference in regulatory capital calculations using APS120 and APS113 is immaterial.

The External Credit Assessment Institutions that can be used by Westpac for resecuritisations are Standard & Poor’s, Moody’s and Fitch.

Securitisation exposures held in the trading book are subject to the requirements of Prudential Standard APS 116 Capital Adequacy: Market Risk.

Westpac’s accounting policies for securitisation activities

Securitisation of Westpac originated assets - The assets sold by Westpac to a securitisation trust remain on Westpac’s balance sheet for accounting purposes.

Securitisation in the management of Westpac’s credit portfolio - For risk mitigation using synthetic securitisation, the underlying assets remain on Westpac’s balance sheet for accounting purposes. The accounting treatment of the assets will depend on their nature. They could include loans and receivables, available for sale securities or derivatives. The most common form of synthetic securitisation is via a credit default swap, which is treated as a derivative and recognised in the profit and loss statement at fair value.

For investment in securitisation exposures, if the instrument has been designated on initial recognition at fair value (including instruments containing a credit default swap), the exposure will be measured at fair value through the Income Statement.  All other securitisation exposures will be classified as available-for-sale (AFS) and measured at fair value through Other  Comprehensive Income (within the AFS securities reserve).

Provision of securitisation services including funding and management of conduit vehicles - Fee income from these services is recognised on an accrual basis. Liquidity and funding facilities are treated as commitments to provide finance, with fee and margin income recognised on an accrual basis. Warehouse and term funding facilities are treated as loans.

[1] Including the requirements to achieve capital relief.

62 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Securitisation

Banking book summary of assets securitised by Westpac

This table shows outstanding Banking book securitisation assets and assets intended to be securitised1 for Westpac originated assets by underlying asset type. It includes the amount of impaired and past due assets, along with any losses recognised by Westpac during the current period.

Securitised assets are held in securitisation trusts. Trusts which meet requirements to achieve capital relief do not form part of the Level 2 consolidated group. Self securitisation trusts remain consolidated at Level 2 and the assets transferred to these trusts are risk weighted in accordance with APS113.

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2016	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	91,223	-	-	10	639	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	2,326	-	-	9	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	93,549	-	-	19	639	-

	Total outstanding securitised by ADI		Assets			Westpac
31 March 2016	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	94,644	-	-	6	510	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	1,442	-	-	12	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	96,086	-	-	18	510	-

	Total outstanding securitised by ADI		Assets			Westpac
30 September 2015	Traditional	Synthetic	intended to be	Impaired	Past due	recognised
$m	Securitisation[2]	Securitisation	securitised	loans	assets	losses
Residential mortgages	98,729	-	-	8	347	-
Credit cards	-	-	-	-	-	-
Auto and equipment finance	1,722	-	-	8	-	-
Business lending	-	-	-	-	-	-
Investments in ABS	-	-	-	-	-	-
Other	-	-	-	-	-	-
Total	100,451	-	-	16	347	-

Banking book summary of total Westpac sponsored third party assets securitised

This table represents Banking book third party assets where Westpac acts a sponsor.

$m	30 September 2016	31 March 2016	30 September 2015
Residential mortgages	936	1,130	823
Credit cards	-	-	-
Auto and equipment finance	-	-	-
Business lending	-	-	-
Investments in ABS	-	-	-
Other	-	107	182
Total	936	1,237	1,005

[1]  Represents securitisation activity from the end of the reporting period to the disclosure date of this report.

[2]  Includes self-securitisation assets of $82,571 million at 30 September 2016 ($84,514 million at 31 March 2016 and $87,048 million at 30 September 2015).

Westpac Group September 2016 Pillar 3 report | 63

Pillar 3 report Securitisation

Banking book summary of securitisation activity by asset type

This table shows assets transferred into securitisation schemes by underlying asset type (ADI originated) for the relevant period.

For the 12 months ended
30 September 2016	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	15,317	-
Credit cards	-	-
Auto and equipment finance	1,698	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	17,015	-

For the 6 months ended
31 March 2016	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	7,498	-
Credit cards	-	-
Auto and equipment finance	194	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	7,692	-

For the 12 months ended
30 September 2015	Amount	Recognised gain or
$m	securitised	loss on sale
Residential mortgages	34,586	-
Credit cards	-	-
Auto and equipment finance	1,206	-
Business lending	-	-
Investments in ABS	-	-
Other	-	-
Total	35,792	-

64 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Securitisation

Banking book summary of on and off-balance sheet securitisation by exposure type

30 September 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	6,352	-	6,352
Liquidity facilities	145	-	1,108	1,253
Funding facilities	12,302	-	3,047	15,349
Underwriting facilities	-	-	98	98
Lending facilities	-	-	172	172
Warehouse facilities	-	-	-	-
Total	12,447	6,352	4,425	23,224

31 March 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	7,000	-	7,000
Liquidity facilities	67	-	1,484	1,551
Funding facilities	11,447	-	3,474	14,921
Underwriting facilities	8	-	118	126
Lending facilities	-	-	115	115
Warehouse facilities	-	-	-	-
Total	11,522	7,000	5,191	23,713

30 September 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	-	8,048	-	8,048
Liquidity facilities	-	-	1,168	1,168
Funding facilities	9,602	-	4,274	13,876
Underwriting facilities	10	-	86	96
Lending facilities	-	-	70	70
Warehouse facilities	-	-	-	-
Total	9,612	8,048	5,598	23,258

Westpac Group September 2016 Pillar 3 report | 65

Pillar 3 report Securitisation

Banking book securitisation exposure at default by risk weight band

30 September 2016	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	7,630	-	7,630	565	-	565
Greater than 10 - 20%	13,254	-	13,254	2,158	-	2,158
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	1,034	-	1,034	377	-	377
Greater than 50 - 75%	65	963	1,028	48	626	674
Greater than 75 - 100%	177	98	275	177	98	275
Greater than 100 - 250%	-	-	-	-	-	-
Greater than 250 - 425%	-	-	-	1	-	1
Greater than 425 - 650%	3	-	3	17	-	17
Other	-	-	-	-	-	-
Deductions	-	-	-	-	-	-
Total	22,163	1,061	23,224	3,343	724	4,067

31 March 2016	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	8,192	-	8,192	587	-	587
Greater than 10 - 20%	12,850	-	12,850	2,097	-	2,097
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	1,013	-	1,013	368	-	368
Greater than 50 - 75%	88	786	874	66	511	577
Greater than 75 - 100%	192	586	778	192	586	778
Greater than 100 - 250%	-	-	-	-	-	-
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	3	-	3	17	-	17
Other	-	-	-	-	-	-
Deductions	3	-	3	-	-	-
Total	22,341	1,372	23,713	3,327	1,097	4,424

30 September 2015	Exposure		Total Exposure	Risk Weighted Assets		Total Risk
$m	Securitisation	Resecuritisation	at Default	Securitisation	Resecuritisation	Weighted Assets
Less than or equal to 10%	9,466	-	9,466	674	-	674
Greater than 10 - 20%	11,415	-	11,415	1,863	-	1,863
Greater than 20 - 30%	-	-	-	-	-	-
Greater than 30 - 50%	1,091	-	1,091	421	-	421
Greater than 50 - 75%	90	639	729	67	415	482
Greater than 75 - 100%	160	320	480	160	320	480
Greater than 100 - 250%	70	-	70	176	-	176
Greater than 250 - 425%	-	-	-	-	-	-
Greater than 425 - 650%	2	-	2	13	-	13
Other	-	-	-	-	-	-
Deductions	5	-	5	-	-	-
Total	22,299	959	23,258	3,374	735	4,109

66 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Securitisation

Banking book securitisation exposure deducted from capital1

Exposures
deducted from
30 September 2016	Common equity
$m	Tier 1 capital
Securities	-
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	-

Exposures
deducted from
31 March 2016	Common equity
$m	Tier 1 capital
Securities	3
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	3

Exposures
deducted from
30 September 2015	Common equity
$m	Tier 1 capital
Securities	5
Liquidity facilities	-
Funding facilities	-
Underwriting facilities	-
Credit enhancements	-
Derivative transactions	-
Total	5

Banking book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Banking book that is subject to early amortisation treatment as at 30 September 2016.

Banking book resecuritisation exposure subject to credit risk mitigation (CRM)

As at 30 September 2016 resecuritisation exposures subject for CRM was $1,061 million with nil CRM taken against these exposures ($1,372 million subject for CRM and nil CRM taken as at 31 March 2016).

Banking book resecuritisation exposure to guarantors

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2016.

Trading book summary of assets securitised by Westpac

As at 30 September 2016 there was nil in outstanding securitisation exposures for Westpac originated assets held in the Trading book ($14 million as at 30 September 2015).

[1] Excludes securitisation start-up costs.

Westpac Group September 2016 Pillar 3 report | 67

Pillar 3 report Securitisation

Trading book summary of total Westpac sponsored third party assets securitised

There are no third party assets held in the Trading book where Westpac is responsible for the establishment of the securitisation program and subsequent management as at 30 September 2016.

Trading book summary of securitisation activity by asset type

There is no originated securitisation activity in the trading book for the 12 months to 30 September 2016.

Trading book aggregated amount of exposure securitised by Westpac and subject to APS116 Capital Adequacy: Market Risk

This table shows Westpac originated outstanding securitisation exposure held in the Trading book. These exposures are risk weighted under APS116.

	Standard Method		IMA Method
30 September 2016	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	10	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	10	-	-	-

	Standard Method		IMA Method
31 March 2016	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	17	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	17	-	-	-

	Standard Method		IMA Method
30 September 2015	Traditional	Synthetic	Traditional	Synthetic
$m	Securitisation	Securitisation	Securitisation	Securitisation
Securities	14	-	-	-
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Credit enhancements	-	-	-	-
Derivative transactions	-	-	-	-
Total	14	-	-	-

68 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Securitisation

Trading book summary of on and off-balance sheet securitisation by exposure type1

30 September 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	10	36	-	46
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	100	100
Other derivatives	-	-	78	78
Total	10	36	178	224

31 March 2016	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	17	2	-	19
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	81	81
Other derivatives	-	-	73	73
Total	17	2	154	173

30 September 2015	On balance sheet		Off-balance	Total Exposure
$m	Securitisation retained	Securitisation purchased	sheet	at Default
Securities	14	200	-	214
Liquidity facilities	-	-	-	-
Funding facilities	-	-	-	-
Underwriting facilities	-	-	-	-
Lending facilities	-	-	-	-
Warehouse facilities	-	-	-	-
Credit enhancements	-	-	-	-
Basis swaps	-	-	72	72
Other derivatives	-	-	56	56
Total	14	200	128	342

Trading book securitisation exposure subject to specific risk

There is no Trading book securitisation exposure subject to specific risk for 30 September 2016.

Trading book securitisation exposure subject to APS120 Securitisation specific risk by risk weight band

There is no Trading book securitisation exposure subject to APS120 specific risk for 30 September 2016.

Trading book capital requirements for securitisation exposures subject to internal models approach (IMA) by risk classification

There is no Trading book capital requirement for securitisation subject to IMA for 30 September 2016.

1 EAD associated with Trading book securitisation is not included in the EAD by Major Type on page 29. Trading book securitisation exposure is captured and risk weighted under APS116.

Westpac Group September 2016 Pillar 3 report | 69

Pillar 3 report Securitisation

Trading book capital requirements for securitisation regulatory capital approaches by risk weight band

There is no Trading book capital requirement for securitisation subject to regulatory capital approaches for 30 September 2016.

Trading book securitisation exposure deducted from capital

There is no Trading book capital deduction for 30 September 2016.

Trading book securitisation subject to early amortisation treatment

There is no securitisation exposure in the Trading book that is subject to early amortisation treatment for 30 September 2016.

Trading book resecuritisation exposure subject to CRM

Westpac has no resecuritisation exposure subject to CRM at 30 September 2016.

Trading book resecuritisation by guarantor creditworthiness

Westpac has no third party guarantors providing guarantees for securitised assets, principal or interest repayments for 30 September 2016.

70 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Market risk

Westpac’s exposure to market risk arises out of its Financial Markets and Treasury trading activities. This is quantified for regulatory capital purposes using both the standard method and the internal model approach, details of which are provided below.

Approach

Trading activities are managed within a Board-approved market risk framework that incorporates a Board-approved value at risk (VaR) limit. VaR is the primary mechanism for measuring and managing market risk. Market risk is managed using VaR and structural risk limits (including volume limits and basis point value limits) in conjunction with scenario analysis and stress testing. Market risk limits are allocated to business management based upon business strategies and experience, in addition to the consideration of market liquidity and concentration risk.

All trades are fair valued daily using rates that have been captured automatically from an independent market data source that has been approved by the WIB Revaluation Committee (WIBRC). Where there is no source of independent rates, data will either be derived using a methodology approved by the WIBRC or sourced from dealer contributions. Where dealer-sourced rates/inputs are applied, the WIBRC will meet monthly to review the results of independent price verification performed by the valuation function. In addition, valuation adjustments will be made as deductions from Common Equity Tier 1 Capital for exposures which may not be captured through the fair valuation framework.

The current valuation adjustment considers the impact of the volatility smile in foreign exchange exotic options based on an assessment of the average of at-the-money and non-at-the money volatilities. The resulting adjustment is not material. Rates that have limited independent sources are reviewed at least on a monthly basis.

Financial Markets’ trading activity represents dealings that encompass book running and distribution activity. The types of market risk arising from these activities include interest rate, foreign exchange, commodity, equity price, credit spread and volatility risk.

Treasury’s trading activity represents dealings that include the management of interest rate, foreign exchange and credit spread risks associated with the wholesale funding book, liquid asset portfolios and foreign exchange repatriations. Treasury also manage banking book risk which is discussed in the Interest Rate Risk in the Banking Book section.

VaR limits

Market risk arising from trading book activities is primarily measured using VaR based on an historical simulation methodology. Westpac estimates VaR as the potential loss in earnings from adverse market movements and is calculated over a 1-day time horizon to a 99% confidence level using 1 year of historical data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio, including interest rates, foreign exchange rates, price changes, volatility, and the correlation between these variables.

In addition to the Board approved market risk VaR limit for trading activities, RISKCO has approved separate VaR sub-limits for the trading activities of Financial Markets and Treasury.

Backtesting

Daily backtesting of VaR results is performed to ensure that model integrity is maintained. A review of both the actual and potential profit and loss outcomes is also undertaken to monitor any skew created by the historical data.

Stress testing

Daily stress testing against pre-determined scenarios is carried out to analyse potential losses beyond the 99% confidence level. An escalation framework around selective stress tests is approved by WIB RISKCO.

Profit and loss notification framework

The BRCC has approved a profit and loss notification framework. Included in this framework are levels of escalation in accordance with the size of the profit or loss. Triggers are applied to both a 1-day and a rolling 20-day cumulative total.

Westpac Group September 2016 Pillar 3 report | 71

Pillar 3 report Market risk

Risk reporting

Daily monitoring of current exposure and limit utilisation is conducted independently by risk managers in the Market Risk team, who monitor market risk exposures against VaR and structural limits. Daily VaR position reports are produced by risk type, by product lines and by geographic region. These are supplemented by structural risk reporting, advice of profit and loss trigger levels and stress test escalation trigger points. Model accreditation has been granted by APRA for the use of an internal model for the determination of regulatory capital for the key classes of interest rate (general market), foreign exchange, commodity and equity risks (including equity specific risk). Under the model, regulatory capital is derived from both the current VaR window (market data is based upon the most recent 12 months of historical data) and a Stressed VaR window (12 months of market data that includes a period of significant financial stress), where these VaR measures are calculated as a 10-day, 99th percentile, one-tailed confidence interval. Specific risk refers to the variations in individual security prices that cannot be explained by general market movements, and event and default risk. Interest rate specific risk capital (specific issuer risk) is calculated using the Standard method and is added to the VaR regulatory capital measure.

Risk mitigation

Market risk positions are managed by the trading desks consistent with delegated trading and product authorities. Risks are consolidated into portfolios based on product and risk type. Risk management is carried out by qualified personnel with varying levels of seniority commensurate with the nature and scale of market risks under management.

The following controls allow monitoring by management:

●       trading authorities and responsibilities are clearly delineated at all levels;

●       a structured system of limits and reporting of exposures;

●       all new products and significant product variations undergo a rigorous approval process to identify business risks prior to launch;

●       models that are used to determine risk or profit and loss for Westpac’s accounts are independently reviewed;

●       duties are segregated so that employees involved in the origination, processing and valuation of transactions operate under separate reporting lines, minimising the opportunity for collusion; and

●       legal counsel reviews documentation for compliance with relevant laws and regulations.

In addition, internal audit independently reviews compliance with policies, procedures and limits.

Market Risk regulatory capital and risk weighted assets

The Internal model approach uses VaR and Stressed VaR, while the Standard approach is used for interest rate specific risk.

	30 September	31 March	30 September
$m	2016	2016	2015
Internal model approach	543	617	675
Standard approach	86	105	131
Total capital required	629	722	806
Risk weighted assets	7,861	9,024	10,074

72 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Market risk

VaR by risk type

30 September 2016		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	14.0	6.0	8.8	6.7
Foreign exchange risk	10.0	1.9	4.5	7.1
Equity risk	2.9	0.1	0.3	0.1
Commodity risk	4.0	1.4	2.4	3.2
Other market risks	6.0	3.1	3.9	3.5
Diversification benefit	NA	NA	(6.9)	(7.6)
Net market risk[1]	18.4	9.3	13.0	13.0

31 March 2016		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	13.7	4.6	8.8	8.8
Foreign exchange risk	12.2	1.4	5.6	5.5
Equity risk	0.9	0.1	0.3	0.4
Commodity risk	4.5	1.5	3.0	2.3
Other market risks	4.8	2.6	3.2	4.7
Diversification benefit	NA	NA	(8.9)	(8.9)
Net market risk[1]	18.7	7.7	12.0	12.8

30 September 2015		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	16.9	7.5	12.2	9.2
Foreign exchange risk	11.8	0.8	4.4	3.1
Equity risk	0.6	0.1	0.3	0.2
Commodity risk	4.2	2.1	3.1	4.2
Other market risks	4.3	2.9	3.5	3.2
Diversification benefit	NA	NA	(7.0)	(10.5)
Net market risk[1]	23.5	9.0	16.5	9.4

Stressed VaR by risk type

30 September 2016		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	74.6	26.5	44.7	36.6
Foreign exchange risk	26.9	1.8	9.0	17.1
Equity risk	4.0	0.1	0.5	0.2
Commodity risk	11.4	3.8	6.1	6.8
Other market risks	17.1	11.4	14.5	13.5
Diversification benefit	NA	NA	(26.6)	(20.0)
Net market risk[1]	97.9	23.4	48.2	54.2

31 March 2016		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	84.4	21.7	40.4	41.7
Foreign exchange risk	28.0	1.5	10.7	5.5
Equity risk	1.4	0.4	0.6	0.5
Commodity risk	12.2	2.8	6.2	4.0
Other market risks	19.4	10.0	13.1	14.5
Diversification benefit	NA	NA	(23.6)	(13.1)
Net market risk[1]	86.7	26.4	47.4	53.1

[1] The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

Westpac Group September 2016 Pillar 3 report | 73

Pillar 3 report Market risk

30 September 2015		For the 6 months ended
$m	High	Low	Average	Period end
Interest rate risk	76.7	23.8	43.3	53.9
Foreign exchange risk	17.8	0.9	6.2	3.7
Equity risk	1.4	0.2	0.6	0.9
Commodity risk	12.2	7.2	9.1	9.2
Other market risks	15.8	11.0	13.4	12.4
Diversification benefit	NA	NA	(21.1)	(29.1)
Net market risk[1]	84.2	28.0	51.5	51.0

Back-testing results

The following graph gives a comparison of actual profit and loss to VaR over the 6 months ended 30 September 2016.

Each point on the graph represents 1 day’s trading profit or loss. This result is placed on the graph relative to the associated VaR utilisation. The downward sloping line represents the point where a loss is equal to VaR utilisation. Any point below this line represents a back-test exception (i.e. where the loss is greater than the VaR).

[1] The net market risk measure reflects the aggregate diversified risk position for the period. Therefore, individual risk factors will not sum to this total.

74 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Liquidity risk management

Liquidity risk is the risk that Westpac will be unable to fund assets and meet obligations as they become due. This type of risk is inherent in all banks through their role as intermediaries between depositors and borrowers.

Approach

Liquidity risk is measured and managed in accordance with the policies and processes defined in the BRCC approved Liquidity Risk Management Framework.

Responsibility for managing the Group’s liquidity and funding positions in accordance with the Group’s Liquidity Risk Management Framework is delegated to Treasury, under the oversight of ALCO.

Liquidity Risk Management Framework

Westpac’s Liquidity Risk Management Framework sets out the liquidity risk appetite, roles and responsibilities, tools for measuring and managing liquidity risk, reporting procedures and supporting policies. Key components of Westpac’s approach to liquidity risk management are listed below.

Funding strategy

Treasury undertakes an annual funding review that outlines the funding strategy for the coming year. This review encompasses trends in global markets, peer analysis, wholesale funding capacity, expected funding requirements and a funding risk analysis. This strategy is continuously reviewed to take account of changing market conditions, investor sentiment and estimations of asset and liability growth rates. The annual funding strategy is reviewed and supported by ALCO prior to approval by the BRCC.

The Group monitors the composition and stability of its funding so that it remains within the Group’s funding risk appetite. This includes targeting greater than 75% of the Group’s total funding from stable sources. Stable sources include customer deposits, wholesale term funding with residual maturity greater than twelve months, securitisation and equity. See also section 2.4.2 ‘Funding and Liquidity Risk Management’ in the Westpac Group 2016 Full Year Results Announcement for further detail.

Minimum liquid asset holdings

Westpac holds a portfolio of liquid assets as a buffer against unforeseen funding requirements. These assets are unencumbered and eligible to be used as collateral for repurchase agreements with the Reserve Bank of Australia or other central banks. The BRCC approves minimum holdings of high-quality liquid assets (HQLA) annually.

‘Going Concern’ scenario

The Group maintains a ‘going concern’ model with reports issued and reviewed on a daily basis. Under the ‘going concern’ model wholesale debt maturities are added to planned net asset growth to provide an estimate of the wholesale funding task across a range of time horizons. Maturity concentrations are measured against a Board approved limit structure with limits set at intervals from one week to 15 months.

Stress testing

Stress testing is carried out to assess Westpac’s ability to meet cash flow obligations under a range of market conditions, including name specific and market wide stress scenarios. These scenarios inform liquidity limits and strategic planning.

Liquidity transfer pricing

Westpac has a liquidity transfer pricing process which measures and allocates liquidity risk across the Group.

Contingency planning

Treasury maintains a contingent funding plan that outlines the steps that should be taken by Westpac in the event of an emerging ‘funding crisis’. The plan is reviewed and approved by ALCO and is aligned with Westpac’s broader Liquidity Crisis Management Policy which is approved annually by the BRCC.

Liquidity reporting

Daily liquidity risk reports are circulated to, and reviewed by, local and senior staff in Treasury and the Liquidity Risk team. The liquidity risk position is monitored on a daily basis to ensure adherence to agreed liquidity limits. Liquidity reports are presented to ALCO monthly and to the BRCC quarterly.

Westpac Group September 2016 Pillar 3 report | 75

Pillar 3 report Liquidity coverage ratio disclosure

Liquidity Coverage Ratio disclosure

The Liquidity Coverage Ratio (LCR) requires banks to hold sufficient high-quality liquid assets, as defined by APRA, to withstand 30 days under a regulator-defined acute stress scenario. The LCR came into effect from 1 January 2015. The Group’s LCR for the quarter ending 30 September 2016 was 129%1 (quarter ending 30 June 2016: 127%2). The increase in the LCR over the quarter was primarily driven by a reduction in average net cash outflows for the group over the period.

Liquid assets included in the LCR comprise HQLA, the Committed Liquidity Facility (CLF) from the Reserve Bank of Australia and additional qualifying Reserve Bank of New Zealand securities. Westpac received approval from APRA for a CLF of $58.6 billion for the calendar year 2016 (2015 calendar year: $66.0 billion). The Group maintains a portfolio of HQLA and these averaged $69.3 billion over the quarter3.

Funding is sourced from retail, small business and institutional customer deposits and wholesale funding. The Group seeks to minimise the outflows associated with this funding by targeting customer deposits with lower LCR outflow rates and actively manages the maturity profile of its wholesale funding portfolio. Westpac maintains a buffer over the regulatory minimum of 100%.

	30 September 2016		30 June 2016
$m	Total unweighted value (average)[3]	Total weighted value (average)[3]	Total unweighted value (average)[4]	Total weighted value (average)[4]
Liquid assets, of which:
1 High-quality liquid assets (HQLA)		69,322		68,488
2 Alternative liquid assets (ALA)		52,421		51,052
3 Reserve Bank of New Zealand (RBNZ) securities		7,123		6,610

Cash Outflows
4 Retail deposits and deposits from small business customers, of which:	215,746	17,611	214,578	17,562
5 Stable deposits	115,850	5,792	114,659	5,733
6 Less stable deposits	99,896	11,819	99,919	11,829

7 Unsecured wholesale funding, of which:	122,815	64,816	121,102	64,097
8 Operational deposits (all counterparties) and deposits in networks for cooperative banks	39,041	9,711	36,744	9,140
9 Non-operational deposits (all counterparties)	69,315	40,646	70,103	40,702
10 Unsecured debt	14,459	14,459	14,255	14,255

11 Secured wholesale funding		497		485

12 Additional requirements, of which:	203,389	24,678	214,173	36,365
13 Outflows related to derivatives exposures and other collateral requirements	8,268	8,268	19,223	19,223
14 Outflows related to loss of funding on debt products	-	-	512	512
15 Credit and liquidity facilities	195,121	16,410	194,438	16,630

16 Other contractual funding obligations	2,527	2,527	1,959	1,959
17 Other contingent funding obligations	41,604	3,853	41,705	3,928

18 Total cash outflows		113,982		124,396

Cash inflows
19 Secured lending (e.g. reverse repos)	3,532	-	5,287	-
20 Inflows from fully performing exposures	14,578	9,762	14,637	9,727
21 Other cash inflows	4,342	4,342	15,110	15,110
22 Total cash inflows	22,452	14,104	35,034	24,837

23 Total liquid assets		128,866		126,150
24 Total net cash outflows		99,878		99,559
25 Liquidity Coverage Ratio (%)		129%		127%

[1]      Calculated as total liquid assets divided by total net cash outflows as outlined in the table above for 30 September 2016.

[2]      Calculated as total liquid assets divided by total net cash outflows as outlined in the table above for 30 June 2016.

[3]      Calculated as a simple average of the data points for 31 July 2016, 31 August 2016 and 30 September 2016.

[4]      Calculated as a simple average of the data points for 30 April 2016, 31 May 2016 and 30 June 2016.

76 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Operational risk

Operational risk is defined at Westpac as the risk of loss resulting from inadequate or failed internal processes, people and systems or from external events. This definition includes legal and regulatory risk but excludes strategic and reputation risk. Westpac’s operational risk definition is aligned to APS115 Capital Adequacy: Advanced Measurement Approaches to Operational Risk (AMA).

Approach

Westpac has been accredited to use the AMA in accordance with APS115. Westpac’s operational risk is measured and managed in accordance with the policies and processes defined in its Operational Risk Management Framework.

Westpac’s Operational Risk Management Framework

The Operational Risk Management Framework outlines a consistent approach to the:

●     identification, measurement and management of operational risks that may impede Westpac’s ability to achieve its strategic objectives and vision;

●     identification and escalation of operational risk and compliance incidents and issues in order to minimise potential financial losses, reputational damage and shareholder, community, employee and regulatory impacts; and

●     calculation and allocation of operational risk capital.

The key components of Westpac’s operational risk management framework are listed below:

Governance - The governance structure provides clearly defined roles and responsibilities for overseeing and reviewing operational risk exposure and its management.

The Board and BRCC are supported by committees, including RISKCO, that monitor operational risk profiles and the effectiveness of operational risk management practices, including operational risk capital.

Risk and Control Management (RCM) - RCM is a forward-looking tool used to manage Westpac’s operational risk profile by identifying and assessing key operational risks and the adequacy of controls, with management action planning to reduce risks that are outside risk appetite or where enhancements in the associated control environment are required.

Key Indicators (KIs) - The framework defines requirements and processes for KIs, which are objective measures used by management to monitor the operational risk and control environment.

Incident Management - Incident management involves identifying operational risk incidents, capturing them in the central operational risk system and escalating them to appropriate levels of management. Early identification and ownership supports the ability to minimise any immediate impacts of the incidents, address the root causes, and devise and monitor management actions required to strengthen the control environment.

Data - The framework includes principles and processes to ensure the integrity of operational risk data used to support management decision-making and calculate and allocate capital. The principles apply to the governance, input and capture, reconciliation and validation, correction, reporting and storage of operational risk data. Operational risk data is subject to independent validation on a regular basis.

Scenario Analysis - Scenario analysis is used to assess the impacts of extreme but plausible loss events on Westpac and is an input to the calculation of operational risk capital.

Operational Risk in Projects - The framework defines requirements for understanding and managing the operational risks implications of projects.

Reporting - Regular reporting of operational risk information to governance bodies and senior management is used to support timely and proactive management of operational risk and enable transparent and formal oversight of the risk and control environment.

Controls Assurance - The framework defines the process and requirements for providing assurance over the effectiveness of the operational risk control environment, including the testing and assessment of the design and operating effectiveness of controls.

Westpac Group September 2016 Pillar 3 report | 77

Pillar 3 report Operational risk

AMA capital model overview

Operational risk regulatory capital is calculated on a quarterly basis. The capital model is reviewed annually to re-assess the appropriateness of the model framework, methodology, assumptions and parameters in light of changes in the operational risk profile and industry developments.

Westpac’s operational risk capital is based on three data sources:

●     Internal Loss Data – operational risk losses experienced by Westpac;

●     External Loss Data – operational risk losses experienced by other financial institutions; and

●     Scenario Data – potential losses from extreme but plausible events relevant to Westpac.

These data sources together represent the internal and external operational risk profile, across the spectrum of operational risk losses, from both historical and forward-looking perspectives. The model combines these data sources to produce a loss distribution.

Expected loss offsets and risk mitigation

No adjustments or deductions are currently made to Westpac’s measurement of operational risk regulatory capital for the mitigating impacts of insurance or expected operational risk losses.

Operational Risk regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2016	2016	2015
Advanced measurement approach	2,669	2,586	2,481
Standardised approach	-	-	-
Total capital required	2,669	2,586	2,481
Risk weighted assets	33,363	32,329	31,010

78 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Equity risk

Equity risk is defined as the potential for financial loss arising from movements in equity values. The disclosures in this section exclude investments in equities made by Westpac subsidiaries outside the regulatory Level 2 group.

Structure and organisation

Any changes to the portfolio and transactional limits for Westpac’s direct equity investments are approved by the BRCC under delegated authority from the Westpac Board. The BRCC also approves the Equity Risk Management framework. RISKCO approves sub-limits of the BRCC approved Trading Book VaR limit for FM and Treasury. Any equity Trading Book activity is captured under these limits.

Approach

Westpac has established a comprehensive set of policies defining the management of equity risk. These policies are reviewed and approved periodically (in most cases annually).

Risk mitigation

Westpac does not use financial instruments to mitigate its exposure to equities in the banking book.

Banking book positions

Equity underwriting and warehousing risk - As a financial intermediary Westpac underwrites listed and unlisted equities. Equity warehousing activities require the acquisition of assets in anticipation of refinancing through a combination of senior, mezzanine and capital market debt and listed, unlisted and privately placed equity.

Investment securities - Westpac undertakes, as part of the ordinary course of business, certain investments in strategic equity holdings and over time the nature of underlying investments will vary.

Measurement of equity securities - Equity securities are generally carried at their fair value. Fair value for equities that have a quoted market price (in an active market) is determined based upon current bid prices. If a market for a financial asset is not active, fair value is determined based upon a valuation technique. This includes the use of recent arms-length transactions, discounted cash flow analysis, option pricing models and other valuation techniques commonly used by market participants to price similar instruments. In the event that the fair value of an unlisted security cannot be measured reliably, these investments are measured at cost.

Where the investment is held for long term strategic purposes, these investments are accounted for either as available for sale, with changes in fair value being recognised in equity, at fair value through profit and loss, or equity accounted for and recognised as a share in associates.

Other related matters

●     The book value of certain unlisted investments are measured at cost because the fair value cannot be reliably measured and cost is considered to be a reasonable approximation of fair value. These investments represent minority interests in companies for which active markets do not exist and quote prices are not available. All other equity exposures are recognised at fair value.

●     Fair value should not differ to the listed stock price. Should a listed stock price not be available, it is estimated using the techniques referred to above.

●     The equity method of accounting is used for investments in Associates, such as BTIM, and other similar investees. Associates are entities in which the Group has significant influence, but not control, over the operating and financial policies.

Risk reporting

Westpac manages equity risk in two ways, VaR limits and investment limits:

●     A VaR limit (in conjunction with structural limits) is used to manage traded equity. This limit is a sub-limit of the RISKCO approved VaR limit for Financial Markets trading activities. Equity trading activity is overseen by the independent Market Risk function applying the same controls used for monitoring other trading book activities in Financial Markets and Treasury; and

●     Investment exposures are reported quarterly.

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Pillar 3 report Equity risk

Book value of equity exposures

	30 September	31 March	30 September
$m	2016	2016	2015
Listed equity exposures (publicly traded)	718	737	757
Unlisted equity exposures (privately traded)	217	240	231
Total book value of equity exposures	935	977	988

Gains/losses

	30 September	31 March	30 September
$m	2016	2016	2015
Cumulative realised gains (losses)	24	23	508

Total unrealised gains (losses) through profit & loss	(44)	(23)	549
Total unrealised gains (losses) through equity	-	-	-
Total latent revaluation gains (losses)	-	-	-

At 30 September 2016 the carrying value of Westpac’s investment in BT Investment Management Limited (BTIM) was $718 million, and the fair value was $807 million.

80 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report

Interest rate risk in the banking book (IRRBB)

Interest Rate Risk in the Banking Book (IRRBB) is the risk to interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

Approach

The banking book activities that give rise to market risk include lending activities, balance sheet funding and capital management. Interest rate risk, basis risk, currency risk and funding and liquidity risk are inherent in these activities. Treasury’s Asset & Liability Management (ALM) unit is responsible for managing market risk arising from Westpac’s banking book activity.

All material regions, business lines and legal entities are included in Westpac’s IRRBB framework.

Model accreditation has been granted by APRA for the use of an internal model for the determination of IRRBB regulatory capital. Under the model, regulatory capital is primarily derived from a VaR measure using 6 years of historical data with a scaled 1 year, 99th percentile, one-tailed confidence interval. A standardised calculation of credit spread risk is added to the VaR regulatory capital measure.

Asset and liability management

The ALM unit manages the structural interest rate mismatch associated with the transfer priced balance sheet, including the investment of Westpac’s capital to its agreed benchmark duration. A key risk management objective is to achieve reasonable stability of Net Interest Income (NII) over time. These activities are performed under the oversight of RISKCO and the Market Risk team.

Net Interest Income sensitivity

NII sensitivity is managed in terms of the net interest income-at-risk (NaR) modelled over a three year time horizon to a 99% confidence interval for movements in wholesale market interest rates. A simulation model is used to calculate Westpac’s potential NaR. The NII simulation framework combines the underlying statement of financial position data with assumptions about runoff and new business, expected repricing behaviour and changes in wholesale market interest rates. Simulations using a range of interest rate scenarios are used to provide a series of potential future NII outcomes. The interest rate scenarios modelled include those projected using historical market interest rate volatility as well as 100 and 200 basis point shifts up and down from current market yield curves. Additional stressed interest rate scenarios are also considered and modelled.

A comparison between the NII outcomes from these modelled scenarios indicates the sensitivity to interest rate changes. On and off-balance sheet instruments are then used to manage this interest rate risk.

NaR limit

The BRCC has approved a NaR limit. This limit is managed by the Treasurer and is expressed as a deviation from benchmark hedge levels over a one-year rolling time frame, to a 99% level of confidence. This limit is monitored by the Market Risk team.

VaR limit

The BRCC has also approved a VaR limit for ALM activities. This limit is managed by the Treasurer and monitored by the Market Risk team. Additionally, the Market Risk team sets structural risk limits to prevent undue concentration of risk.

Structural foreign exchange rate risk

Structural foreign exchange rate risk results from the generation of foreign currency denominated earnings and from Westpac’s capital deployed in offshore branches and subsidiaries, where it is denominated in currencies other than Australian dollars. The Australian dollar equivalent of offshore earnings and capital is subject to change as exchange rates fluctuate, which could introduce significant variability to Westpac’s reported financial results. ALCO provides oversight of the appropriateness of foreign exchange hedges on earnings and capital.

Risk reporting

Interest rate risk in the banking book risk measurement systems and personnel are located in Sydney and Auckland. These include front office product systems, which capture all treasury funding and derivative transactions; the transfer pricing system, which captures all retail and other business transactions; and non-traded Interest Rate Risk systems, which calculate amongst other things, ALM VaR and NaR.

Daily monitoring of market risk exposure against VaR and structural risk limits is conducted independently by the Market Risk team, with NaR monitored on a monthly basis. Management reports detailing structural positions and VaR are produced and distributed daily for use by dealers and management across all stakeholder groups. Quarterly reports are produced for the senior management market risk forums of RISKCO and BRCC to provide transparency of material market risks and issues.

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Pillar 3 report

Interest rate risk in the banking book (IRRBB)

Risk mitigation

Market risk arising in the banking book stems from the ordinary course of banking activities, including structural interest rate risk (the mismatch between the duration of assets and liabilities) and capital management. Hedging Westpac’s exposure to interest rate risk is undertaken using derivatives. The hedge accounting strategy adopted utilises a combination of the cash flow, fair value and net investment hedge approaches. Some derivatives held for economic hedging purposes do not meet the criteria for hedge accounting as defined under AASB 139 Financial Instruments: Recognition and Measurement and therefore are accounted for in the same way as derivatives held for trading.

The same controls used to monitor traded market risk allow for continuous monitoring by management.

Change in economic value of a sudden upward and downward movement in interest rates

30 September 2016	200bp parallel	200bp parallel
$m	increase	decrease
AUD	133.0	(153.0)
NZD	24.0	(14.0)
USD	-	-
Total	157.0	(167.0)

31 March 2016	200bp parallel	200bp parallel
$m	increase	decrease
AUD	26.4	(35.9)
NZD	2.5	(1.9)
USD	-	-
Total	28.9	(37.8)

30 September 2015	200bp parallel	200bp parallel
$m	increase	decrease
AUD	21.3	(42.6)
NZD	0.3	0.0
USD	-	-
Total	21.6	(42.5)

VaR results for non-traded interest rate risk1

	For the	For the	For the
	6 months ended	6 months ended	6 months ended
	30 September	31 March	30 September
$m	2016	2016	2015
High	53.6	42.4	37.5
Low	31.1	34.7	31.1
Average	41.6	37.1	34.3
Period end	49.5	35.6	31.1

Interest rate risk in the banking book regulatory capital and risk weighted assets

	30 September	31 March	30 September
$m	2016	2016	2015
Total capital required	430	374	236
Risk weighted assets	5,373	4,678	2,951

[1]  Disclosures of IRRBB 1-day VaR were previously based only on interest rate risk positions used in the measurement of interest rate risk in the banking book for capital adequacy purposes and excluded credit spread and other basis risks. IRRBB VaR now includes interest rate risk, credit spread risk in liquid assets and other basis risks as used for internal management purposes. For purposes of period-to-period comparison, the results for March 2016 and September 2015 reported here have been restated using the internal approach including credit spread risk in liquid assets and other basis risks. This change has no impact on capital required for IRRBB.

82 | Westpac Group September 2015 Pillar 3 report

Pillar 3 report

Remuneration disclosures

Employees subject to the remuneration disclosure requirements under APS 330 Attachment G are:

●      Senior managers1: There are 29 employees identified by the Westpac Group Fit & Proper Policy as responsible persons. These employees are the most senior executives of Westpac and are also considered material risk takers. Their activities can materially affect a substantial part of Westpac or its financial standing, either directly or indirectly; and

●      Material risk takers: In addition to the senior managers, there are 6 employees who have been assessed as having the ability to affect the financial soundness of Westpac as an Authorised Deposit-taking Institution. These are employees who can influence the Group’s capital and/or liquidity, take market risk positions, and/or approve large credit exposures or programs.

All employees are subject to Westpac’s reward governance framework and the Westpac Group Remuneration Policy.

Qualitative Disclosures

Westpac Group Remuneration Policy

The objective of the Westpac Group Remuneration Policy (the Policy) is to attract and retain talented employees, by rewarding them for achieving high performance and delivering superior long term results for our customers and our shareholders, while adhering to sound risk management and governance principles. The Policy applies to all legal entities, business units and employees of Westpac and its related bodies corporate2 (except temporary and casual employees).

The Policy is reviewed by the Board Remuneration Committee (BRC) on a regular basis. The BRC reviewed the Policy in 2016 and changes were made to simplify the language and highlight how risk management is integrated into the design and management of remuneration. The updated Policy was approved by the Westpac Board in May 2016.

Reward Strategy and Framework

Senior managers and material risk takers are remunerated based on a total reward framework which is designed to:

●     align remuneration with customer and shareholder interests;

●     support an appropriate risk culture and employee conduct;

●     differentiate pay for behaviour and performance in line with our strategy and vision;

●     provide market competitive and fair remuneration;

●     enable recruitment and retention of talented employees;

●     provide the ability to risk adjust remuneration; and

●     be simple, flexible and transparent.

For senior managers and material risk takers at the General Manager level, the total reward framework has three components: fixed remuneration, short-term incentive (STI) and long-term incentive (LTI), and in aggregate, is benchmarked against relevant financial services competitors.

The remuneration strategy for all other employees, including material risk takers below the General Manager level, is aligned with our approach for senior managers. In particular:

●      fixed remuneration is aligned to the market and is reviewed annually;

●      we provide superannuation or superannuation equivalent contributions for employees in Australia, New Zealand and some other countries in which we operate;

●      employees have the opportunity to participate in an STI plan designed to support the objectives of their division and the Group, including risk management. All employees who receive an STI award above a certain threshold have a portion of the award deferred; and

●      eligible employees may receive an annual award of Westpac ordinary shares up to the value of $1,000 under the Employee Share Plan provided the Group meets at least one of two hurdles: an increase in share price or the achievement of a basket of strategic measures. The Chief Executive Officer (CEO), senior managers and any other employees who received an STI award deferred into equity or an LTI award during the year are not eligible to receive an Employee Share Plan award for that year.

[1]  The senior manager definition utilised in these disclosures is the APRA definition of “Responsible person” under paragraph 59(a) of Prudential Standard CPS 510 Governance.  The Westpac equivalent is the CEO, Group Executives and General Managers designated as responsible persons.

[2] This policy does not extend to any related bodies corporate which are separately listed on the Australian Securities Exchange.

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Pillar 3 report Remuneration disclosures

Variable Remuneration

Variable reward is designed to:

●         encourage employee conduct aligned to customer interests;

●         support Westpac’s long term financial soundness and risk management framework;

●         allow for adjustments to reflect the outcomes of business activities, the risks related to business activities and the time necessary for outcomes to be reliably measured; and

●                  reflect Australian and international regulatory requirements.

There are two forms of variable remuneration:

●         Short-term incentives (STI) comprise cash and, if allocations are above deferral thresholds, restricted Westpac ordinary shares or share rights. Performance is measured against risk-adjusted financial targets and non-financial targets that support the Group’s strategy. Employees must satisfy expected minimum requirements (gates) to be considered for variable remuneration. Mandatory gates include behaviour requirements in line with Westpac’s Values and the Code of Conduct and risk and compliance requirements for the employee’s role and business unit. Additional gates may apply based on role and business unit.

●         Long-term incentives (LTI) are designed to align the remuneration of executives to the long term performance of the Group and the interests of shareholders. The amount of the award takes into account market benchmarks, individual performance over time, succession potential and key skills.

The mix of fixed remuneration and at risk remuneration varies across employees and groups of employees. Factors which determine the mix include the role type, level of employee, market benchmarks and performance.

Deferral

Variable reward allocations for all employees are subject to deferral depending on the value of the allocation and the level and type of role. Depending on their role, senior managers and material risk takers have their reward deferred as outlined in the table below:

Role Type	Deferral Arrangement[1]
CEO and Group Executives	● 50% of STI is deferred equally over two years
General Managers	● 40% of STI is deferred equally over two years
Specialist General Managers in Westpac Institutional Bank[2]	● 40% of STI is deferred equally over two years ● 50% deferral for portion of allocation above $500,000, vesting equally over two years

[1] Thresholds shown in dollars apply to Australia and New Zealand. [2] General Managers designated as either senior managers or material risk takers.

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Pillar 3 report Remuneration disclosures

Role Type	Deferral Arrangement
Westpac Institutional Bank employees

●      25% deferral where variable reward allocation is $150,000 or greater, vesting equally over three years

●     50% deferral for portion of allocation above $500,000, vesting equally over three years

●     70% deferral for portion of allocation above $2,000,000, vesting equally over three years

Other employees

●     25% deferral where variable reward allocation is $150,000 or greater, vesting equally over two years

●     50% deferral for portion of allocation above $500,000, vesting equally over two years

●     70% deferral for portion of allocation above $2,000,000, vesting equally over two years

STI deferral periods are set within the context of the market and the overall Westpac Group risk profile. The STI deferral period for employees in Westpac Institutional Bank is longer than the rest of the Group.

STI is deferred into equity in the form of Westpac ordinary shares (for Australian based employees) or Westpac share rights (for senior managers outside Australia).

By deferring a portion of the STI as restricted equity, STI awards are better aligned with the interests of shareholders as the ultimate value of the deferred portion is tied to the share price at the end of the restriction period.

The Group’s STI deferral framework provides the ability to reduce or cancel unvested deferred variable reward for significant risk and financial misstatement issues.

Senior managers and material risk takers at or above the General Manager level receive annual LTI awards in the form of share rights under the Long Term Incentive Plan. A share right is not a Westpac share and does not attract the payment of dividends.

Senior managers and material risk takers at or above the General Manager level only receive value from their LTI awards where the performance hurdles are achieved. The two hurdles for the grants allocated in December 2015 are relative Total Shareholder Return (TSR) and Compound Annual Growth in Cash Earnings Per Share (EPS).

Remuneration Governance

Governance Structure

The BRC supports the Board. Its primary function is to assist the Board to fulfil its responsibilities to shareholders with regard to remuneration. The BRC monitors the remuneration policies and practices of the Group, external remuneration practices, market expectations and regulatory requirements in Australia and internationally. The BRC’s purpose, responsibilities and duties are outlined in the Board Remuneration Committee Charter which is available on the Group’s website.

All members of the BRC are independent Non-executive Directors.

There were five BRC meetings held during 2016.

Committee fees for the BRC Chairman for the 2016 performance year were $63,800 per annum and for BRC members were $29,000 per annum.

External Advisors

In 2016, the Board retained Guerdon Associates as its independent consultant to provide specialist information on executive remuneration and other remuneration matters. These services are provided directly to the BRC independent of management. The Chairman of the BRC oversees the engagement and costs of the independent consultant.

Work undertaken by Guerdon Associates during 2016 included information relating to the benchmarking of Non-executive Director, CEO remuneration and analysis of the Group’s EPS LTI performance hurdle. No remuneration recommendations, as prescribed under the Corporations Act, were made by Guerdon Associates in 2016.

Independence of Risk and Financial Control Employees

The Group follows a process of ‘two-up’ approval for all remuneration decisions. This means that remuneration is approved by the next most senior person above the employee’s manager.

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Pillar 3 report Remuneration disclosures

To supplement the ‘two-up’ approval requirement, performance based remuneration and scoreboards for Risk and Financial Control General Managers must be reviewed for consistency and approved by the Chief Risk Officer, the Chief Operating Officer1 or the Chief Financial Officer (as appropriate) to ensure independence is not compromised.

Performance based remuneration and the structure of scoreboards for Risk and Financial Control employees below General Manager level must also be approved by the Risk/Compliance/Finance function General Managers (as appropriate). All remuneration outcomes of risk and financial control employees are subject to review and approval to ensure they are remunerated independently of the businesses they oversee.

Remuneration and Risk

The Group’s remuneration strategy, total reward framework, policies and practices all reflect the sound risk management that is fundamental to the way the Group operates. The performance of each division is reviewed and measured with reference to how risk is managed and the results influence remuneration outcomes. The key risks that are taken into account when implementing remuneration measures are capital requirements, conduct, credit, market, liquidity, operational and compliance risk.

A Group-wide deferral framework is in place providing consistency across the Group and enhancing our remuneration framework from a risk management perspective. The deferral framework also provides the Board with the ability to adjust all forms of unvested deferred remuneration downwards, or to zero (in which case they will lapse) where such adjustment is appropriate to respond to misconduct resulting in significant financial and/or reputational impact to Westpac.

Performance and Remuneration

The performance based components of remuneration are designed to:

●         encourage employee conduct aligned to customer interests and that supports Westpac’s long term financial soundness and risk management framework; and

●         allow for adjustments to reflect the outcomes of business activities, the risks related to business activities and the time necessary for outcomes to be reliably measured.

Scoreboards

The BRC reviews and makes recommendations to the Board on individual performance objectives for the CEO. These objectives provide a link between remuneration outcomes and the key drivers of long-term shareholder value. The STI objectives are set in the form of a balanced scoreboard with targets and measures aligned to strategic priorities cascaded from the CEO scoreboard to the relevant senior manager scoreboard.

Senior managers and material risk takers each have a balanced scoreboard, combining both annual financial and non-financial objectives which support the Group’s strategic short and long-term goals.

The 2016 scoreboard focuses on customer, strategic, risk, sustainability and employee elements. The key financial and non-financial objectives for the CEO in the 2016 financial year are provided below.

Category	Weighting	Measure[2]
Performance disciplines	30% 10%	● Economic profit ● Core earnings growth
	10%	● Capital management
	10%	● Adherence to Group Risk Appetite Statement (RAS)
Driving strategic change	10% 10% 10%	● Service revolution ● Building growth highways ● Digital transformation
People	10%	● People and sustainability

Scoreboard categories for senior managers and material risk takers are consistent with the framework for the CEO, weightings and measures reflect individual roles.

Group outcomes for economic profit, core earnings growth and return on equity accounted for 40% of the CEO’s scoreboard for 2016. Similarly, senior manager scoreboards had 45% of their STI determined based on Group economic profit, divisional economic profit, divisional core earnings growth and divisional expense management.

A performance measure related to the Board’s RAS accounted for a further 10% of the CEO’s and senior

1 As the Group Executive responsible for Compliance. [2] Individual measures will differ for each senior manager.

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Pillar 3 report Remuneration disclosures

managers’ scoreboards. The RAS includes capital requirements, conduct, credit, market, liquidity, operational and compliance risk. In addition, the CEO and each senior manager are assessed on specific risk measures that may influence any discretionary adjustment to the scoreboard.

Scoreboards for material risk takers also include risk measures such as economic profit, compliance, and adherence to the Group RAS with weightings ranging from 40% to 80%.

Variable Reward Pool

Each year, the Board determines the size of the variable reward pool which funds variable reward outcomes across the Group. This is based on the Group’s performance for the year and an assessment of how profit should be shared among shareholders and employees while retaining sufficient capital for growth. The primary financial indicator used is economic profit, which measures cash earnings adjusted for a capital charge. A range of other metrics are also considered including cash earnings, return on equity, cash EPS and dividends are also taken into account.

Performance Adjustments

The Board and the BRC recognise that the scoreboard approach, while embracing a number of complementary performance objectives, will never entirely assess overall performance. The BRC may therefore make discretionary adjustments, positive and negative, to the scoreboard outcomes for senior managers.

The BRC uses the following criteria to apply discretionary adjustments:

●      matters not known or not relevant at the beginning of the financial year, which are relevant to the under or over performance of the CEO and senior managers during the financial year;

●      the degree of stretch implicit in the scoreboard measures and targets themselves and the context in which the targets were set;

●      whether the operating environment during the financial year has been materially better or worse than forecast;

●      comparison with the performance of the Group’s principal competitors;

●      any major positive or negative risk management or reputational issue that impacts the Group;

●      the quality of the financial result as shown by its composition and consistency;

●      whether there have been major positive or negative aspects regarding the quality of leadership and/or behaviours consistent with our values; and

●      any other relevant under or over performance or other matters not captured.

A similar approach is cascaded throughout the Group with a two-up approval of all performance outcomes.

The Board has absolute discretion to adjust incentive payments downwards to reflect business outcomes, including to zero if appropriate, if such adjustments are necessary to protect the financial soundness of Westpac or to respond to significant unexpected or unintended consequences.

Quantitative Disclosures

For 2016, 1 senior manager received a payment totalling $15,900 reflecting annual incentives foregone from their previous employer on appointment to Westpac. No senior manager or material risk taker received a guaranteed bonus.

Deferred Remuneration

	30 September 2016				30 September 2015
$000	Total amount oustanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]	Total amount oustanding[1]	Paid out in financial year	Explicit reductions[2]	Implicit reductions[3]
Senior managers	107,841	14,094	(9,484)	-	109,606	32,463	(8,931)	(11,197)
Material risk takers	14,027	6,497	(506)	-	12,863	10,112	(274)	(820)

[1]  Value of unvested holdings at 30 September. All outstanding deferred remuneration is exposed to either explicit or implicit adjustments.

[2]  The FY16 explicit adjustment reflects testing of the EPS and TSR hurdles on 1 October 2015. Explicit adjustments may also include malus, clawback or similar reversals or downward revaluations of awards.

[3]  Implicit adjustments include fluctuations in the value of shares or performance units during the year.

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Pillar 3 report Remuneration disclosures

Total value of remuneration awards for the current financial year for senior managers and material risk takers1

	30 September 2016				30 September 2015
	Senior managers		Material risk takers		Senior managers		Material risk takers
$000	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred	Unrestricted	Deferred
Fixed remuneration
- Cash based[2]	20,108	-	2,617	-	18,151	-	2,256	-
- Shares and share-linked instruments	-	-	-	-	-	-	-	-
- Other[3]	1,097	-	208	-	714	-	186	-
Variable remuneration[4]
- Cash based[5]	11,763	-	6,020	-	12,430	-	6,190	-
- Shares and share-linked instruments[6]	-	20,740	-	6,417	-	21,123	-	6,041
- Other	-	-	-	-	-	-	-	-

[1]  Prepared in accordance with APS330 Table 21A and accounting standard AASB 2, consistent with the process for the 2016 and 2015 Annual Report.

[2]  Cash based fixed remuneration is the total cost of salary, salary sacrificed benefits (including motor vehicles, parking, etc. and any associated fringe benefits tax) and an accrual for annual leave entitlements.

[3]  Other fixed remuneration relates to post-employment benefits.  Senior managers and material risk takers are provided with insurance cover under the Westpac Group Plan at no cost.  Superannuation benefits have been calculated consistent with AASB 119.

[4]  27 of 29 senior managers and all 6 material risk takers received a variable reward in respect of 2016. 26 of 28 senior managers and all 5 material risk takers received a variable reward in respect of 2015.

[5]  Cash based variable reward reflects  annual cash performance awards accrued but not yet paid in respect of the year ended 30 September.

[6]  Shares and share-linked instruments are amortised over the applicable vesting period and the amount shown is the amortisation relating to the applicable reporting year, consistent with the applicable Annual Report.

88 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

Balance Sheet Reconciliation

30 September 2016 $m	Group Balance Sheet	Adjustment	Level 2 Regulatory Balance Sheet	Reconciliation Table Capital Disclosure Template
Assets
Cash and balances with central banks	17,015	(185)	16,830
Receivables due from other financial institutions	9,951	(911)	9,040
Due from subsidiaries	-	2,008	2,008
Derivative financial instruments	32,227	20	32,247
Trading securities	18,548	-	18,548
Investments in associates	726	-	726
Other financial assets designated at fair value	2,620	(364)	2,256
Available-for-sale-securities	60,665	(43)	60,622
Loans	661,926	-	661,926
Life insurance assets	14,192	(14,192)	-
Regulatory deposits with central banks overseas	1,390	-	1,390
Deferred tax assets	1,552	(8)	1,544	Table a
Goodwill and other intangible assets	11,520	(260)	11,260	Table b
Property, plant and equipment	1,737	(1)	1,736
Investments in life & general insurance, funds management & securitisation entities	-	1,533	1,533	Table c
Other assets	5,133	(1,049)	4,084
Total assets	839,202	(13,452)	825,750
Liabilities
Payables due to other financial institutions	18,209	(52)	18,157
Due to subsidiaries	-	3,345	3,345
Deposits and other borrowings	513,071	(270)	512,801
Other Financial Liabilities at fair value through income statement	4,752	-	4,752
Derivative financial instruments	36,076	-	36,076
Debt issues and acceptances	169,902	(1,581)	168,321
Current tax liabilities	385	(4)	381
Deferred tax liabilities	36	(36)	-	Table a
Life insurance liabilities	12,361	(12,361)	-
Provisions	1,420	(15)	1,405
Loan Capital	15,805	-	15,805	Table d and e
Other liabilities	9,004	(1,079)	7,925
Total liabilities	781,021	(12,053)	768,968
Equity
Ordinary share capital	33,469	-	33,469	Row 1
Treasury shares and RSP treasury shares	(455)	-	(455)	Table f
Reserves	727	(108)	619	Table g
Retained Profit	24,379	(1,290)	23,089	Row 2
Non-controlling interest	61	(1)	60
Total equity	58,181	(1,399)	56,782

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Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	30 September 2016	Capital Disclosure Template Reference
Table a
Deferred Tax Assets
Total Deferred Tax Assets per level 2 Regulatory Balance Sheet	1,544
Deferred tax asset adjustment before applying prescribed thresholds	1,544	Row 26e
Less: Amounts below prescribed threshold - risk weighted	(1,544)	Row 75
Total per Capital Disclosure Template - Deferred Tax Asset	-	Row 21 / 25

$m	30 September 2016	Capital Disclosure Template Reference
Table b
Goodwill and other intangible assets
Total Goodwill and Intangibles Assets per level 2 Regulatory Balance Sheet	11,260
Less: Capitalised Software Disclosed Under Intangibles	(1,521)	Row 9
Total per Capital Disclosure Template - Goodwill	9,739	Row 8

$m	30 September 2016	Capital Disclosure Template Reference
Table c
Equity Investments
Significant Investment in financial entities	718
Equity Investments in non-consolidated subsidiaries	1,533
Total Significant Investment in financial entities	2,251	Row 73
Non-significant Investment in financial entities	169	Row 72
Total Investments in financial institutions	2,420	Row 26d
Investment in commercial entities	48	Row 26g
Total Equity Investments before applying prescribed threshold	2,468
Less: Amounts below prescribed threshold	(2,468)
Total per Capital Disclosure Template - Equity Investments	-	Row 18/ 19/ 23

$m	30 September 2016	Capital Disclosure Template Reference
Table d
Additional Tier 1 Capital
Total Loan Capital per Level 2 Regulatory Balance Sheet	15,805
Less: Tier 2 Capital Instruments Reported Below	(8,943)
Add: Capitalised Issue Costs for Additional Tier 1 Capital Instruments[1]	48
Total per Capital Disclosure Template - Tier 1 Capital	6,910	Row 36

Additional Tier 1 Capital included in Regulatory Capital
Westpac Capital Notes	1,384
Westpac Capital Notes 2	1,311
Westpac Capital Notes 3	1,324
Westpac Capital Notes 4	1,701
Total Basel III complying instruments	5,720	Row 30
Convertible preference shares (CPS)	1,190
Total Basel III non complying instruments	1,190	Row 33
Total per Capital Disclosure Template - Additional Tier 1 Capital Instruments	6,910	Row 36

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Pillar 3 report Appendix I | Regulatory capital reconciliation

$m	30 September 2016	Capital Disclosure Template Reference
Table e
Tier 2 Capital
Total Tier 2 Capital per Level 2 Regulatory Balance Sheet	8,943
Add: Capitalised Issue Costs for Tier 2 Capital Instruments[1]	8
Less: Fair Value Adjustment[2]	(63)
Less: Cumulative amortisation of Tier 2 Capital Instruments	(306)
Less: Basel III transitional adjustment	(429)	Row 56c
Provisions	48	Row 50 / 76
Total per Capital Disclosure Template - Tier 2	8,201	Row 51

Tier 2 Capital included in Regulatory Capital
AUD1,000 million Westpac Subordinated Notes	1,000
AUD925 million Westpac Subordinated Notes II	925
CNY1,250 million Westpac Subordinated Notes	246
AUD350 million Westpac Subordinated Notes	349
SGD325 million Westpac Subordinated Notes	313
USD100 million Westpac Subordinated Notes	130
AUD700 million Westpac Subordinated Notes	700
JPY20,000 million Westpac Subordinated Notes	260
JPY10,200 million Westpac Subordinated Notes	133
JPY10,000 million Westpac Subordinated Notes	130
AUD175 million Westpac Subordinated Notes	175
NZD400 million Westpac Subordinated Notes	381
Total Basel III complying instruments	4,742	Row 46

USD352 million Perpetual Floating Rate Notes	462
USD350 million SEC registered Subordinated Notes	152
AUD500 million Subordinated Notes	500
AUD1,676 million Westpac Subordinated Notes	1,676
USD800 million Subordinated Notes	1,050
Total Basel III non complying instruments	3,840
Less: Basel III transitional adjustment	(429)	Row 85
Total Basel III non complying instruments after transitional adjustment	3,411	Row 47
Provisions	48	Row 50 / 76
Total per Capital Disclosure Template - Tier 2 Capital Instruments	8,201	Row 51

$m	30 September 2016	Capital Disclosure Template Reference
Table f
Treasury Shares and RSP Teasury Shares
Total treasury shares per Level 2 Regulatory Balance Sheet	(455)
Less: Treasury Shares not included for Level 2 Regulatory Capital	88
Total per Capital Disclosure Template - Treasury Shares	(367)	Row 26a

$m	30 September 2016	Capital Disclosure Template Reference
Table g
Accumulated Other Comprehensive Income
Total reserves per Level 2 Regulatory Balance Sheet	619
Less: Share Based Payment Reserve not included within capital	(65)
Total per Capital Disclosure Template - Accumulated Other Comprehensive Income	554	Row 3

[1]  Unamortised issue costs relating to capital instruments are netted off against each instrument in the Balance Sheet. For regulatory capital purposes, these capital instruments are shown gross of unamortised issue costs. The unamortised issue costs are deducted from CET1 as part of capitalised expenses in Row 26f in the capital disclosure template.

[2]  For regulatory capital purposes, APRA requires these instruments to be included as if they were unhedged.

Westpac Group September 2016 Pillar 3 report | 91

Pillar 3 report Appendix I | Regulatory capital reconciliation

The capital disclosure template below represents the post 1 January 2018 Basel III requirements. The Group is applying the Basel III regulatory adjustments in full as implemented by APRA.

$m		30 September 2016	Table Reference
	Common Equity Tier 1 capital: instruments and reserves
1	Directly issued qualifying ordinary shares (and equivalent for mutually-owned entities) capital	33,469
2	Retained earnings	23,089
3	Accumulated other comprehensive income (and other reserves)	554	Table g
4	Directly issued capital subject to phase out from CET1 (only applicable to mutually-owned companies)	-
5	Ordinary share capital issued by subsidiaries and held by third parties (amount allowed in group CET1)	60
6	Common Equity Tier 1 capital before regulatory adjustments	57,172
	Common Equity Tier 1 capital : regulatory adjustments
7	Prudential valuation adjustments	-
8	Goodwill (net of related tax liability)	(9,739)	Table b
9	Other intangibles other than mortgage servicing rights (net of related tax liability)	(1,521)	Table b
10	Deferred tax assets that rely on future profitability excluding those arising from temporary differences (net of related tax liability)	-
11	Cash-flow hedge reserve	172
12	Shortfall of provisions to expected losses	(737)
13	Securitisation gain on sale (as set out in paragraph 562 of Basel II framework)	-
14	Gains and losses due to changes in own credit risk on fair valued liabilities	(192)
15	Defined benefit superannuation fund net assets	-
16	Investments in own shares (if not already netted off paid-in capital on reported balance sheet)	-
17	Reciprocal cross-holdings in common equity	-
18	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-	Table c
19	Significant investments in the ordinary shares of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions (amount above 10% threshold)	-	Table c
20	Mortgage service rights (amount above 10% threshold)	-
21	Deferred tax assets arising from temporary differences (amount above 10% threshold, net of related tax liability)	-	Table a
22	Amount exceeding the 15% threshold	-
23	of which: significant investments in the ordinary shares of financial entities	-	Table c
24	of which: mortgage servicing rights	-
25	of which: deferred tax assets arising from temporary differences	-	Table a
26	National specific regulatory adjustments (sum of rows 26a, 26b, 26c, 26d, 26e, 26f, 26g, 26h, 26i and 26j)	(6,279)
26a	of which: treasury shares	(367)	Table f
26b	of which: offset to dividends declared under a dividend reinvestment plan (DRP), to the extent that the dividends are used to purchase new ordinary shares issued by the ADI	-
26c	of which: deferred fee income	258
26d	of which: equity investments in financial institutions not reported in rows 18, 19 and 23	(2,420)	Table c
26e	of which: deferred tax assets not reported in rows 10, 21 and 25	(1,544)	Table a
26f	of which: capitalised expenses	(1,859)
26g	of which: investments in commercial (non-financial) entities that are deducted under APRA prudential requirements	(48)	Table c
26h	of which: covered bonds in excess of asset cover in pools	-
26i	of which: undercapitalisation of a non-consolidated subsidiary	-
26j	of which: other national specific regulatory adjustments not reported in rows 26a to 26i	(299)
27	Regulatory adjustments applied to Common Equity Tier 1 due to insufficient Additional Tier 1 and Tier 2 to cover deductions	-
28	Total regulatory adjustments to Common Equity Tier 1	(18,297)
29	Common Equity Tier 1 Capital (CET1)	38,875

92 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		30 September 2016	Table Reference
	Additional Tier 1 Capital: instruments
30	Directly issued qualifying Additional Tier 1 instruments	5,720	Table d
31	of which: classified as equity under applicable accounting standards	-
32	of which: classified as liabilities under applicable accounting standards	5,720	Table d
33	Directly issued capital instruments subject to phase out from Additional Tier 1	1,190	Table d
34	Additional Tier 1 instruments (and CET1 instruments not included in row 5) issued by subsidiaries and held by third parties (amount allowed in group AT1)	-
35	of which: instruments issued by subsidiaries subject to phase out	-
36	Additional Tier 1 Capital before regulatory adjustments	6,910	Table d
	Additional Tier 1 Capital: regulatory adjustments
37	Investments in own Additional Tier 1 instruments	-
38	Reciprocal cross-holdings in Additional Tier 1 instruments	-
39	Investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
40	Significant investments in the capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation (net of eligible short positions)	-
41	National specific regulatory adjustments (sum of rows 41a, 41b and 41c)	-
41a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
41b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidations not reported in rows 39 and 40	-
41c	of which: other national specific regulatory adjustments not reported in rows 41a and 41b	-
42	Regulatory adjustments applied to Additional Tier 1 due to insufficient Tier 2 to cover deductions	-
43	Total regulatory adjustments to Additional Tier 1 capital	-
44	Additional Tier 1 capital (AT1)	6,910	Table d
45	Tier 1 Capital (T1=CET1+AT1)	45,785
	Tier 2 Capital: instruments and provisions
46	Directly issued qualifying Tier 2 instruments	4,742	Table e
47	Directly issued capital instruments subject to phase out from Tier 2	3,411	Table e
48	Tier 2 instruments (and CET1 and AT1 instruments not included in rows 5 or 34) issued by subsidiaries and held by third parties (amount allowed in group T2)	-
49	of which: instruments issued by subsidiaries subject to phase out	-
50	Provisions	48	Table e
51	Tier 2 Capital before regulatory adjustments	8,201	Table e
	Tier 2 Capital: regulatory adjustments
52	Investments in own Tier 2 instruments	(50)
53	Reciprocal cross-holdings in Tier 2 instruments	-
54	Investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions, where the ADI does not own more than 10% of the issued share capital (amount above 10% threshold)	-
55	Significant investments in the Tier 2 capital of banking, financial and insurance entities that are outside the scope of regulatory consolidation, net of eligible short positions	(140)
56	National specific regulatory adjustments (sum of rows 56a, 56b and 56c)	(28)
56a	of which: holdings of capital instruments in group members by other group members on behalf of third parties	-
56b	of which: investments in the capital of financial institutions that are outside the scope of regulatory consolidation not reported in rows 54 and 55	(28)
56c	of which: other national specific regulatory adjustments not reported in rows 56a and 56b	-
57	Total regulatory adjustments to Tier 2 capital	(218)
58	Tier 2 capital (T2)	7,983
59	Total capital (TC=T1+T2)	53,768
60	Total risk-weighted assets based on APRA standards	410,053

Westpac Group September 2016 Pillar 3 report | 93

Pillar 3 report Appendix I | Regulatory capital reconciliation

$m		30 September 2016	Table Reference
	Capital ratios and buffers
61	Common Equity Tier 1 (as a percentage of risk-weighted assets)	9.48%
62	Tier 1 (as a percentage of risk-weighted assets)	11.17%
63	Total capital (as a percentage of risk-weighted assets)	13.11%
64	Buffer requirement (minimum CET1 requirement of 4.5% plus capital conservation buffer of 2.5% plus any countercyclical buffer requirements expressed as a percentage of risk-weighted assets)	3.50%
65	of which: capital conservation buffer requirement	3.50%
66	of which: ADI-specific countercyclical buffer requirements	0%
67	of which: G-SIB buffer requirement (not applicable)	NA
68	Common Equity Tier 1 available to meet buffers (as a percentage of risk-weighted assets)	4.98%
	National minima (if different from Basel III)
69	National Common Equity Tier 1 minimum ratio (if different from Basel III minimum)	4.50%
70	National Tier 1 minimum ratio (if different from Basel III minimum)	6.00%
71	National total capital minimum ratio (if different from Basel III minimum)	8.00%
	Amount below thresholds for deductions (not risk-weighted)
72	Non-significant investments in the capital of other financial entities	169	Table c
73	Significant investments in the ordinary shares of financial entities	2,251	Table c
74	Mortgage servicing rights (net of related tax liability)	-
75	Deferred tax assets arising from temporary differences (net of related tax liability)	1,544	Table a
	Applicable caps on the inclusion of provisions in Tier 2
76	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to standardised approach (prior to application of cap)	48	Table e
77	Cap on inclusion of provisions in Tier 2 under standardised approach	228
78	Provisions eligible for inclusion in Tier 2 in respect of exposures subject to internal ratings-based approach (prior to application of cap)	-
79	Cap for inclusion of provisions in Tier 2 under internal ratings-based approach	2,018
	Capital instruments subject to phase-out arrangements (only applicable between 1 Jan 2018 and 1 Jan 2022)
80	Current cap on CET1 instruments subject to phase out arrangements	NA
81	Amount excluded from CET1 due to cap (excess over cap after redemptions and maturities	NA
82	Current cap on AT1 instruments subject to phase out arrangements	3,344
83	Amount excluded from AT1 instruments due to cap (excess over cap after redemptions and maturities)	-
84	Current cap on T2 instruments subject to phase out arrangements	3,411
85	Amount excluded from T2 due to cap (excess over cap after redemptions and maturities)	429	Table e

Countercyclical buffer

The table below details Westpac’s countercyclical buffer requirement.

		Risk weighted assets
30 September 2016 $m	Credit risk exposure at default	Credit risk	Non-private sector credit risk	Trading book private sector credit risk	Total private sector credit risk	Jurisdictional buffer	ADI-specific buffer
Hong Kong	5,481	1,950	-	168	1,972	0.625%	0.003%
Sweden	28	4	-	-	1	1.000%	0.000%
Norway	8	22	-	-	22	1.000%	0.000%
No countercyclical buffer applicable	962,060	361,481	(9,503)	7,693	359,820	0.000%	0.000%
Total	967,577	363,457	(9,503)	7,861	361,815		0.003%

Total Risk Weighted Asset							410,053
Countercyclical capital buffer							14

94 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Appendix II | Regulatory consolidation

This appendix lists all subsidiaries controlled by Westpac according to their level of regulatory consolidation.

Level 1 Entities

The following controlled entities have been approved by APRA for inclusion in the Westpac ADI’s ‘Extended Licensed Entity’ (ELE) for the purposes of measuring capital adequacy at Level 1:

Westpac Banking Corporation	Westpac Capital-NZ-Limited
1925 (Commercial) Pty Limited	Westpac Debt Securities Pty Limited
1925 (Industrial) Pty Limited	Westpac Delta LLC
Belliston Pty Limited	Westpac Direct Equity Investments Pty Limited
Bill Acceptance Corporation Pty Limited	Westpac Equipment Finance Limited
Capital Finance Australia Limited	Westpac Equity Investments NZ Limited
CBA Limited	Westpac Finance (HK) Limited
Challenge Limited	Westpac Financial Holdings Pty Limited
Mortgage Management Pty Limited	Westpac Funding Holdings Pty Limited
Partnership Pacific Pty Limited	Westpac Group Investment-NZ-Limited
Partnership Pacific Securities Pty Limited	Westpac Holdings-NZ-Limited
Pashley Investments Pty Limited	Westpac Investment Capital Corporation
Sallmoor Pty Limited	Westpac Investment Vehicle No.2 Pty Limited
Sixty Martin Place (Holdings) Pty Limited	Westpac Investment Vehicle Pty Limited
St.George Business Finance Pty Limited	Westpac Leasing Nominees-Vic.-Pty Limited
St.George Custodial Pty Limited	Westpac New Zealand Group Limited
St.George Equity Finance Limited	Westpac Overseas Holdings No. 2 Pty Limited
St.George Finance Holdings Limited	Westpac Overseas Holdings Pty Limited
St.George Security Holdings Pty Limited	Westpac Properties Limited
The Mortgage Company Pty Limited	Westpac Securitisation Holdings Pty Limited
Value Nominees Pty Limited	Westpac Structured Products Limited
Westpac Administration 2 Limited	Westpac TPS Trust
Westpac Administration Pty Limited	Westpac Unit Trust
Westpac Americas Inc.	Westpac USA Inc.
Westpac Capital Holdings Inc.

Level 2 Entities

The following controlled entities are included in the Level 2 consolidation (along with the ELE entities) for the purposes of measuring capital adequacy:

1925 Advances Pty Limited	BT Australia Pty Limited
A.G.C. (Pacific) Limited	BT Financial Group (NZ) Limited
Altitude Administration Pty Limited	BT Financial Group Pty Limited
Altitude Rewards Pty Limited	BT Securities Limited
Aotearoa Financial Services Limited	BT Short Term Income Fund
Ascalon Funds Seed Pool Trust	Capital Corporate Finance Limited
Australian Loan Processing Security Company Pty Limited	Capital Finance (NZ) Limited
Australian Loan Processing Security Trust	Capital Finance New Zealand Limited
BT (Queensland) Pty Limited	Capital Fleetlease Limited

Westpac Group September 2016 Pillar 3 report | 95

Pillar 3 report Appendix II | Regulatory consolidation

Level 2 Entities (Continued)

Capital Motor Finance Limited	St.George Finance Limited
Capital Rent Group Limited	St.George Motor Finance Limited
Crusade ABS Series 2012-1 Trust	The Home Mortgage Company Limited
Crusade ABS Series 2013-1 Trust	W2 Investments Pty Limited
Crusade ABS Series 2015-1 Trust	Westpac (NZ) Investments Limited
Crusade ABS Series 2016-1 Trust	Westpac Administration 3 Limited
Crusade CP No.1 Pty Limited	Westpac Administration 4 Pty Limited
Crusade Management Limited	Westpac Altitude Rewards Trust
Crusade Trust No.2P of 2008	Westpac Asian Lending Pty Limited
Danaby Pty Limited	Westpac Bank-PNG-Limited
General Credits Pty Limited	Westpac Capital Markets Holding Corp.
Halcyon Securities Pty Limited	Westpac Capital Markets LLC
Hastings Management Pty Limited	Westpac Cash PIE Fund
Hickory Trust	Westpac Covered Bond Trust
Hitton Pty Limited	Westpac Equity Holdings Pty Limited
Net Nominees Limited	Westpac Europe Limited
Number 120 Limited	Westpac Financial Consultants Limited
Oniston Pty Limited	Westpac Financial Services Group Limited
Qvalent Pty Limited	Westpac Financial Services Group-NZ-Limited
RAMS Financial Group Pty Limited	Westpac Global Capital Markets Pty Limited
RMS Warehouse Trust 2007-1	Westpac Investment Vehicle No.3 Pty Limited
Seed Pool Trust No. 2	Westpac New Zealand Limited
Series 2008-1M WST Trust	Westpac Notice Saver PIE Fund
Series 2009-1 WST Trust	Westpac NZ Covered Bond Holdings Limited
Series 2011-1 WST Trust	Westpac NZ Covered Bond Limited
Series 2011-2 WST Trust	Westpac NZ Operations Limited
Series 2011-3 WST Trust	Westpac NZ Securitisation Holdings Limited
Series 2012-1 WST Trust	Westpac NZ Securitisation Limited
Series 2013-1 WST Trust	Westpac NZ Securitisation No.2 Limited
Series 2013-2 WST Trust	Westpac Securities Limited
Series 2014-1 WST Trust	Westpac Securities NZ Limited
Series 2014-2 WST Trust	Westpac Securitisation Management Pty Limited
Series 2015-1 WST Trust	Westpac Singapore Limited
SIE-LEASE (Australia) Limited	Westpac Syndications Management Pty Limited
SIE-LEASE (New Zealand) Pty Limited	Westpac Term PIE Fund

96 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Appendix II | Regulatory consolidation

Level 3 Entities

The following controlled entities are excluded from the Level 2 consolidation but form part of the conglomerate group at Level 3:

Advance Asset Management Limited	Hastings Private Equity Fund IIA Pty Limited
Ascalon Capital Managers (Asia) Limited	HLT Custodian Trust
Ascalon Capital Managers Limited	Infrastructure GP 2 LLP
Asgard Capital Management Limited	Infrastructure GP LLP
Asgard Wealth Solutions Limited	Infrastructure Research and Advisory Services Private Limited
BT Funds Management (NZ) Limited	Magnitude Group Pty Limited
BT Funds Management Limited	MIF Custodian Trust
BT Funds Management No. 2 Limited	Planwise AU Pty Ltd
BT Long Term Income Fund	Reinventure Fund, I.L.P.
BT Portfolio Services Limited	Reinventure Fund II I.L.P
BT Private Nominees Pty Limited	Securitor Financial Group Limited
Canning Park Pte. Ltd	St.George Life Limited
Crusade CP Management Pty Limited	Sydney Capital Corporation Inc.
Crusade Euro Trust 1E of 2006	Waratah Receivables Corporation Pty Limited
Crusade Euro Trust 1E of 2007	Waratah Securities Australia Limited
Crusade Global Trust 1 of 2007	Westpac Cook Cove Trust I
Crusade Global Trust 2 of 2006	Westpac Cook Cove Trust II
eQR Securities Pty. Limited	Westpac Custodian Nominees Pty Limited
Europe Infrastructure Debt LP	Westpac Databank Pty Limited
Hastings Advisers, LLC	Westpac Equity Pty Limited
Hastings Forestry Investments Limited	Westpac Financial Services Limited
Hastings Forests Australia Pty Limited	Westpac Funds Financing Holdco Pty Limited
Hastings Funds Management (UK) Limited	Westpac Funds Financing Pty Limited
Hastings Funds Management (USA) Inc.	Westpac General Insurance Limited
Hastings Funds Management Asia Pte Limited	Westpac General Insurance Services Limited
Hastings Funds Management Limited	Westpac Lenders Mortgage Insurance Limited
Hastings Infrastructure 1 Limited	Westpac Life Insurance Services Limited
Hastings Infrastructure 2 Limited	Westpac Life-NZ-Limited
Hastings Investment Capital LP	Westpac New Zealand Staff Superannuation Scheme Trustee Limited
Hastings Investment Management (Europe) Limited	Westpac Nominees-NZ-Limited
Hastings Investment Management Pty Ltd	Westpac RE Limited
Hastings Investments GP LLC	Westpac Securities Administration Limited
Hastings Korea Company Limited	Westpac Superannuation Nominees-NZ-Limited

Westpac Group September 2016 Pillar 3 report | 97

Pillar 3 report Appendix III | Level 3 entities’ assets and liabilities

The following legal entities are excluded from the regulatory scope of consolidation.

The total assets and liabilities should not be aggregated because some of the entities are holding companies for other entities in the table shown below.

30 September 2016		Liabilities
$m	Total Assets	(excluding equity)
a) Securitisation
Crusade CP Management Pty Limited	1	-
Crusade Euro Trust 1E of 2006	-	-
Crusade Euro Trust 1E of 2007	263	263
Crusade Global Trust 1 of 2007	469	469
Crusade Global Trust 2 of 2006	-	-
HLT Custodian Trust	-	-
MIF Custodian Trust	-	-
Sydney Capital Corporation Inc.	-	-
Waratah Receivables Corporation Pty Limited	941	941
Waratah Securities Australia Limited	937	937

b) Insurance, funds management and other
Advance Asset Management Limited	47	30
Ascalon Capital Managers (Asia) Limited	59	-
Ascalon Capital Managers Limited	62	9
Asgard Capital Management Limited	59	28
Asgard Wealth Solutions Limited	67	7
BT Funds Management (NZ) Limited	68	17
BT Funds Management Limited	333	261
BT Funds Management No. 2 Limited	20	3
BT Long Term Income Fund	362	362
BT Portfolio Services Limited	101	23
BT Private Nominees Pty Limited	8	1
Canning Park Pte. Ltd	-	-
eQR Securities Pty. Limited	1	-
Europe Infrastructure Debt LP	-	-
Hastings Advisers LLC	-	-
Hastings Forestry Investments Limited	-	-
Hastings Forests Australia Pty Limited	-	-
Hastings Funds Management (UK) Limited	10	4
Hastings Funds Management (USA) Inc.	10	2
Hastings Funds Management Asia Pte Limited	4	1
Hastings Funds Management Limited	30	5
Hastings Infrastructure 1 Limited	-	-
Hastings Infrastructure 2 Limited	-	-
Hastings Investment Capital LP	-	-
Hastings Investment Management (Europe) Limited	-	-
Hastings Investment Management Pty Ltd	2	-
Hastings Investments GP LLC	-	-
Hastings Korea Company Limited	1	1
Hastings Private Equity Fund IIA Pty Limited	-	-
Infrastructure GP 2 LLP	-	-
Infrastructure GP LLP	-	-
Infrastructure Research and Advisory Services Private Limited	-	-
Magnitude Group Pty Limited	20	9
Planwise AU Pty Ltd	13	1
Reinventure Fund, I.L.P.	37	36
Reinventure Fund II I.L.P	6	6
Securitor Financial Group Limited	18	10
St.George Life Limited	68	3

98 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Appendix III | Level 3 entities’ assets and liabilities

30 September 2016		Liabilities
$m	Total Assets	(excluding equity)
Westpac Cook Cove Trust I	-	-
Westpac Cook Cove Trust II	-	-
Westpac Custodian Nominees Pty Limited	-	-
Westpac Databank Pty Limited	-	-
Westpac Equity Pty Limited	-	-
Westpac Financial Services Limited	18	3
Westpac Funds Financing Holdco Pty Limited	-	-
Westpac Funds Financing Pty Limited	-	-
Westpac General Insurance Limited	723	580
Westpac General Insurance Services Limited	61	7
Westpac Lenders Mortgage Insurance Limited	785	582
Westpac Life Insurance Services Limited	9,005	7,513
Westpac Life-NZ-Limited	178	(24)
Westpac New Zealand Staff Superannuation Scheme Trustee Limited	-	-
Westpac Nominees-NZ-Limited	4	-
Westpac RE Limited	12	1
Westpac Securities Administration Limited	15	6
Westpac Superannuation Nominees-NZ-Limited	-	-

Westpac Group September 2016 Pillar 3 report | 99

Pillar 3 report Appendix IV | Regulatory expected loss

Capital deduction for regulatory expected loss

For capital adequacy purposes APRA requires the amount of regulatory expected credit losses in excess of eligible provisions to be deducted from capital. The following table shows how the deduction is calculated.

	30 September	31 March	30 September
$m	2016	2016	2015
Provisions associated with eligible portfolios
Total provisions for impairment charges	3,602	3,669	3,332
plus general reserve for credit losses adjustment[1]	299	208	112
plus provisions associated with partial write-offs	208	288	361
less ineligible provisions[2]	(68)	(72)	(135)
Total eligible provisions	4,041	4,093	3,670
Regulatory expected downturn loss	4,778	4,823	4,351
Shortffall in eligible provisions compared to regulatory expected downturn loss	(737)	(730)	(681)
Common equity Tier 1 capital deduction for regulatory expected downturn loss in excess of eligible provisions[3]	(737)	(730)	(696)

[1]  During 1H16 the general reserve for credit losses (GRCL) adjustment increased following changes to factors used in its calculation. However these changes in and of themselves did not affect the calculation of regulatory expected loss and so had no net impact on the overall level of common equity Tier 1 capital.

[2]  Provisions associated with portfolios subject to the Basel standardised approach to credit risk are not eligible.

[3]  Regulatory expected loss is calculated for portfolios subject to the Basel advanced IRB approach to credit risk. The comparison between regulatory expected loss and eligible provisions is performed separately for defaulted and non-defaulted exposures. As at 30 September 2016, there was no excess of eligible provisions compared to regulatory expected loss for defaulted exposures (31 March 2016: nil).

100 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Appendix V | APS330 quantitative requirements

The following table cross-references the quantitative disclosure requirements given by Attachments A, C, D and E of APS330 to the quantitative disclosures made in this report. The continuous reporting requirements for capital instruments under Attachment B are satisfied separately and can be found on the regulatory disclosures section on the Westpac website

In addition to this report, the regulatory disclosures section of the Westpac website1 contains the reporting requirements for:

●    Capital instruments under Attachment B of APS330; and

●    The identification of potential Global-Systemically Important Banks (G-SIB) under Attachment H of APS330 (disclosed annually).

APS330 reference		Westpac disclosure	Page
General Requirements
Paragraph 12	(a) (c) to (d)	Balance Sheet Reconciliation	89
Paragraph 13		Level 3 entities’ assets and liabilities	98
Paragraph 47		Summary leverage ratio	19

Attachment A:
Table 1: Capital disclosure template		Capital disclosure template	92

Attachment C:
Table 3: Capital adequacy	(a) to (e)	Capital requirements	17
	(f)	Westpac’s capital adequacy ratios	16
		Capital adequacy ratios of major subsidiary banks	16

Table 4: Credit risk	(a)	Exposure at Default by major type	29
	(b)	Impaired and past due loans by portfolio	36
	(c)	General reserve for credit losses	28

Table 5: Securitisation exposures	(a)	Banking book summary of securitisation activity by asset type	64
	(b)	Banking book summary of on and off-balance sheet securitisation by exposure type	65
		Trading book summary of on and off-balance sheet securitisation by exposure type	69

Attachment D:
Table 6: Capital adequacy	(b) to (f)	Capital requirements	17
	(g)	Westpac’s capital adequacy ratios	16
		Capital adequacy ratios of major subsidiary banks	16
Table 7: Credit risk - general disclosures	(b)	Exposure at Default by major type	29
	(c)	Exposure at Default by geography	34
	(d)	Exposure at Default by industry classification	31
	(e)	Exposure at Default by residual contractual maturity	35
	(f)	Impaired and past due loans by industry classification	37
	(g)	Impaired and past due loans by geography	38
	(h)	Movement in provisions for impairment charges	39
	(h)	Loan impairment provisions	28
	(i)	Exposure at Default by measurement method	30
	(j)	General reserve for credit losses	28
Table 8: Credit risk - disclosures for portfolios subject to the standardised approach and supervisory risk-weights in the IRB approaches (formerly Table 5)	(b)	Portfolios subject to the standardised approach	40
		Property finance	41
		Project finance	42

[1] http://www.westpac.com.au/about-westpac/investor-centre/financial-information/regulatory-disclosures/

Westpac Group September 2016 Pillar 3 report | 101

Pillar 3 report Appendix V | APS330 quantitative requirements

102 | Westpac Group September 2016 Pillar 3 report

Pillar 3 report Appendix V | APS330 quantitative requirements

APS330 reference		Westpac disclosure	Page
Table 13: Market risk - disclosures for ADIs using the standard method	(b)	Market Risk regulatory capital and risk weighted assets	72
Table 14: Market risk - disclosures for ADIs using the IMA for trading portfolios	(d)	VaR and Stressed VaR by risk type	73
Table 16: Equities - disclosures for banking book positions	(b) to (c)	Book value of listed equity exposures by industry classification / Book value of unlisted equity exposures by industry classification	80
	(d) to (e)	Gains/losses	80
	(f)	Capital requirement[1]	NA
Table 17: Interest rate risk in the banking book	(b)	Change in economic value of sudden upward and downward movement in interest rates	82
	(b)	Capital requirement	82

Attachment E
Table 18: Leverage ratio disclosure template		Leverage ratio disclosure	19
Table 19: Summary comparison of accounting assets vs leverage ratio exposure measure		Summary comparison of accounting assets vs leverage ratio exposure measure	20

Attachment F
Table 20: Liquidity Coverage Ratio disclosure template		Liquidity Coverage Ratio disclosure	76

Attachment G2
Table 21: Remuneration disclosure requirements	(g)	Governance structure	85
	(h)	Senior manager and material risk taker payments	88
	(i)	Deferred remuneration	87
	(j)	Total value of remuneration awards	87
	(k)	Implicit and explicit adjustments	87

[1] Equity exposures are not risk weighted at Level 2. [2] Remuneration disclosure is an annual reporting requirement under APS330.

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Pillar 3 report Glossary

Term	Description
Actual losses	Represent direct write-offs and write-offs from provisions after adjusting for recoveries.
Additional Tier 1 capital

Comprises high quality components of capital that provide a permanent and unrestricted commitment of funds that are freely available to absorb losses but rank behind claims of depositors and other more senior creditors. They also provide for fully discretionary capital distributions.

Alternate Liquid Assets (ALA)	Assets that qualify for inclusion in the numerator of the LCR in jurisdictions where there is insufficient supply of HQLA.
Advanced measurement approach (AMA)	The capital requirement using the AMA is based on a bank’s internal operational risk systems, which must both measure and manage operational risk.
Assets intended to be securitised	Represents securitisation activity from the end of the reporting period to the disclosure date of this report.
Australian accounting standards (AAS)	A set of Australian reporting standards and interpretations issued by the Australian Accounting Standards Board.
Australian and New Zealand standard industrial classification (ANZSIC)	A code used by the Australian Bureau of Statistics and Statistics New Zealand for classifying businesses.
Authorised deposit-taking institution (ADI)	ADIs are corporations that are authorised under the Banking Act 1959 to carry on banking business in Australia.
Banking book	The banking book includes all securities that are not actively traded by Westpac.
Cash EPS compound annual growth rate (CAGR)	An internal measure used to assess performance by measuring growth in cash earnings per share over a three year performance period.
Committed Liquidity Facility (CLF)	Facility established with the RBA to cover the shortfall in Australian dollars between the ADI’s holding of HQLA and net cash outflows. The CLF is an ALA for the Group’s LCR calculation.
Common equity Tier 1 (CET1) capital	The highest form of capital. The key components of common equity are shares, retained earnings and undistributed current year earnings.
Credit valuation adjustment (CVA) risk	Refer to mark-to-market related credit risk.
Default

A customer default is deemed to have occurred when Westpac considers that either or both of the following events have taken place:

●    the customer is unlikely to pay its credit obligations to its financiers in full, without recourse by any of them to actions such as realising security (where held); and

●    the customer is past due 90 or more calendar days on any material credit obligation to its financiers. Overdrafts will be considered past due once the customer has breached an advised limit, or been advised of a limit smaller than the current outstandings.

Double default rules

Double default applies to exposures where a particular obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and loss will only occur if both obligor and counterparty default. In this instance, capital can be reduced.

Exposure at default (EAD)	EAD represents an estimate of the amount of committed exposure expected to be drawn by the customer at the time of default.
Extended licensed entity (ELE)	An Extended Licensed Entity (ELE) comprises an ADI and any subsidiaries of the ADI that have been approved by APRA as being part of a single ‘stand-alone’ entity.
External credit assessment institution (ECAI)

ECAI is an external institution recognised by APRA (directly or indirectly) to provide credit assessment in determining the risk-weights on financial institutions’ rated credit exposures (including securitisation exposures).

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Pillar 3 report Glossary

Facilities 90 days or more past due date not impaired

Includes facilities where:

●    contractual payments of interest and/or principal are 90 or more calendar days overdue, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days; or

●    an order has been sought for the customer’s bankruptcy or similar legal action has been instituted, which may avoid or delay repayment of its credit obligations; and

●    the estimated net realisable value of assets/security to which Westpac has recourse is sufficient to cover repayment of all principal and interest, or where there are otherwise reasonable grounds to expect payment in full and interest is being taken to profit on an accrual basis.

These facilities, while in default, are not treated as impaired for accounting purposes.

Geography	Geographic segmentation of exposures is based on the location of the office in which these items were booked.
High-quality liquid assets (HQLA)	Assets which meet APRA’s criteria for inclusion as HQLA in the numerator of the LCR.
Impaired assets

Includes exposures that have deteriorated to the point where full collection of interest and principal is in doubt, based on an assessment of the customer’s outlook, cashflow, and the net realisation of value of assets to which recourse is held:

●    facilities 90 days or more past due, and full recovery is in doubt: exposures where contractual payments are 90 or more days in arrears and the net realisable value of assets to which recourse is held may not be sufficient to allow full collection of interest and principal, including overdrafts or other revolving facilities that remain continuously outside approved limits by material amounts for 90 or more calendar days;

●    non-accrual assets: exposures with individually assessed impairment provisions held against them, excluding restructured loans;

●    restructured assets: exposures where the original contractual terms have been formally modified to provide for concessions of interest or principal for reasons related to the financial difficulties of the customer;

●    other assets acquired through security enforcement (includes other real estate owned): includes the value of any other assets acquired as full or partial settlement of outstanding obligations through the enforcement of security arrangements; and

●    any other assets where the full collection of interest and principal is in doubt.

Industry

Exposures to businesses, government and other financial institutions are classified into industry clusters based upon groups of related ANZSIC codes. Companies that operate in multiple industries are classified according to their primary industry. Consumer customers as classified as “retail” and not further broken down.

Interest rate risk in the banking book (IRRBB)	The risk to current and future year interest income arising from a mismatch between the duration of assets and liabilities that arises in the normal course of banking activities.

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Pillar 3 report Glossary

Internal assessment approach (IAA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The internal assessment approach, a more complex approach, and subject to approval from APRA for use, may be used when there is an inability to use either the Ratings-Based Approach (no external rating available) or the supervisory formula approach. The internal assessment approach may be used to risk-weight exposures relating to residential mortgages (excluding reverse mortgages), trade receivables, equipment receivables and auto loans.

Internal ratings-based approach (IRB & Advanced IRB)

These approaches allow banks to use internal estimates of the risks of their loans as inputs into the determination of the amount of credit risk capital needed to support the organisation. In the Advanced IRB approach, banks must supply their own estimates for all three credit parameters – Probability of Default, Loss Given Default and Exposure at Default.

Leverage ratio

The leverage ratio is defined by APRA as Tier 1 capital divided by the “Exposure measure” and is expressed as a percentage. “Exposure measure” includes on-balance sheet exposures, derivatives exposures, securities financing transaction (SFT) exposures, and other off-balance sheet exposures.

Liquidity coverage ratio (LCR)

An APRA requirement to maintain an adequate level of unencumbered high quality liquid assets, to meet liquidity needs for a 30 calendar day period under an APRA-defined severe stress scenario. Absent a situation of financial stress, the value of the LCR must not be less than 100%, effective 1 January 2015. LCR is calculated as the percentage ratio of stock of HQLA, CLF and qualifying Reserve Bank of New Zealand securities over the total net cash out flows in a modelled 30 day defined stressed scenario.

Loss given default (LGD)

The LGD represents an estimate of the expected severity of a loss to Westpac should a customer default occur during a severe economic downturn. Westpac assigns LGD to each credit facility, assuming an event of default has occurred and taking into account a conservative estimate of the net realisable value of assets to which Westpac has recourse and over which it has security. LGDs also reflect the seniority of exposure in the customer’s capital and debt structure.

Maturity	The maturity date used is drawn from the contractual maturity date of the customer loans.
Mark-to-market related credit risk	The risk of mark-to-market losses related to deterioration in the credit quality of a derivative counterparty also referred to as credit valuation adjustment (CVA) risk.
Monte Carlo simulation	A method of random sampling to achieve numerical solutions to mathematical problems.
Net cash outflows	Total expected cash outflows minus total expected cash inflows in the specified LCR stress scenario calculated in accordance with APRA’s liquidity standard.
Net interest income at risk (NaR)	BRCC-approved limit expressed as a deviation from the benchmark hedge level over a 1-year time frame, at a 99% confidence level.
Off-balance sheet exposure

Credit exposures arising from facilities that are not recorded on Westpac’s balance sheet (under accounting methodology). Undrawn commitments and the expected future exposure calculated for Westpac’s derivative products are included in off-balance sheet exposure.

On balance sheet exposure	Credit exposures arising from facilities that are recorded on Westpac’s balance sheet (under accounting methodology).
Potential future credit exposure (PFCE)	The PFCE for each transaction is calculated by multiplying the effective notional principal amount by a credit conversion factor specified in APS112.
Probability of default (PD)	Probability of default is a through-the-cycle assessment of the likelihood of a customer defaulting on its financial obligations within one year.

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Pillar 3 report Glossary

Ratings-based approach (RBA)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The Ratings-Based Approach relies on the number of assets in the transaction and the external credit rating of the tranche to determining a regulatory risk-weight.

Regulatory expected loss (EL)

For regulatory purposes EL is defined as:

●    for non-defaulted exposures, the product of PD, LGD and EAD; and

●    for defaulted exposures, the best estimate of expected loss for that exposure. It is equivalent to provisions for impaired assets and represents charges already realised through Westpac’s earnings.

Regulatory EL is not calculated for standardised portfolios and is based on mandated risk-weights for specialised lending portfolios. Regulatory EL should not be interpreted as an estimate of long-run expected loss because the LGDs used in all regulatory calculations are calibrated to reflect stressed economic conditions rather than long run averages.

Resecuritisation

A resecuritisation exposure is a securitisation exposure in which the risk associated with an underlying pool of exposures is tranched and at least one of the underlying exposures is a securitisation exposure. In addition, an exposure to one or more resecuritisation exposures is a resecuritisation exposure;

Risk weighted assets (RWA)

Assets (both on and off-balance sheet) are risk weighted according to each asset’s inherent potential for default and what the likely losses would be in case of default.  In the case of non asset based risks (ie market and operational risk), RWA is determined by multiplying the capital requirements for those risks by 12.5.

Securitisation purchased	The purchase of third party securitisation exposure, for example residential mortgage backed securities.
Securitisation retained	Securitisation exposures arising through Westpac originated assets or generated by Westpac third party securitisation activity.
Securities financing transactions (SFT)

APRA defines SFTs as “transactions such as repurchase agreements, reverse repurchase agreements, and security lending and borrowing, and margin lending transactions, where the value of the transactions depends on the market valuation of securities and the transactions are typically subject to margin agreements.”

Sponsor

An ADI would generally be considered a sponsor if it, in fact or substance, manages or advises the securitisation program, places securities into the market, or provide liquidity and/or credit enhancements.

Standard model	The standard model for Market risk applies supervisory risk weights to trading positions.
Stressed VaR	Stressed VaR uses the approved VaR model but applies a period of significant market stress. Market risk capital is estimated by adding Stressed VaR to regular VaR.
Substitution approach

Substitutions refers to the rules governing the circumstances when capital can be reduced because an obligor’s exposure has been hedged by the purchase of credit protection from a counterparty and the counterparty’s PD is used in place of the obligors’ PD.

Supervisory formula (SF)

Basel III provides three approaches to determine the risk-weight for a securitisation transaction, where the term securitisation includes any complex credit derivative. The supervisory formula is used when the Ratings-Based Approach is unable to be used.

Tier 2 capital	Includes other capital elements, which, to varying degrees, fall short of the quality of Tier 1 capital but still contribute to the overall strength of an entity as a going concern.

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Pillar 3 report Glossary

Trading book

Trading book activity represents dealings that encompass book running and distribution activity. The types of market risk arising from trading activity include interest rate risk, foreign exchange risk, commodity risk, equity price risk, credit spread risk and volatility risk. Financial Markets and Treasury are responsible for managing market risk arising from Westpac’s trading activity.

Value at risk (VaR)

VaR is the potential loss in earnings from adverse market movements and is calculated over a one-day time horizon at a 99% confidence level using a minimum of one year of historical rate data. VaR takes account of all material market variables that may cause a change in the value of the trading portfolio and the banking book including interest rates, foreign exchange rates, price changes, volatility, and the correlation among these variables.

Exchange rates

The following exchange rates were used in the Westpac Pillar 3 report, and reflect spot rates for the period end.

	$30 September 2016	31 March 2016	30 September 2015
USD	0.7618	0.7652	0.6997
GBP	0.5875	0.5336	0.4615
NZD	1.0487	1.1092	1.0983
EUR	0.6788	0.6763	0.6227

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Pillar 3 report Disclosure regarding forward-looking statements

This report contains statements that constitute ‘forward-looking statements’ within the meaning of Section 21E of the US Securities Exchange Act of 1934.

Forward-looking statements are statements about matters that are not historical facts. Forward-looking statements appear in a number of places in this report and include statements regarding Westpac’s intent, belief or current expectations with respect to its business and operations, market conditions, results of operations and financial condition, including, without limitation, future loan loss provisions and financial support to certain borrowers. Words such as ‘will’, ‘may’, ‘expect’, ‘intend’, ‘seek’, ‘would’, ‘should’, ‘could’, ‘continue’, ‘plan’, ‘estimate’, ‘anticipate’, ‘believe’, ‘probability’, ‘risk’, ‘aim’ or other similar words are used to identify forward-looking statements. These forward-looking statements reflect Westpac’s current views with respect to future events and are subject to change, certain risks, uncertainties and assumptions which are, in many instances, beyond Westpac’s control, and have been made based upon management’s expectations and beliefs concerning future developments and their potential effect upon Westpac. There can be no assurance that future developments will be in accordance with Westpac’s expectations or that the effect of future developments on Westpac will be those anticipated. Actual results could differ materially from those expected, depending on the outcome of various factors, including, but not limited to:

●	the effect of, and changes in, laws, regulations, taxation or accounting standards or practices and government policy, particularly changes to liquidity, leverage and capital requirements;

●	regulatory investigations, litigation, fines, penalties, restrictions or other regulator imposed conditions;

●

the stability of Australian and international financial systems and disruptions to financial markets and any losses or business impacts Westpac or its customers or counterparties may experience as a result;

●	market volatility, including uncertain conditions in funding, equity and asset markets;

●	adverse asset, credit or capital market conditions;

●	the conduct, behaviour or practices of Westpac or its staff;

●	changes to Westpac’s credit ratings or to the methodology used by credit rating agencies;

●	levels of inflation, interest rates, exchange rates and market and monetary fluctuations;

●	market liquidity and investor confidence;

●

changes in economic conditions, consumer spending, saving and borrowing habits in Australia, New Zealand and in other countries in which Westpac or its customers or counterparties conduct their operations and Westpac’s ability to maintain or to increase market share and control expenses;

●	the effects of competition in the geographic and business areas in which Westpac conducts its operations;

●	information security breaches, including cyberattacks;

●	reliability and security of Westpac’s technology and risks associated with changes to technology systems;

●	the timely development and acceptance of new products and services and the perceived overall value of these products and services by customers;

●	the effectiveness of Westpac’s risk management policies, including internal processes, systems and employees;

●	the incidence or severity of Westpac insured events;

●	the occurrence of environmental change or external events in countries in which Westpac or its customers or counterparties conduct their operations;

●	internal and external events which may adversely impact Westpac’s reputation;

●	changes to the value of Westpac’s intangible assets;

●	changes in political, social or economic conditions in any of the major markets in which Westpac or its customers or counterparties operate;

●	the success of strategic decisions involving diversification or innovation, in addition to business expansion and integration of new businesses; and

●	various other factors beyond Westpac’s control.

The above list is not exhaustive. For certain other factors that may impact on forward-looking statements made by Westpac, refer to ‘Risk factors’ in Westpac’s 2016 Annual Report. When relying on forward-looking statements to make decisions with respect to Westpac, investors and others should carefully consider the foregoing factors and other uncertainties and events.

Westpac is under no obligation to update any forward-looking statements contained in this report, whether as a result of new information, future events or otherwise, after the date of this report.

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